UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934

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THE GOODYEAR TIRE & RUBBER COMPANY
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HOW WE WIN

INNOVATION EXCELLENCE

We create leading technologies, products and services that anticipate the mobility and sustainability needs of consumers and fleets

SALES & MARKETING EXCELLENCE

We capture the value of our brands and grow our market share, helping our customers win in their markets and ensuring we are the preferred choice of consumers

OPERATIONAL EXCELLENCE

We relentlessly improve our safety, quality and efficiency. We deliver the right tire, to the right place, at the right time, at the right cost

Delivering For Our Customers

A LETTER FROM OUR CHAIRMAN OF THE BOARD
Dear Fellow Goodyear Shareholder,
Thank you for your continued investment in Goodyear. On behalf of the Board of Directors, I am pleased to invite you to attend the 2026 Annual Meeting of Shareholders.
It has been my privilege to serve as Chairman of Goodyear’s Board of Directors during this important time in our Company’s history. On behalf of the full Board, I would like to reaffirm our commitment to representing the interests of our shareholders through strong, independent oversight of Goodyear. From that perspective, I am pleased to share an update on some of the Board’s key priorities over the past year.
GOODYEAR’S TRANSFORMATION
Since we announced Goodyear Forward in late 2023, the Board has overseen consistent execution of the Company’s transformation plan, culminating in 2025 with the completion of the plan. We successfully completed the three divestitures included in the plan and significantly deleveraged our balance sheet with the proceeds from those asset sales. And while we fell somewhat short of our margin target, we nevertheless remained focused on our profitability by aggressively managing our cost structure, introducing new product lines and improving the efficiency of our manufacturing operations – all while navigating a tumultuous industry environment.
We are proud of these accomplishments and, looking ahead, remain confident in the leadership team’s ability to execute on the next phase of Goodyear’s transformation. We have taken meaningful steps to ensure the right team is in place, and this team has steadily advanced the Company’s strategic priorities while fostering the high-performance, result-driven culture we value.
BOARD COMPOSITION AND EVOLUTION
We continue to assess the composition of Goodyear’s Board to ensure it most effectively supports Goodyear’s evolving strategy and risks. In May 2025, I was delighted to welcome Jason Winkler to our Board as an independent director. Jason’s global finance leadership experience will be invaluable as Goodyear pursues its transformational initiatives.
I am also excited that the Board has nominated Julie Hamilton for consideration by you at the 2026 Annual Meeting. Julie’s extensive branded consumer products experience will provide us with valuable insights as we pursue our goal of being #1 in Tires and Service. Julie’s nomination continues the Board’s ongoing refreshment efforts – Julie will become the fifth new independent director to be added to the Board since 2023 following her election.
At the same time, the Board has continued to optimize the composition of its committees in anticipation of future changes and needs and to ensure a balanced mix of perspectives and experiences.
I’d also like to thank departing Board members Werner Geissler and John McGlade for their service on the Goodyear Board. Since joining the Board, Werner and John have both served as Committee chairs, provided valuable guidance and leadership, and been instrumental in overseeing the Company’s transformation.
SHAREHOLDER ENGAGEMENT
As always, the Board considers our actions and priorities in the context of feedback from shareholders. In 2025, Goodyear actively reached out to our shareholders, engaging with institutional shareholders representing 51% of outstanding shares. We discussed topics ranging from the evolution of our Board to details about progress on Goodyear Forward. The feedback we receive continues to be a valuable input for our directors and is clearly reflected in our corporate governance practices and executive compensation programs.
On behalf of the Board, thank you for your continued investment in and support of Goodyear. We look forward to welcoming you at our Annual Meeting.
Sincerely,

Laurette T. Koellner Chairman of the Board March 6, 2026

A LETTER FROM OUR CHIEF EXECUTIVE OFFICER AND PRESIDENT
Dear Fellow Goodyear Shareholder,
As I reflect on my first two years as Chief Executive Officer and President of Goodyear, I’m proud of our focused execution and the strong momentum we have built.
Throughout 2025, our team positioned Goodyear for sustainable growth by advancing our Goodyear Forward transformation plan — focused on optimizing our product portfolio, delivering margin expansion and reducing leverage — with discipline, resilience and focus.
During the year, we completed the three planned divestitures included in the program – the Chemical and Off-the-Road Tire businesses and the Dunlop brand. We significantly deleveraged our balance sheet and further sharpened our focus on margin and profitability, accelerating the transformation of our manufacturing operations and introducing new premium product lines that better meet customer and market needs.
Importantly, we delivered this progress in the face of a business environment marked by volatility and global trade disruption. In response, we took meaningful steps to adapt to challenging market dynamics, including driving a renewed focus on high-value market segments, increasing the vitality of our product portfolio, with 30 percent more new offerings – the most in the company’s history – and refreshing our brand and customer programs in key markets. Together, these actions delivered significant cost savings, improved performance and established a strong foundation for long-term value creation.
I want to express my sincere appreciation to all our associates who worked as one global team to navigate a difficult environment by consistently putting our customers at the center of everything we do. I would also like to extend my gratitude and congratulations to two of our longer-serving directors, Werner Geissler and John McGlade, who will retire from the Board in 2026. Their leadership and counsel have been instrumental in laying the foundation for our future success.
Our achievements in 2025 have paved the way for a more durable earnings profile, and we remain deeply committed to delivering profitable growth and long-term shareholder value in 2026 and beyond.
Thank you for your support of Goodyear. I look forward to updating you on our progress throughout the year.
Sincerely,

Mark W. Stewart Chief Executive Officer and President March 6, 2026

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT
To our shareholders:
The 2026 Annual Meeting of Shareholders of The Goodyear Tire & Rubber Company, an Ohio corporation (“Goodyear,” “Company,” “we,” “our” or “us”), will be held in a virtual format only on Monday, April 13, 2026 at 4:30 p.m., Eastern Time, for the following purposes (the “Annual Meeting”):

1.	To elect the twelve members of the Board of Directors named in the Proxy Statement to serve one-year terms expiring at the 2027 Annual Meeting of Shareholders (Proposal 1);

2.	To consider and approve an advisory resolution regarding the compensation of our named executive officers (Proposal 2);

3.	To consider and approve a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026 (Proposal 3); and

4.	To act upon such other matters and to transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

If you are not able to attend, we hope that you will vote by proxy. These proxy materials contain detailed information about the matters on which we are asking you to vote. Please read the materials, including the Board’s recommendation on each Proposal, thoroughly.
Your vote is very important to us.
Daniel T. Young
Secretary
March 6, 2026
By order of the Board of Directors

Location: Virtual Shareholders Meeting www.virtualshareholdermeeting.com/GT2026 See page 76 for further information regarding attending the virtual meeting.

Time & Date: Monday, April 13, 2026 at 4:30 p.m., Eastern Time

The Board of Directors fixed the close of business on February 17, 2026 as the record date for determining shareholders entitled to notice of, and to vote at, the 2026 Annual Meeting. Only holders of record of shares of common stock, without par value, of Goodyear (“Common Stock”) at the close of business on February 17, 2026 will be entitled to vote at the 2026 Annual Meeting and postponements or adjournments, if any, thereof.

How to Vote:

Please vote via the internet or by telephone or complete, date and sign your Proxy and return it promptly in the enclosed envelope

i

PROXY STATEMENT SUMMARY

This summary is an overview of information that you will find elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. This proxy statement and the form of proxy are first being sent to shareholders on or about March 6, 2026.

PROPOSALS AND BOARD RECOMMENDATIONS

PROPOSAL		BOARD’S VOTING RECOMMENDATION	PAGE REFERENCE

1.	Election of Directors	FOR each Nominee	12

2.	Advisory Vote on Executive Compensation	FOR	20

3.	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	71

BUSINESS OVERVIEW
Goodyear is one of the world’s leading manufacturers of tires, engaging in operations in most regions of the world. In 2025, our net sales were $18,280 million and Goodyear net loss was $1,721 million. We develop, manufacture, distribute and sell tires for most applications through our strong portfolio of brands, led by the Goodyear brand, one of the most recognizable brand names in the world, as well as the Cooper, Mickey Thompson, Kelly, Mastercraft, Roadmaster, Debica, Sava and Fulda brands.
We are one of the world’s largest operators of commercial truck service and tire retreading centers. We operate approximately 750 retail outlets where we offer our products for sale to consumer and commercial customers and provide repair and other services. We have a pervasive distribution network that is focused on making the tire buying process easier — with a concentrated network of aligned third-party distributors, approximately 350 warehouse distribution facilities, and a leading business-to-consumer e-commerce platform.
We manufacture our products in 49 manufacturing facilities in 19 countries, including the United States, and we have marketing operations in almost every country around the world. We employ approximately 63,000 full-time and temporary associates worldwide.

ii	PROXY STATEMENT SUMMARY

2025 OPERATING RESULTS
2025 was marked by heightened uncertainty driven by geopolitical developments and rapid shifts in the global trade environment. These dynamics pressured our industry, particularly in consumer replacement and commercial truck, where significant increases in inventory levels created divergence between sell-in to, and sell-out from, the distribution channels. Against this backdrop, we remained focused on controlling the controllables. Through disciplined execution of our Goodyear Forward plan, we delivered $1.5 billion of run-rate segment operating income savings. Additionally, we generated more than $2.3 billion of asset sale proceeds, exceeding our target by over $300 million.
For the year, Goodyear generated revenue of $18.3 billion and segment operating income of $1.1 billion. The actions taken under Goodyear Forward have structurally improved our cost base and meaningfully improved the balance sheet through net debt reduction.
Importantly, the discipline required to execute Goodyear Forward has become embedded into our company’s DNA. This is evident across the organization, and especially in how we bring new products to market, where enhanced cross-functional rigor in product planning, manufacturing efficiency, and go-to-market execution has reinforced accountability and performance.
As a result, we’ve driven renewed focus on high-value segments of the market and strengthened the vitality of our portfolio, launching 30% more new products in 2025, which was the most in Goodyear’s history. We also continued to secure premium OE fitment wins globally, which we expect will support profitable replacement pull-though in the years ahead.
Looking forward, we believe accelerating mix improvement, building a more connected value chain, and deepening industry partnerships will be central to creating long-term stakeholder value. At the same time, cost discipline is embedded in how we operate. While the environment remains unpredictable, we will continue to identify opportunities to do more with less.
Taken together, 2025 was a year in which we operated with sharper strategic focus, strengthened cost discipline, and improved financial resilience despite significant external disruption. The structural improvements delivered through Goodyear Forward, combined with balance sheet repair and portfolio optimization, have positioned the company to drive durable earnings expansion and stronger cash generation over time. The outcome is an improved Goodyear – a more focused, more premium, and more financially capable business aligned with the most attractive structural trends in the industry.

PROXY STATEMENT SUMMARY	iii

SHAREHOLDER ENGAGEMENT AND RESPONSIVENESS
We believe that it is important for us to communicate regularly with shareholders regarding areas of interest or concern. We have a robust shareholder engagement program that includes an annual outreach that is focused on our long-term business strategy, executive compensation, corporate governance, corporate responsibility and other topics suggested by our shareholders. Our annual outreach helps to ensure that our shareholders are heard and able to communicate directly with us on these important matters.

OUR ANNUAL ENGAGEMENT PROCESS

1	2	3	4

Spring •Review voting results from annual meeting of shareholders, including investor feedback and input	Summer •Plan for outreach to institutional investors to discuss governance, compensation and corporate responsibility practices and shareholder feedback	Fall •Conduct meetings with our investors •Review investor feedback with the Board and use it to make appropriate changes and enhanced disclosures	Winter •Proxy statement is developed with Board oversight •Conduct follow-up conversations with investors to address important annual meeting issues

As part of our annual outreach (based on our outstanding Common Stock as of September 30, 2025):

			We requested the opportunity to meet with shareholders representing 57% of outstanding shares held by institutional investors.

			We engaged with shareholders representing 51% of outstanding shares held by institutional investors.

iv	PROXY STATEMENT SUMMARY

Our outreach this year gave us an opportunity to discuss:
•Business and Strategy: Recent financial and strategic highlights, including meaningful progress on our Goodyear Forward transformation plan.
•Board of Directors: Ongoing refreshment efforts, as well as the alignment of director skills with Goodyear’s strategy and oversight responsibilities.
•Executive Compensation: Overview of our compensation program and disclosures, which shareholders have continued to support, including recent program enhancements based on shareholder feedback.
•Corporate Responsibility: Progress towards achieving the “Better Future” ambitions detailed in our Corporate Responsibility Report.
In addition to our annual outreach process, we proactively reach out to, and engage with, shareholders year-round.

ADDITIONAL SHAREHOLDER ENGAGEMENT

•We communicate with investors and analysts during quarterly earnings calls.
•We participate in industry presentations and conferences.
•We host regular calls with shareholders and investor groups.
•We regularly share information with our investors, including through our SEC filings, press releases and our company website.
•We publish an annual corporate responsibility report.

PROXY STATEMENT SUMMARY	v

EXECUTIVE COMPENSATION HIGHLIGHTS
Our executive compensation program is designed to support achievement of our business objectives and to serve the long-term interests of our shareholders and is strongly aligned to Company performance and measurable financial and other metrics, thereby aligning management’s interests with our shareholders’ interests by focusing management on driving increased shareholder value. Our financial and other metrics also continue to be aligned with our strategic objectives, as shown in the table below.

	STRATEGIC OBJECTIVE	METRIC

	Profitability	SOI Margin, Net Income and 3-year margin growth aligned with Goodyear Forward

	Strong Liquidity	Free Cash Flow

	Return Generated on Investments in Business	Cash Flow Return on Capital

	Superior Shareholder Returns	Relative TSR Modifier

	Specific Drivers of Business	Strategic Objectives

The resulting compensation for our named executive officers is comprised of a mix of variable and fixed compensation that is strongly linked to our performance. For 2025, our compensation metrics were:

	INCENTIVE PROGRAM	METRICS		WEIGHTING

ANNUAL INCENTIVES	Annual Incentive Plan	Free Cash Flow			40%

		Segment Operating Income (SOI) Margin			40%

		Strategic Objectives (Reduction in Greenhouse Gas Emissions, People Environment Care Maturity and Individual Strategic Objectives)			20%

LONG-TERM AWARDS	Performance-Based Awards (Paid out in Equity and Cash)	2025 - 2027 Awards 2025 Performance Period Financial Metrics

		Net Income	40%	Three-year Relative TSR Modifier + /– 20%

		Cash Flow Return on Capital	40%

		3-Year Margin Growth	20%

	Restricted Stock Units	Three-year ratable vesting

vi	PROXY STATEMENT SUMMARY

DIRECTOR NOMINEES
Our well-qualified and diverse group of directors brings an important mix of leadership, boardroom and operating experience to Goodyear. Our directors provide us with critical insights on many important issues facing our business. These collective attributes enable the Board to exercise appropriate independent oversight of management and pursue long-term, sustainable shareholder value creation by providing strategic input on the development and oversight of the implementation of our long-term strategy.
Our Board seeks to have well-balanced tenures, with longer serving directors who provide knowledge of our business through industry cycles and newer directors with fresh perspectives.
Consistent with our Corporate Governance Guidelines, the Governance Committee seeks nominees who will provide a diversity of perspectives in Board deliberations, as well as diversity in personal characteristics, such as age, gender and ethnicity. The Governance Committee and the Board believe that Goodyear’s current Board composition is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders.
The composition of the nominees for election to the Board at the 2026 Annual Meeting is reflected below. See Proposal 1 for additional details.

BOARD TENURE		INDEPENDENCE	GENDER DIVERSITY	RACIAL/ETHNIC DIVERSITY

0-4 Years	7
5-10 Years	2
11+ Years	3

DIRECTOR SKILLS AND QUALIFICATIONS

CEO/CFO Experience			Automotive	Sales and Marketing
		6/12	4/12	4/12

Finance/M&A/Capital Markets			Technology	Business Transformation
		7/12	7/12	11/12

Manufacturing			International	Legal/Regulatory
		10/12	10/12	1/12

PROXY STATEMENT SUMMARY	vii

CORPORATE GOVERNANCE HIGHLIGHTS

WE HAVE AN ABIDING COMMITMENT TO GOOD GOVERNANCE, AS ILLUSTRATED BY THE FOLLOWING PRACTICES:

•Annually elected directors; no classified board
•Majority voting for the election of directors with a resignation policy
•Independent Board Chairman with clear, robust responsibilities
•100% independent audit, compensation and nominating committees
•Regular executive sessions of the independent directors
•Conduct annual Board and Committee evaluations
•Proxy access available to 3 year, 3% shareholders for up to 20% of Board
•Overboarding policy in place for directors
•No poison pill in place
•Shareholders have the right to call a special meeting at 25%
•Robust claw-back policy for accounting restatements and detrimental conduct
•Clear and robust corporate governance guidelines
•Robust share ownership guidelines and share retention covering directors and officers
•Maintain a leading corporate responsibility program with Board oversight

USE OF FORWARD-LOOKING STATEMENTS AND NON-GAAP FINANCIAL MEASURES
For additional information regarding our use of forward-looking statements in this Proxy Statement, see Exhibit A. For additional information regarding total segment operating income, which is a non-GAAP financial measure, including a reconciliation to the most directly comparable GAAP financial measure, see Exhibit B.

1
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Goodyear is committed to having sound corporate governance principles. Having such principles is essential to running Goodyear’s business efficiently and to maintaining Goodyear’s integrity in the marketplace. Goodyear’s Corporate Governance Guidelines, Business Conduct Manual, Board of Directors and Executive Officers Conflict of Interest Policy and charters for each of the Audit, Human Capital and Compensation, Corporate Responsibility and Compliance and Governance Committees are available at https://corporate.goodyear.com/us/en/investors/governance.html. Please note, however, that information contained on the website is not incorporated by reference in this Proxy Statement or considered to be a part of this document. A copy of the committee charters and corporate governance policies may also be obtained upon request to the Goodyear Investor Relations Department.
COMMITTEE MEMBERSHIP AND MEETINGS HELD DURING 2025

		COMMITTEES
	INDEPENDENT	AUDIT	HUMAN CAPITAL & COMPENSATION	CORPORATE RESPONSIBILITY & COMPLIANCE	FINANCE	GOVERNANCE	EXECUTIVE

Ms. Clayton

Mr. Firestone

Mr. Geissler

Mr. Hinrichs

Ms. Koellner, Chairman

Ms. Lewis

Mr. McGlade

Mr. Mitchell

Ms. Siu

Mr. Stewart

Mr. Wessel

Mr. Winkler

Mr. Wood

Number of Meetings in 2025		6	5	4	3	4	0

Chair	Member

2	CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
BOARD LEADERSHIP STRUCTURE
Since January 29, 2024, the Board has separated the roles of Chairman of the Board of Directors and Chief Executive Officer. Ms. Koellner, the former Lead Director, is Chairman of the Board. The Board believes that this leadership structure is the most appropriate for the Company and its shareholders at this time. The Board does not have a specific policy with respect to separating or combining the roles of Chairman and Chief Executive Officer, or whether the Chairman should be an employee or non-employee director, and will continue to review the Board leadership structure in light of corporate governance standards, market practice and the Company’s specific needs and circumstances.
Currently, the Board believes that having Ms. Koellner serve as Chairman and Mr. Stewart serve as Chief Executive Officer and President best positions the Company to compete successfully and advance our shareholders’ interests. We believe this structure promotes active participation of the independent directors and strengthens the role of the Board in fulfilling its oversight responsibility while recognizing the day-to-day management direction provided by the Chief Executive Officer.
Ms. Koellner has served as a member of the Board since February 2015 and as Lead Director from June 30, 2019 through January 29, 2024, when she was elected Chairman of the Board. Ms. Koellner’s deep knowledge of the Company and her significant board leadership and senior executive management experience, including extensive international business experience, as well as financial and human resources experience, is valuable to the Board in her role as Chairman.
The Governance Committee believes that Ms. Koellner is highly qualified to serve as our Chairman and that she provides strong leadership of the Board and the independent and non-management directors and diligently fulfills her duties as Chairman.

CHAIRMAN DUTIES

•Preside at all meetings of the Board, including executive sessions of the independent directors
•Interact directly with all members of the Board and provide for the Board to fulfill its responsibilities effectively
•Call meetings or executive sessions of the independent directors, and coordinate and develop the agenda for those meetings or sessions
•Approve the schedule of Board meetings to ensure that there is sufficient time for discussion of all agenda items
•Approve all information sent to the Board, including meeting agendas, and advise on and specifically request the inclusion of information in meeting materials

Interview all Board candidates and make recommendations to the Governance Committee and the Board
Discuss with the Governance Committee the membership of Board committees and the selection of committee chairpersons
Evaluate, together with the Compensation Committee, the CEO’s performance, and meet with the CEO to discuss that evaluation
Assist the Governance Committee in connection with the annual Board and committee evaluation process, and address any issues regarding director performance
If requested by major shareholders, ensure that she is available for consultation and direct communication in appropriate circumstances

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS	3
In addition to the comprehensive oversight responsibilities of our independent Chairman of the Board, the other independent directors have ample opportunity to, and regularly do, assess the performance of the CEO and provide meaningful direction to him.
The Board has strong and effective independent oversight of management:
•83% of the Company’s director nominees are independent;
•All members of the Audit, Compensation and Governance Committees are independent directors;
•Committee chairpersons, all of whom are independent, approve agendas for their committee meetings;
•Board and Committee agendas are prepared based on discussions with all directors and recommendations from management, and all directors are encouraged to request agenda items, additional information and/or modifications to schedules as they deem appropriate; and
•The Board holds executive sessions of the independent directors at each Board meeting that are led by the Chairman of the Board.
The Board’s policy is that it must retain the flexibility to determine the most effective Board leadership structure at any particular point in time. As a result, the Board has the responsibility to establish our leadership structure, including in connection with any CEO succession. Some of the factors that the Board has considered, and may consider in the future, in combining or separating the Chairman and CEO roles, include:
•The respective responsibilities of the Chairman of the Board and the CEO;
•The effectiveness of the current Board leadership structure, including the Board’s assessment of the performance of the Chairman and CEO and whether the Board is maintaining strong, independent oversight of management;
•Shareholder views on our Board leadership structure;
•The Company’s operating and financial performance, including the potential impact of particular leadership structures on the Company’s performance;
•The ability to attract or retain well-qualified candidates for the positions of CEO and Chairman of the Board;
•Practices at other similarly situated U.S. public companies; and
•Legislative and regulatory developments.
BOARD’S ROLE IN RISK OVERSIGHT
Management continually monitors the material risks facing the Company, including competitive, strategic, operational, financial (accounting, liquidity and tax), legal, regulatory, cybersecurity, and environmental, social and governance risks. The Board as a whole has responsibility for oversight of management’s identification and management of, and planning for, those risks. Reviews of certain areas are conducted by relevant Board Committees that report their deliberations to the Board.
The Board and its Committees oversee risks associated with their principal areas of focus, as summarized below. The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. Board oversight of risk is enhanced by the fact that the Chairman attends virtually all Committee meetings and that Committee reports are provided to the full Board following each Committee meeting. We believe that our leadership structure also enhances the Board’s risk oversight function since our Chairman regularly discusses the material risks facing the Company with management. Our CEO, who is also a director, is expected to report candidly to his fellow directors on his assessment of the material risks we face, based upon the information he receives as part of his management responsibilities. The Chairman and the CEO are well-equipped to lead Board discussions on risk issues.

4	CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
BOARD/COMMITTEE AREAS OF RISK OVERSIGHT

Full Board
•Strategic, financial and execution risk associated with the annual operating plan and long-range strategic plan (including liquidity and capital allocation), as well as the Goodyear Forward transformation plan;
•Major litigation and regulatory matters;
•Significant acquisitions and divestitures; and
•Management succession planning.

Audit Committee
•Risks associated with financial matters, including financial reporting and disclosure, accounting, internal controls over financial reporting, tax strategies, currency and interest rate exposures, information technology and cybersecurity, and internal controls over environmental, social and governance (ESG) reporting.

Human Capital and Compensation Committee	•Risks associated with the establishment and administration of executive compensation, incentive compensation programs, human capital management and performance management of officers.

Governance Committee	•Risks associated with Board effectiveness and organization, corporate governance matters, and director succession planning.

Committee on Corporate Responsibility and Compliance	•Risks associated with health, safety and the environment, climate change, sustainability, product quality, and the Company’s legal and ethical compliance programs.

MANAGEMENT SUCCESSION PLANNING
The Board of Directors considers the selection and retention of, and succession planning for, the Chief Executive Officer and other senior leaders to be one of its most important responsibilities. In accordance with our Corporate Governance Guidelines, the CEO delivers a report regarding succession planning with respect to the office of the Chief Executive Officer and other members of the executive management team on at least an annual basis. The Board then discusses management succession with the CEO, and during an executive session when the CEO is not present. These discussions include an evaluation of potential internal candidates for succession and identification of additional experience that candidates should gain to be ready to succeed in their proposed new roles. The Board also retains, from time to time, outside advisors to assist the Board in assessing our senior leadership and identifying developmental needs. As necessary, the Board also considers the need to recruit talent externally if internal candidates do not possess the requisite skills. In practice, these discussions often occur more frequently than annually, based on the Company’s needs at any particular time.
The Board also reviews, on an annual basis, talent across the entire organization, focusing on what skill sets are needed for our associates to be successful. More frequent updates on progress against our goals are provided to the Human Capital and Compensation Committee (the “Compensation Committee”) in their meetings throughout the year. Associates who may become members of the executive team in the next five to ten years are provided exposure to the Board through presentations and other networking events.
CONSIDERATION OF DIRECTOR NOMINEES
The Governance Committee will consider properly submitted shareholder nominations of candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Director.” In evaluating nominations, the Governance Committee seeks to address the criteria described below under “Director Selection Guidelines.”
Any shareholder desiring to submit a proposed candidate for consideration by the Governance Committee should send the name of the proposed candidate, together with biographical data and background information concerning the candidate, to the Office of the Secretary, The Goodyear Tire & Rubber Company, 200 Innovation Way, Akron, Ohio 44316-0001.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS	5
DIRECTOR SELECTION GUIDELINES
The Board of Directors has approved guidelines for selecting directors as part of our Corporate Governance Guidelines. Criteria considered in the selection of directors include:
•Personal qualities and characteristics, including the highest personal and professional integrity, sound judgment, and reputation in the business community or a record of public service;
•Substantial business experience or professional expertise and a record of accomplishments;
•Experience and stature necessary to be highly effective, working with other members of the Board, in serving the long-term interests of shareholders;
•Ability and willingness to devote sufficient time to the affairs of the Board and the Company and to carry out their duties effectively;
•The needs of the Company at the time of nomination to the Board and the fit of a particular individual’s skills and personality with those of the other directors in building a Board that is effective and responsive to the needs of the Company;
•Diverse business experience, substantive expertise, skills and background, as well as diversity in personal characteristics, such as age, gender and ethnicity; and
•Ability to satisfy Goodyear’s and The Nasdaq Stock Market’s independence standards.
IDENTIFYING AND EVALUATING NOMINEES FOR DIRECTOR
The Governance Committee (in this section, the “Committee”) is responsible for identifying, screening and recommending persons for nomination to the Board. The Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. On occasion, the Committee also retains third-party executive search firms to identify candidates. Under our prior master labor agreement with the United Steelworkers (the “USW”), the USW had the right to nominate a candidate for consideration for membership on the Board. Mr. Wessel, who became a director in December 2005, was identified and recommended by the USW. Mr. Winkler and Ms. Hamilton were initially identified as potential candidates for Board membership by a third-party search firm.
Once a prospective nominee has been identified, the Committee makes an initial determination on whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the prospective nominee can satisfy the director selection guidelines described above. If the Committee determines, in consultation with the non-executive Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the standards and qualifications set out in Goodyear’s director selection guidelines. The Committee also considers such other relevant factors as it deems appropriate, including the balance of management and independent directors and the evaluations of other prospective nominees. The Committee seeks to have a diverse Board representing a range of backgrounds, knowledge and skills relevant to the Company’s business and the needs of the Board. We consider the members of our Board to have a diverse set of business and personal experiences, backgrounds and expertise, and to be diverse in terms of age, gender and ethnicity. These diversity characteristics are among the Board’s priorities when evaluating a pool of potential director candidates.
In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, the Chairperson of the Committee, one or more other members of the Committee and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated for election to the Board, and the Board makes its decision after considering the recommendation and report of the Committee.

6	CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
DIRECTOR NOMINEE SKILL MATRIX
Our Board nominees are committed, qualified individuals with a diverse and complementary blend of skills, business and personal experiences, backgrounds and expertise, including the following:

SKILLS

Public Company CEO / CFO
Financial Expert / M&A / Capital Markets
Industrial Manufacturing
Automotive / Auto Supply Chain
Technology
International
Marketing and Branded Consumer Products
Business Model Transformation
Legal / Regulatory

Public Company CEO / CFO	Directors who have served in senior leadership roles at large organizations provide us with a practical understanding of organizations, processes, strategy, risk management and other factors that promote growth.

Financial Expert / M&A / Capital Markets	An understanding of finance and accounting assists our directors in overseeing our financial reporting and internal controls to ensure they are accurate and transparent.

Industrial Manufacturing	Directors with manufacturing experience provide valuable insight to management on the development and execution of our strategy.

Automotive / Auto Supply Chain	Directors with experience in automotive or the automotive supply chain provide valuable insight to management on our broader industry and the factors impacting it.

Technology	Directors with expertise in technology provide valuable insight to management in developing advanced technologies that enable us to deliver superior products and services to our customers and directors with cybersecurity experience help us to effectively manage our information technology and cybersecurity risks.

International	As a global company, we benefit from our directors who have experience with multinational companies or in international markets to help direct our global business plans and navigate challenges that we may encounter in our international operations.

Marketing and Branded Consumer Products	Marketing and branding initiatives are essential to our growth strategy to increase market share in a competitive industry.

Business Model Transformation	Directors who have enabled transformational growth help us consider how our products and services are delivered in the market as consumer preferences change over time.

Legal / Regulatory	Directors with knowledge of the legal and regulatory framework in which we operate help evaluate risks and how our business may be impacted by governmental actions and public policy.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS	7
BOARD STRUCTURE AND COMMITTEE COMPOSITION
As of the date of this Proxy Statement, Goodyear’s Board has thirteen directors, each elected annually, and the following five committees: (1) Audit, (2) Human Capital and Compensation, (3) Corporate Responsibility and Compliance, (4) Governance and (5) Executive. Effective December 31, 2025, the Board eliminated the Finance Committee and redistributed its responsibilities and members to other standing committees.
The membership and the function of each of the current committees are described below. Each of the committees operates under a written charter adopted by the Board, except for the Executive Committee which is provided for by our Code of Regulations. During 2025, the Board held 7 meetings. Each incumbent director attended at least 75% of all Board and applicable Committee meetings. Directors are expected to attend annual meetings of Goodyear’s shareholders. All of the directors who then served on the Board attended the last annual meeting of shareholders.

AUDIT COMMITTEE

MEMBERS:
Mr. Geissler
Mr. McGlade
Mr. Mitchell
Ms. Siu
Mr. Winkler
Mr. Wood (Chairperson)
The Board has determined that each member of the Audit Committee is independent within the meaning of Goodyear’s independence standards and applicable Securities and Exchange Commission (“SEC”) rules and regulations, Mr. McGlade, Mr. Mitchell, Mr. Winkler and Mr. Wood are audit committee financial experts.

KEY RESPONSIBILITIES:
The Audit Committee assists the Board in fulfilling its responsibilities for oversight of the integrity of Goodyear’s financial statements, Goodyear’s compliance with legal and regulatory requirements related to financial reporting, the independent registered public accounting firm’s qualifications and independence, and the performance of Goodyear’s internal auditors and independent registered public accounting firm. The Audit Committee appoints, evaluates and determines the compensation of Goodyear’s independent registered public accounting firm; reviews and approves the scope of the annual audit plan; reviews and pre-approves all auditing services and permitted non-audit services (and related fees) to be performed by the independent registered public accounting firm; oversees investigations into complaints concerning financial matters; reviews policies and guidelines with respect to risk assessment and risk management of Goodyear’s major financial risk exposures, including interest rate and foreign exchange risk, liquidity management and counterparty risk; reviews and approves Goodyear’s policy on derivative use; oversees Goodyear’s information technology and cybersecurity strategy; prepares the Audit Committee report for inclusion in the annual proxy statement; oversees management’s design, implementation and operation of disclosure and internal controls over financial and ESG reporting; and annually reviews the Audit Committee charter and the Committee’s performance. The Audit Committee works closely with management as well as Goodyear’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Goodyear for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.
The report of the Audit Committee is on page 70 of this Proxy Statement.

8	CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

HUMAN CAPITAL AND COMPENSATION COMMITTEE

MEMBERS:
Ms. Clayton
Mr. Firestone (Chairperson)
Mr. Hinrichs
Ms. Koellner
Ms. Lewis
The Board has determined that each member of the Compensation Committee is independent within the meaning of Goodyear’s independence standards and applicable Nasdaq listing standards.

KEY RESPONSIBILITIES:
The Board of Directors has delegated to the Compensation Committee primary responsibility for establishing and administering Goodyear’s compensation programs for officers and other key personnel. The Compensation Committee oversees Goodyear’s compensation and benefit plans and policies for directors, officers and other key personnel, administers its incentive compensation plans (including reviewing and approving grants to officers and other key personnel), and reviews and approves annually all compensation decisions relating to officers, including the Chief Executive Officer. The Compensation Committee also prepares a report on executive compensation for inclusion in the annual proxy statement, reviews and discusses the Compensation Discussion and Analysis with management and recommends its inclusion in the annual proxy statement, and periodically reviews our human capital management strategies and progress. The report of the Compensation Committee is on page 47 of this Proxy Statement.
In performing its duties, the Compensation Committee meets periodically with the CEO to review compensation policies and specific levels of compensation paid to officers and other key personnel, and reports and makes recommendations to the Board regarding executive compensation policies and plans. The Compensation Committee informs the non-management directors of the Board of its decisions regarding compensation for the CEO and other significant decisions related to the administration of its duties. The Compensation Committee also will consider the results of shareholder advisory votes on executive compensation matters and the changes, if any, to Goodyear’s executive compensation policies, practices and plans that may be warranted as a result of any such vote and reviews an annual risk assessment of Goodyear’s executive compensation policies, practices and plans as part of its role in overseeing management’s identification and management of, and planning for, compensation-related risks. Under its charter, the Compensation Committee may delegate its authority to one or more of its members as appropriate.
The Compensation Committee has the authority to retain outside advisors, including independent compensation consultants, to assist it in evaluating actual and proposed compensation for officers. The Compensation Committee also has the authority to approve, and receive appropriate funding from Goodyear for, any such outside advisor’s fees. Prior to retaining any such advisors, the Compensation Committee considers the independence-related factors identified in applicable securities laws and Nasdaq listing standards. During 2025, the Compensation Committee retained Exequity LLP as its compensation consultant, and has determined that Exequity is independent. The Compensation Committee solicits advice from the compensation consultant on executive compensation matters relating to the CEO and other officers. This advice is described in more detail under the heading “Compensation Discussion and Analysis — Process for Determining Executive Compensation — Independent Compensation Consultant.”

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS	9

CORPORATE RESPONSIBILITY AND COMPLIANCE COMMITTEE

MEMBERS: Ms. Clayton (Chairperson) Mr. Firestone Ms. Siu Mr. Wessel Mr. Winkler
KEY RESPONSIBILITIES:
The Committee on Corporate Responsibility and Compliance reviews Goodyear’s legal and ethical compliance programs as well as its business conduct policies and practices and its policies and practices regarding its relationships with shareholders, employees, customers, governmental agencies and the general public. The Committee monitors Goodyear’s objectives, policies, programs and performance with respect to ESG matters, including its climate strategy, sustainability initiatives, and compliance with environmental laws and regulations. The Committee also monitors Goodyear’s objectives, policies, programs and performance with respect to workplace health and safety and product quality. The Committee may recommend appropriate new policies to the Board of Directors.

GOVERNANCE COMMITTEE

MEMBERS:
Mr. Hinrichs
Ms. Koellner (Chairperson)
Ms. Lewis
Mr. McGlade
Mr. Mitchell
Mr. Wood
The Board has determined that each member of the Governance Committee is independent within the meaning of Goodyear’s independence standards.

KEY RESPONSIBILITIES:
The Governance Committee identifies, evaluates and recommends to the Board of Directors candidates for election to the Board. The Governance Committee also develops and recommends appropriate corporate governance guidelines, recommends policies and standards for evaluating the overall effectiveness of the Board of Directors in the governance of Goodyear and undertakes such other activities as may be delegated to it from time to time by the Board of Directors. The Governance Committee also makes recommendations to the Board of Directors regarding the composition, organization, structure and operations of the Board and its committees, including the leadership structure of the Board and separating or consolidating the positions of Chairman and Chief Executive Officer.

EXECUTIVE COMMITTEE

MEMBERS: Ms. Clayton Mr. Firestone Ms. Koellner (Chairperson) Mr. Stewart Mr. Wood
KEY RESPONSIBILITIES:
The Executive Committee is comprised of the Chairperson of each of the Board’s other standing committees, the Chief Executive Officer and the Chairman of the Board, who serves as Chairperson of the Executive Committee. The Executive Committee may transact all business and take any actions that can be done by the Board of Directors, except that it does not have authority to fill any Board or committee vacancies.

10	CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
CORPORATE RESPONSIBILITY
Corporate responsibility is an integral part of our business strategy and how we work. We are committed to ethical and sustainable practices that protect the planet and people; give back to the community; provide a safe and healthy workplace; and engage our associates in these efforts. We believe this approach improves our ability to reach consumers with our products and drive long-term value for all of our stakeholders.
Goodyear defines sustainability as responsibly balancing environmental, societal and financial demands without compromising the ability of future generations to meet their needs. We have integrated sustainability throughout the organization, and we are creating value by identifying opportunities and risks, developing strategies to address them and collaborating with our customers and other stakeholders to understand their goals and how we can work together to help achieve them.
Goodyear Better Future, our corporate responsibility framework, outlines Goodyear’s high-priority sustainability topics. These topics are woven into how we work together to drive innovation and operational excellence, create value and help build a better future. The pillars of our framework are highlighted below.
Through the double-materiality assessment process, Goodyear identified the topics that have the biggest impact — positive or negative, actual or potential, direct or indirect, intended or unintended — on our ability to create and preserve environmental, economic and social value. Our high-priority sustainability topics are:
Climate – Decarbonization, Adaptation and Resiliency — identifying climate risks and opportunities and strategies and practices to reduce greenhouse gas (GHG) emissions, adapting to the changing climate and building a portfolio of products and services that meets the evolving needs of our customers and consumers.
Circularity – driving innovation in products, manufacturing, services and business model design; advancing the use of bio-based, renewable, waste and recycled materials; advancing product design to enhance product lifetimes, retreadability and optimized weights; and advancing product stewardship to enhance or enable circular solutions for tires.
Human and Labor Rights – promoting the protection of individuals’ social and economic well-being through responsible labor practices, the protection of human rights within the supply chain and workplace, and the prevention of abuse, exploitation and trafficking of humans of any age.
Supply Chain Governance and Transparency – evaluating the environmental and social sustainability impacts of Goodyear’s supply chain, working with our suppliers to reduce impacts and advancing our work towards traceability.
BOARD AND MANAGEMENT OVERSIGHT
While our full Board oversees and guides our strategic direction, the Board’s Committee on Corporate Responsibility and Compliance oversees our corporate responsibility and climate strategy objectives and regularly monitors our progress towards achieving them.
Our senior leadership team acts as a steering committee for Goodyear’s sustainability strategy and performance. Each member of the senior leadership team has compensation metrics and targets that are linked to achieving certain sustainability-focused goals.
The Better Future Steering Committee, led by Goodyear’s Vice President and Chief Sustainability Officer, and comprised of cross-functional, global leaders representing each region, as well as corporate functions in the areas of Procurement, Technology, Quality, Engineering, Law, Regulatory Affairs, Manufacturing Operations, Communications, Government and Public Affairs, Human Resources, Strategy and Finance, ensures functional goals are established for Goodyear’s high-priority sustainability topics.
Our Corporate Responsibility Report is typically published in the second quarter of each year. For more information on Goodyear’s commitment to corporate responsibility, please visit https://corporate.goodyear.com/us/en/commitments.html. Please note, however, that information contained on the website is not incorporated by reference in this Proxy Statement or considered to be a part of this document.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS	11
COMMUNICATIONS WITH THE BOARD
As described on Goodyear’s website at https://corporate.goodyear.com/us/en/investors/governance/contact-board.html, shareholders may communicate with the Board or any of the directors (including the Chairman or the non-management directors as a group) by sending correspondence to the Office of the Secretary, The Goodyear Tire & Rubber Company, 200 Innovation Way, Akron, Ohio 44316-0001. All appropriate communications will be compiled by the Secretary and submitted to the Board or the individual directors on a periodic basis.
BOARD INDEPENDENCE
The Board has determined that twelve of the fourteen director nominees and current directors are independent within the meaning of Goodyear’s independence standards, which are based on the criteria established by The Nasdaq Stock Market and are included as Annex I to Goodyear’s Corporate Governance Guidelines. Mr. Stewart, our Chief Executive Officer and President, is not considered independent. In addition, in light of his relationship with the USW, Mr. Wessel is not considered independent. Further, the Board expects that Mr. Wessel will recuse himself from discussions and deliberations regarding Goodyear’s relationship with the USW. The Board also determined that the nature and size of the ordinary course commercial relationship between Goodyear and CSX Corporation did not impair the independence of Mr. Hinrichs during 2025. The relationship was de minimis, constituting less than five one-hundredths of one percent (0.05%) of either Goodyear’s or CSX’s consolidated gross revenues in the most recent fiscal year.
OVERBOARDING POLICY
Our Corporate Governance Guidelines provide that directors may not simultaneously serve on the board of directors of (i) more than four public companies, including the Company, or (ii) in the case of public company executive officers, more than two public companies, including the Company.
The Governance Committee annually reviews each director’s service on and contributions to the Board, including consideration of each director’s public company leadership roles and other outside commitments, prior to recommending a director or nominee for election to the Board. The Governance Committee conducted its annual review in 2025 and determined that all of our directors are currently in compliance with our overboarding policy, and that no director’s effectiveness was impaired by their external commitments.

12

Proposal 1: ELECTION OF DIRECTORS

Your Board of Directors unanimously recommends that shareholders vote FOR each of the nominees for director named in this Proxy Statement (Proposal 1).

The Board of Directors has selected the following twelve nominees recommended by the Governance Committee for election to the Board of Directors. The directors will hold office from their election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified. If any of these nominees for director becomes unavailable, the persons named in the proxy intend to vote for an alternate designated by the current Board of Directors.
Mr. John E. McGlade and Mr. Werner Geissler were not nominated for re-election to the Board of Directors due to the retirement age provisions of Goodyear’s Corporate Governance Guidelines. Mr. McGlade will be retiring from the Board at the Annual Meeting after more than 13 years of distinguished service, and Mr. Geissler will be retiring from the Board at the Annual Meeting after more than 15 years of distinguished service. Goodyear and the Board of Directors are deeply grateful to Mr. McGlade and Mr. Geissler for their leadership and guidance during their tenures on the Board.

DESCRIPTION OF BUSINESS EXPERIENCE:
Ms. Clayton was Vice President for Learning, Training and Development of The Boeing Company, an aerospace manufacturer, from July 2007 until her retirement in March 2016. Ms. Clayton joined Boeing in February 1995 where she held a variety of leadership roles across engineering, plant operations and optimization, manufacturing excellence, quality and product safety, sourcing, supply chain and procurement, and human resources. Prior to joining Boeing, she spent several years leading plant operations and sourcing at Lockheed Martin, and prior to that, she held management roles in manufacturing and engineering at General Electric, after starting her career at General Motors.
Ms. Clayton served as the Chair of the Board of Trustees of Tuskegee University from 2022 through 2025.
Ms. Clayton’s global leadership experience in manufacturing, operations, technology, innovation and human resources will be valuable to Goodyear and its shareholders as it continues to build its business in a fast-evolving industry.

CURRENT PRINCIPAL OCCUPATION:
Retired. Formerly Vice President for Learning, Training and Development of The Boeing Company
OTHER PUBLIC COMPANY DIRECTORSHIPS HELD SINCE JANUARY 1, 2021:
Nucor Corporation
(2021 – present)

NORMA B. CLAYTON Director Since: November 28, 2022 Committees: •Compensation •Corporate Responsibility and Compliance (Chairperson) •Executive Age: 67

PROPOSAL 1: ELECTION OF DIRECTORS	13

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Firestone was Executive Vice President and President, Corporate Strategy and Asia Operations of Xerox Corporation from January 2014 until his retirement on October 31, 2016. Mr. Firestone was President, Corporate Operations from October 2008 to December 2013 and President of Xerox North America from October 2004 to September 2008. Before joining Xerox in 1998, Mr. Firestone worked for IBM Corporation as general manager of the Consumer Division and for Ameritech Corporation as president of Consumer Services. He began his business career in 1978 with American Express, where during his 15-year tenure he ultimately rose to President, Travelers Cheques.
Mr. Firestone has extensive executive management experience in positions of increasing responsibility, including most recently as a senior executive officer of Xerox Corporation, which is of similar size and global complexity as Goodyear. He also has over 20 years of profit and loss management responsibility, as well as significant international business experience and merger and acquisition experience. These experiences provide him with unique and valuable insights as a director of Goodyear, particularly with respect to operations and finance matters.

CURRENT PRINCIPAL OCCUPATION:
Retired. Formerly Executive Vice President and President, Corporate Strategy and Asia Operations of Xerox Corporation
OTHER PUBLIC COMPANY DIRECTORSHIPS HELD SINCE JANUARY 1, 2021:
None

JAMES A. FIRESTONE Director Since: December 3, 2007 Committees: •Compensation (Chairperson) •Corporate Responsibility and Compliance •Executive Age: 71

DESCRIPTION OF BUSINESS EXPERIENCE:
Ms. Hamilton was Chief Commercial and Global Sales Officer of Diageo PLC, a multinational premium branded spirits company, from August 2019 through September 2023. From 1996 to 2019, Ms. Hamilton held various positions of increasing responsibility at The Coca-Cola Company, including serving as Senior Vice-President, Chief Customer and Commercial Leadership Officer from 2014 to 2019. Earlier in her career, she held roles at Anheuser-Busch, Inc. and an advertising agency.
Ms. Hamilton is an experienced global leader with over 30 years of experience in global commercial strategy, customer development, sales leadership, business transformation and branded consumer products. Ms. Hamilton’s experience will be valuable to Goodyear in the near- and long-term as we pursue our vision of being the leading choice of consumers for tires and service.

CURRENT PRINCIPAL OCCUPATION:
Retired. Formerly Chief Commercial & Global Sales Officer of Diageo PLC
OTHER PUBLIC COMPANY DIRECTORSHIPS HELD SINCE JANUARY 1, 2021:
Imperial Brands PLC
(2024 – present)
Ontex Group NV
(May 2025 – present)

JULIE M. HAMILTON New Director Nominee Age: 60

14	PROPOSAL 1: ELECTION OF DIRECTORS

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Hinrichs served as President and Chief Executive Officer of CSX Corporation, a leading supplier of rail-based freight transportation in North America, from September 2022 to September 2025. Prior to joining CSX, Mr. Hinrichs served as president of Ford Motor Company’s global automotive business, where he led its $160-billion automotive operations. As part of this role, he oversaw Ford’s global business units and the Ford and Lincoln brands, as well as leading all of Ford’s automotive skill teams, including Product Development, Purchasing, Manufacturing, Labor Affairs, Marketing and Sales, Government Affairs, Information Technology, and Sustainability, Safety and Environmental Engineering. During his tenure at Ford, Mr. Hinrichs also served as executive vice president and president of Global Operations, executive vice president and president of the Americas, president of Asia Pacific and Africa, chairman and chief executive officer of Ford China, and president and chief executive officer of Ford Motor Company, Canada Ltd.
Mr. Hinrichs brings more than 30 years of experience in the global automotive, manufacturing and energy sectors to the Company’s Board of Directors. He brings an unwavering commitment to operational excellence, extensive experience building global businesses through investment in people and culture and a deep understanding of balancing safety and efficiency.

CURRENT PRINCIPAL OCCUPATION:
Retired. Formerly President and Chief Executive Officer of CSX Corporation
OTHER PUBLIC COMPANY DIRECTORSHIPS HELD SINCE JANUARY 1, 2021:
CSX Corporation (2022 – September 2025)
Ascend Wellness Holdings (2021 – 2022)

JOSEPH R. HINRICHS Director Since: July 25, 2023 Committees: •Compensation •Governance Age: 59

PROPOSAL 1: ELECTION OF DIRECTORS	15

DESCRIPTION OF BUSINESS EXPERIENCE:
Ms. Koellner most recently served as Executive Chairman of International Lease Finance Corporation, formerly an aircraft leasing subsidiary of American International Group, Inc. (“AIG”), from June 2012 until its sale in May 2014. Prior to AIG, she served in a variety of executive roles at The Boeing Company, an aerospace company, including Executive Vice President, Member of the Office of the Chairman, President of Connexion By Boeing, President of Boeing International, and a seven-year membership on Boeing’s most senior leadership team. While at Boeing, she also served as Vice President and General Auditor, Vice President and Corporate Controller, and Chief Human Resources and Administration Officer.
Ms. Koellner has significant senior executive management experience, including extensive international business experience, as well as financial and human resources experience. Her service in leadership positions on several public company boards of directors provides her with the necessary skills to be Chairman and also provides us with important insights on business practices in a variety of industries.

CURRENT PRINCIPAL OCCUPATION:
Retired. Formerly President of Boeing International and Executive Chairman of International Lease Finance Corporation
OTHER PUBLIC COMPANY DIRECTORSHIPS HELD SINCE JANUARY 1, 2021:
Nucor Corporation (2015 – present)
Papa John’s International, Inc. (2014 – present)
Celestica Inc. (2009 – January 2025; October 2025 – present)

LAURETTE T. KOELLNER Director Since: February 23, 2015 Chairman of the Board Committees: •Compensation •Governance (Chairperson) •Executive (Chairperson) Age: 71

DESCRIPTION OF BUSINESS EXPERIENCE:
Ms. Lewis is currently Chief Executive Officer of Reliance, Inc., a leading global diversified metal solutions provider and the largest metals service center company in North America, a position she was elected to on January 1, 2023. She joined Reliance in 1992 as Corporate Controller and has held various positions of increasing responsibility since then including serving as Chief Financial Officer from 1999 until January 2021 and President from January 2021 until December 2022. While serving as Chief Financial Officer, she was promoted to Senior Vice President in 2000, Executive Vice President in 2002 and Senior Executive Vice President in 2015. For four years prior to joining Reliance, Ms. Lewis was employed by Ernst & Young LLP (Ernst & Whinney) as a certified public accountant.
Ms. Lewis has over 30 years of financial management experience from her service as Controller and Chief Financial Officer of Reliance, including audit, investor relations and capital markets. She also possesses extensive merger and acquisitions and integration experience, having worked on many such transactions during her career at Reliance. These experiences will be valuable to Goodyear and its shareholders in both the near-term and in the years to come.
CURRENT PRINCIPAL OCCUPATION: President and Chief Executive Officer of Reliance, Inc. OTHER PUBLIC COMPANY DIRECTORSHIPS HELD SINCE JANUARY 1, 2021: Reliance, Inc. (2021 – present)

KARLA R. LEWIS Director Since: April 12, 2021 Committees: •Compensation •Governance Age: 60

16	PROPOSAL 1: ELECTION OF DIRECTORS

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Mitchell is President and Chief Executive Officer of Crane Company, a global manufacturer of innovative and technology-led solutions for the aerospace, defense, space and process flow industries, a position he has held since 2014. He was appointed to the additional role of Chairman in April 2024. Mr. Mitchell joined Crane in 2004, and has served as President and Chief Operating Officer, Executive Vice President and Chief Operating Officer, and President of Crane’s Process Flow Technologies Group. Before joining Crane, Mr. Mitchell served in various senior operating roles within Danaher Corporation and Pentair. He began his career with the Ford Motor Company in finance and operations.
Mr. Mitchell’s expertise includes developing and driving corporate strategy and optimizing portfolio results, extensive knowledge of, and experience with, global markets, broad international and domestic mergers and acquisitions expertise, and driving a performance-based culture. Mr. Mitchell’s experience as a Chief Executive Officer of a publicly traded company also provides him the necessary skills to be an “audit committee financial expert.”

CURRENT PRINCIPAL OCCUPATION:
Chairman of the Board, President and Chief Executive Officer of Crane Company
OTHER PUBLIC COMPANY DIRECTORSHIPS HELD SINCE JANUARY 1, 2021:
Crane Company
(2014 – present)
Crane NXT, Co. (2023 – 2024)
Lennox International (2016 – 2022)

MAX H. MITCHELL Director Since: July 25, 2023 Committees: •Audit •Governance Age: 62

DESCRIPTION OF BUSINESS EXPERIENCE:
Ms. Siu was Chief Executive Officer, Greater China, for Cisco Systems, Inc., a leading global technology company, from July 2017 until her retirement in September 2020. She previously served as Chief Operating Officer, Greater China, of Cisco from November 2016 until June 2017.
From February 2014 to June 2016, she served as Senior Vice President and Managing Director, Greater China, for Pearson, LLC, a global education company that leverages technology to enhance teaching and learning. Ms. Siu was employed by SAP, a global software and data processing firm, as Senior Vice President, and then President, of China and Hong Kong from April 2010 to June 2013, and as Senior Vice President, e-Commerce, Asia Pacific Region, from July 2013 to January 2014. Ms. Siu also previously held positions of increasing responsibility and leadership for companies including Nortel, Inc., Hong Kong Telecom, Ltd., Computer Associates, Inc., and Nokia Telecommunications, Ltd.
Ms. Siu possesses more than 30 years of management experience, with a strong understanding of outcome-based solutions and emerging business models. Her extensive technology background and deep knowledge of the China marketplace will be extremely valuable to Goodyear and its shareholders as Goodyear continues to focus on expanding its business.

CURRENT PRINCIPAL OCCUPATION:
Retired. Formerly Corporate Vice President and Chief Executive Officer, Greater China, of Cisco Systems, Inc.
OTHER PUBLIC COMPANY DIRECTORSHIPS HELD SINCE JANUARY 1, 2021:
Vallourec SA (2021 – present)
ASMPT Limited (2022 – present)
TeamViewer AG (2021 – June 2025)

HERA SIU Director Since: December 4, 2019 Committees: •Audit •Corporate Responsibility and Compliance Age: 66

PROPOSAL 1: ELECTION OF DIRECTORS	17

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Stewart joined Goodyear in January 2024. Previously, from December 2018 to January 2024, he served as Chief Operating Officer of North America and a member of the Group Executive Council of Stellantis N.V., a leading global automaker and provider of innovative mobility solutions.
Previously, Mr. Stewart served as vice president, Customer Fulfillment, at Amazon, serving as the lead executive for customer fulfillment across 200 operations facilities in North America, leading operations, procurement, construction and engineering, and teams dedicated to pursuing automation, artificial intelligence, advanced robotics and conveyance.
Prior to Amazon, Mr. Stewart was executive vice president and chief operating officer for ZF TRW Automotive, a role culminating from over two decades of increasing responsibility, starting with plant, production and quality management roles and advancing to lead Tower Automotive’s Western Europe business as executive vice president, TRW’s North America Passenger Car and Commercial Global Steering business as vice president and general manager and TRW’s Asia Pacific business as vice president. Over the course of his career, Mr. Stewart has overseen diverse manufacturing and fulfillment operations across the globe, and has been based in the U.S., Belgium, Germany and China.
Mr. Stewart’s extensive automotive industry experience and knowledge of global markets, manufacturing, operations, fulfillment and technology provides our Board with valuable perspectives that are necessary to advance Goodyear’s business and the interests of our shareholders. As Chief Executive Officer, he will also provide the Board with management’s perspective on important issues that we are facing.
CURRENT PRINCIPAL OCCUPATION: Chief Executive Officer and President of The Goodyear Tire & Rubber Company OTHER PUBLIC COMPANY DIRECTORSHIPS HELD SINCE JANUARY 1, 2021: None

MARK W. STEWART Director Since: January 29, 2024 Committees: •Executive Age: 58

18	PROPOSAL 1: ELECTION OF DIRECTORS

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Wessel has served as President of The Wessel Group Incorporated, a government and political affairs consulting firm, since May 2006. Prior to founding The Wessel Group, he served as Senior Vice President of the Downey McGrath Group, a government affairs consulting firm, from March 1999 to December 2005 and as Executive Vice President from January 2006 to April 2006.
Mr. Wessel is an attorney with over 30 years of experience as an economic and international trade policy advisor in Washington, D.C. Mr. Wessel has acted as an advisor to Congressman Richard Gephardt, both in the U.S. House of Representatives and to his presidential campaigns in 1987-88 and 2003-04, to the Clinton/Gore Transition Office in 1992 and 1993, and to Senator John Kerry’s presidential campaign in 2004. Mr. Wessel also served as a Commissioner on the U.S.-China Economic and Security Review Commission from April 2001 to December 2024.
Mr. Wessel’s extensive experience with public policy matters and his government service, including as an advisor to former Majority Leader Gephardt and as an appointee on government commissions, provides us with valuable perspectives on public policy matters impacting trade, international economic affairs and other matters of importance to Goodyear.
CURRENT PRINCIPAL OCCUPATION: President of The Wessel Group Incorporated OTHER PUBLIC COMPANY DIRECTORSHIPS HELD SINCE JANUARY 1, 2021: None

MICHAEL R. WESSEL Director Since: December 6, 2005 Committees: •Corporate Responsibility and Compliance Age: 66

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Winkler is currently executive vice president and chief financial officer of Motorola Solutions, Inc., a safety and security technology company. Since joining Motorola in 2001, Mr. Winkler has held numerous financial leadership positions across investor relations, global channel management, mergers and acquisitions, and product operations. He also led finance for the company’s product and sales organization as senior vice president. In his current role, Mr. Winkler oversees Motorola Solutions’ financial strategy and leads its finance, supply chain and information technology functions. He has helped drive significant transformation at the company with growth, margin expansion and balance sheet improvements that have contributed to strong shareholder returns. Prior to Motorola, he worked at Oracle and Hewitt Associates, now AON.
Mr. Winkler has over 25 years of financial management and leadership experience. He has extensive experience with business transformation, having worked on transformation initiatives during his tenure at Motorola Solutions. Mr. Winkler’s experience as CFO of a publicly traded company also provides him the necessary skills to be an “audit committee financial expert.”
CURRENT PRINCIPAL OCCUPATION: Executive Vice President and Chief Financial Officer, Motorola Solutions, Inc. OTHER PUBLIC COMPANY DIRECTORSHIPS HELD SINCE JANUARY 1, 2021: None

JASON J. WINKLER Director Since: May 15, 2025 Committees: •Audit •Corporate Responsibility and Compliance Age: 51

PROPOSAL 1: ELECTION OF DIRECTORS	19

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Wood served as co-chief executive officer of Tenneco, Inc., one of the world’s leading designers, manufacturers and marketers of automotive products for original equipment and aftermarket customers, from 2018 to 2020. Mr. Wood previously served as chairman and chief executive officer of Fallbrook Technologies, a developer of transmission technologies, having joined in January 2018. He also served as president and chief executive officer of Dana Holding Corporation, a leading global supplier of highly engineered driveline, sealing and thermal management technologies for the automotive industry. He joined Dana after a 26-year career with BorgWarner Incorporated, a global product leader in delivering innovative and sustainable mobility solutions, serving most recently as executive vice president and group president for the Engine group.
Mr. Wood brings more than three decades of industry leadership and expertise in global operations to Goodyear’s Board. His experience as a CEO of several public manufacturing companies provides unique insight and significant knowledge to the Board in the areas of manufacturing operations, business management, global operations and strategic planning, and also provides him the necessary skills to be an “audit committee financial expert.”

CURRENT PRINCIPAL OCCUPATION:
Retired. Formerly Co-Chief Executive Officer of Tenneco, Inc.
OTHER PUBLIC COMPANY DIRECTORSHIPS HELD SINCE JANUARY 1, 2021:
Brunswick Corp, (2012 – present)
PHINIA Inc. (2023 – present)

ROGER J. WOOD Director Since: July 25, 2023 Committees: •Audit (Chairperson) •Governance •Executive Age: 63

20

Proposal 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Your Board of Directors unanimously recommends that shareholders vote FOR the advisory resolution to approve the compensation of our named executive officers (Proposal 2).

We are seeking your vote to approve, on an advisory (or non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement.
Our Compensation Discussion and Analysis (“CD&A”), which starts on page 21, describes our executive compensation program. We encourage you to read the CD&A before casting your vote.
The advisory resolution below, commonly known as a “say-on-pay” proposal, gives you the opportunity to express your views on our executive compensation program for our named executive officers. The “say-on-pay” proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices and plans described in this Proxy Statement.
The resolution is required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The resolution is not intended to indicate your approval of the matters disclosed under the heading “Risks Related to Compensation Policies and Practices” or future “golden parachute” payments. We will seek shareholder approval of any “golden parachute” payments at the time of any transaction triggering those payments to the extent required by applicable law.
We ask you to vote “FOR” the following resolution which will be presented by the Board of Directors at the Annual Meeting:
“RESOLVED, that the shareholders of The Goodyear Tire & Rubber Company approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Shareholders.”
Although this proposal is an advisory vote that will not be binding on the Compensation Committee or the Board of Directors, the Compensation Committee will consider the results of this shareholder advisory vote and the changes, if any, to our executive compensation policies, practices and plans that may be warranted as a result of this vote. The Board of Directors has determined, consistent with the shareholders’ vote on the matter in 2023, to hold an advisory vote regarding the compensation of our named executive officers every year until the next vote on the frequency of such advisory votes, which is currently expected to occur at the 2029 Annual Meeting of Shareholders.

21
COMPENSATION DISCUSSION AND ANALYSIS TABLE OF CONTENTS
USE OF FORWARD-LOOKING STATEMENTS AND NON-GAAP FINANCIAL MEASURES
For additional information regarding our use of forward-looking statements in this Proxy Statement, see Exhibit A. For additional information regarding total segment operating income, which is a non-GAAP financial measure, including a reconciliation to the most directly comparable GAAP financial measure, see Exhibit B.

22

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY
This Compensation Discussion and Analysis describes the Company’s executive compensation philosophy and programs, focusing in particular on the Compensation Committee’s decisions about named executive officers (“NEOs”) in 2025.

OUR NEOs FOR 2025 ARE:

MARK W. STEWART	Chief Executive Officer and President
CHRISTINA L. ZAMARRO	Executive Vice President and Chief Financial Officer
DAVID E. PHILLIPS	Senior Vice President and Chief Legal Officer
DONALD METZELAAR	Senior Vice President, Global Manufacturing and Supply Chain
CHRISTOPHER P. HELSEL	Senior Vice President and Chief Technical Officer

2025 OPERATING RESULTS
2025 was marked by heightened uncertainty driven by geopolitical developments and rapid shifts in the global trade environment. For the year, Goodyear generated revenue of $18.3 billion and segment operating income of $1.1 billion. Through disciplined execution of our Goodyear Forward plan, we’ve structurally improved our cost base and meaningfully improved our balance sheet through net debt reduction, and we are well-positioned to drive durable earnings expansion over time as the environment improves.
SHAREHOLDER ENGAGEMENT AND RESPONSIVENESS
At the 2025 annual meeting, our say-on-pay vote was approved by 94.0% of our shareholders. The Compensation Committee believes this reflects significant shareholder support for the Compensation Committee’s compensation philosophy and program design. Notwithstanding this level of support, the Compensation Committee continually reviews all elements of the compensation program to ensure that the design continues to align with the Company’s short-term and long-term objectives. Additionally, we continue to elicit and consider shareholders’ perspectives related to our executive compensation program, design elements and specific actions to inform the Compensation Committee’s decision-making process. Shareholders were overwhelmingly supportive of the changes made to the 2024 compensation program to align with the Company’s strategy, and generally did not request any changes to the program or disclosures in 2025. The Compensation Committee considered this feedback and the results of our say-on-pay vote in 2025 in deciding not to make any changes to the compensation program. Therefore, the Compensation Committee maintained the compensation program from 2024 aligned with the Company’s Goodyear Forward transformation plan.

COMPENSATION DISCUSSION AND ANALYSIS	23

COMPENSATION PROGRAM OBJECTIVES AND METRICS The following table shows our compensation program’s strategic objectives and related metrics:

STRATEGIC OBJECTIVE	METRIC

Profitability	SOI Margin, Net Income and 3-year margin growth aligned with Goodyear Forward

Strong Liquidity	Free Cash Flow

Return Generated on Investments in Business	Cash Flow Return on Capital

Superior Shareholder Returns	Relative TSR Modifier

Specific Drivers of Success of Business	Strategic Objectives

2025 PAYOUTS REFLECT PAY-FOR-PERFORMANCE ALIGNMENT
Our 2025 pay outcomes reflect pay-for-performance alignment and steadfast execution of our Goodyear Forward transformation plan. Our full year results were negatively impacted by tariff-related disruptions and continued weakness in the commercial truck industry. Despite this volatility, we continued to execute on Goodyear Forward, successfully delivering approximately $2.3 billion of asset sale proceeds, exceeding our target. In addition, we executed margin enhancement actions driving an annual, run-rate benefit of approximately $1.5 billion in segment operating income. We also improved our leverage, utilizing proceeds from divestitures to reduce our debt.
In our annual incentive plan, we achieved above target results for free cash flow (FCF), below target results for segment operating income margin (SOI Margin) and above target results for our company-wide strategic objective metrics. As a result, for 2025, the Compensation Committee approved a 98% payout for overall company performance in our annual incentive plan for our named executive officers. Each officer was also assessed based on their performance against individual goals in furtherance of company-wide shared global objectives to determine their respective payouts.
For the completed 2023-2025 performance cycle, the payout for performance on our long-term awards was 96%, including the impact of the TSR modifier of 0.83x and the Strategic Initiative index which increased payouts by 25 percentage points.
Earnings for the 2025 performance period for our 2023-2025 long-term awards was approved at 125% and for our 2024-2026 and 2025-2027 long-term awards were approved at 130%, driven by above target performance on our cash flow return on capital (CFROC) metric and near target performance on our Net Income metric. Actual payouts for the outstanding long-term awards remain subject to continued employment, a 3-Year Margin Growth metric (weighted at 20%) and the total shareholder return (TSR) modifier.
Our 2025 payouts reflect the continued rigor of our compensation program goals and meaningful achievement on the Goodyear Forward plan, despite a persistently challenging environment throughout 2025.

24	COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION PHILOSOPHY AND STRATEGY
The following core principles form the foundation of the compensation program for our executives, including the named executive officers:

FIRST	Compensation programs should motivate our executives to take actions that are aligned with our short- and long-term strategic objectives, and appropriately balance risk versus potential reward.

SECOND	As executives move to a greater level of responsibility, the percentage of their pay based on performance should increase to ensure the highest level of accountability to shareholders.

THIRD	Performance pay should offer an opportunity for above average compensation when our performance exceeds our goals balanced by the risk of below average compensation when it does not.

FOURTH	The percentage of total compensation paid in the form of equity should also increase as executives have increasing responsibility for corporate performance, thereby more closely aligning their interests with those of our shareholders.

PAY FOR PERFORMANCE
We believe that our compensation program is consistent with our performance-based compensation philosophy and serves the long-term interests of our shareholders. The payouts under our incentive compensation plans are strongly aligned with our performance under our operating plan — demonstrating our commitment to an executive compensation program that pays for performance.
Consistent with our philosophy, as illustrated below, 90% of total target compensation for our CEO is at-risk and almost 70% is performance-based.
2025 CEO'S PRIMARY COMPENSATION
2025 NEO'S PRIMARY COMPENSATION
In the above chart, total target compensation reflects base salary, target annual incentive opportunity and the grant date target value of long-term incentives, excluding CEO replacement awards.

COMPENSATION DISCUSSION AND ANALYSIS	25
PROCESS FOR DETERMINING EXECUTIVE COMPENSATION
The Compensation Committee undertakes ongoing review of our executive compensation policies, practices and plans to determine whether they are consistent with our compensation philosophy and objectives, and whether they need to be modified in light of changes in our business or the markets in general. The Compensation Committee also meets periodically with the CEO to review compensation policies and specific levels of compensation paid to officers and other key personnel, and reports and makes recommendations to the Board regarding executive compensation policies and plans. In addition, the CEO annually makes recommendations to the Compensation Committee regarding salary adjustments and the setting of annual and long-term incentive targets and awards for officers other than himself, including the other named executive officers. The Compensation Committee also obtains feedback, advice and recommendations on our compensation program from its independent compensation consultant and reviews Company performance, compensation practices of its peers, compensation surveys and other materials regarding executive compensation.
In determining the compensation of a named executive officer, the Compensation Committee considers various factors, including:
•Company performance against corporate and operating unit objectives,
•The Company’s relative shareholder return,
•The compensation of officers with similar responsibilities at comparable companies,
•Individual performance,
•Current and future responsibilities, including succession considerations,
•Retention considerations,
•The awards given to the named executive officer in past years, and
•The relationship between the compensation to be received by the officer and the compensation to be received by the other named executive officers (which we refer to as “internal pay equity”), including comparing the relationship to that found at comparable companies.

26	COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION GOVERNANCE AND BEST PRACTICES
The Compensation Committee has adopted a number of best practices that are consistent with our performance-based compensation philosophy and serve the long-term interests of our shareholders:

What We Do	What We Don’t Do

  Pay for performance
  Align executive compensation with stockholder returns through long-term incentives
  Cap TSR Modifier on long-term incentives at 1.0x if absolute TSR is negative
  Require above median (55th percentile) TSR performance to achieve a target (1.0x) modifier
  Require a shareholder advisory vote for cash severance payments exceeding 2.99x an executive’s base salary plus target annual bonus
  Maintain robust stock ownership requirements, including stock retention provisions
  Use an appropriate peer group when setting compensation
  Regularly assess compensation programs to mitigate undue risk taking by executives
  Mandate “double-trigger” provisions for all change-in-control scenarios, and no walk-away rights
  Maintain a robust clawback policy with a detrimental conduct provision
  Retain an independent compensation consultant
  Compensation Committee consists of only independent Board members

  No hedging or pledging of Goodyear stock
  No tax gross-ups, except for relocation expenses
  No repricing of options without shareholder approval
  No dividends or dividend equivalents on unearned performance-based equity awards
  No guaranteed annual salary increases
  No granting of discounted or reload stock options
  No one-time awards absent truly extraordinary circumstances
  No pension credit for newly hired executives and no new entrants into the Supplementary Pension Plan
  No new one-time awards tied to the Supplementary Pension Plan

INDEPENDENT COMPENSATION CONSULTANT
The Compensation Committee has the authority to retain outside advisors, including compensation consultants, to assist it in evaluating actual and proposed compensation for our officers. In August 2021, the Compensation Committee selected Exequity as its independent compensation consultant, and Exequity continued as the Compensation Committee’s independent outside advisor through 2025.
As part of their engagement, the compensation consultant reviewed our executive compensation peer group and conducted a competitive analysis of compensation for the named executive officers. The compensation consultant also assisted the Compensation Committee with a variety of other issues, including setting CEO compensation, the design and establishment of performance metrics and goals under our variable incentive plans, reviewing our compensation risk analysis and reviewing this Compensation Discussion and Analysis.
In addition, the compensation consultant reviewed and provided recommendations regarding our non-management director compensation program and made presentations to the Compensation Committee on trends and regulatory developments in executive compensation. When requested by the Compensation Committee, an Exequity representative attends Compensation Committee meetings and participates in private sessions with the Compensation Committee, and Committee members are free to consult directly with Exequity as desired. The compensation consultant works with Goodyear management only under the direction of the Compensation Committee and does not provide any advice or consulting services to the Company beyond matters involving executive and director compensation.

COMPENSATION DISCUSSION AND ANALYSIS	27
COMPENSATION PEER GROUP
The Compensation Committee annually reviews the pay levels and practices of peer companies in order to assess the competitive positioning of Goodyear’s pay levels and plan designs. For these purposes, the Compensation Committee utilizes the following peer group:

FOR 2025 COMPENSATION DECISIONS, THE PEER GROUP CONSISTED OF:

Adient plc	Emerson Electric Co.	PPG Industries, Inc.
Aptiv PLC	Fluor Corporation	Stanley Black & Decker, Inc.
BorgWarner Inc.	Kimberly-Clark Corporation	Textron Inc.
Cummins Inc.	Lear Corporation	Trane Technologies plc
Dana Inc.	PACCAR Inc.	Whirlpool Corporation
Eaton Corporation plc	Parker-Hannifin Corporation

Our peer group consists of 17 companies selected according to their similarity to our size and complexity, operations, products, revenues, markets, availability of executive pay information, and any other information the Compensation Committee deems appropriate. Such companies are likely to have executive positions comparable in breadth, complexity and scope of responsibility to ours.
The peer group does not include other companies in the tire industry because no other U.S.-based tire company is similar in size and complexity to us, and non-U.S.-based tire companies do not publish comparable compensation information.
We consider median market levels of compensation when setting total target compensation levels for our officers. The actual positioning of target compensation relative to the median varies based on each executive’s experience and skill set, and generally results in executives who are new in their role being placed lower in the range and those with more experience being placed higher in the range. We emphasize variable compensation because it minimizes fixed expense associated with salary and enables total compensation to fluctuate directly with performance against operating goals, strategic and operational performance objectives and changes in share price. This approach aligns overall costs with performance and provides executives with a leveraged and attractive compensation opportunity that varies based on results.
The Compensation Committee, together with our compensation consultant, annually reviews the peer group. The Compensation Committee did not make any changes to the peer group for 2025 compensation decisions.
Data with respect to comparable elements of total target compensation is compiled for the peer group of companies described above from available sources, including, in most cases, the most recently available annual proxy statements and other SEC filings that address executive compensation matters.
TARGET SETTING
The Compensation Committee considers the following factors when establishing performance metrics and targets, including the related threshold and maximum target levels:
•Corporate strategy, including the Goodyear Forward transformation plan
•Macroeconomic and tire industry environment
•Annual and long-term operating plans
•Performance history
•Input from its compensation consultant and management
•Difficulty of the targets in light of the above factors

28	COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee set the performance metrics, and related weightings and targets, for our 2025 executive compensation program in the beginning of March 2025. The Compensation Committee believes that the performance metrics it established will focus management’s attention on the key drivers of our business, including execution of our Goodyear Forward plan, and that the performance targets it established are rigorous, while providing meaningful motivational value to our executives. The achievement of these performance targets would ensure that we continue to deliver on our Goodyear Forward plan, meet the significant challenges we face and are positioned for long-term growth. Generally, the Compensation Committee prefers to set targets that exceed prior years’ results. However, it also understands that this method is not always practical, especially in our highly cyclical industry that can be impacted by external forces beyond the control of management.
For 2025, the Compensation Committee excluded the impact of the divestiture of our off-the-road (OTR) tire business, contemplated as part of our Goodyear Forward plan, when setting targets in order to measure achievement on a constant basis year-over-year. This resulted in targets lower than the prior year’s targets in some instances. We completed the sale of our OTR tire business effective as of February 3, 2025.
For replacement awards, the Compensation Committee set the performance metrics and related weightings at the time of an employment offer to correspond with the metrics and weightings of awards held by other executive officers. For a discussion of Mr. Metzelaar’s replacement awards, see “Agreements with Our Officers — Mr. Metzelaar’s Offer Letter.”
Given the mercurial nature of tariffs imposed by the U.S. and reciprocal tariffs by its trading partners, the Compensation Committee determined in advance to exclude any incremental impact of increased tariff rates versus the annual operating plan assumptions when measuring financial performance for 2025. The Compensation Committee believes that the exclusion incentivizes management’s continued focus on execution of our Goodyear Forward transformation plan and controlling variables within their control.
For a discussion of our annual incentive plan metrics, targets and performance, see “Annual Compensation — Annual Incentive Plan – Annual Incentive Plan Metrics and Targets,” and for a discussion of our long-term incentive plan metrics, targets and performance, see “Long-Term Compensation — 2025 Grants of Performance-Based Incentives — Long-Term Compensation Metrics and Targets.”

COMPENSATION DISCUSSION AND ANALYSIS	29
2025 EXECUTIVE COMPENSATION ELEMENTS
We provide executive compensation and benefits that are market-competitive in which a large portion of the total opportunity is variable and tied to our performance and changes in shareholder value over a multi-year period. The key components of compensation provided to our executive officers and how each supports our compensation objectives are presented in the following table:

	COMPONENT AND PRIMARY PURPOSE	KEY CHARACTERISTICS

Annual Compensation
Base Salary
To provide a market competitive level of fixed compensation necessary to attract and retain talent and to recognize and rewards skills, competencies, experience, leadership and individual contribution.
Fixed compensation component.

	Annual Incentive Plan To motivate and reward attainment of key performance goals across total company and operating units, and achievement of strategic objectives.	Variable compensation component. The 2025 program metrics were:
40% SOI Margin 40% Free Cash Flow 20% Strategic Objectives

Long-Term Incentive Compensation	Long-Term Incentive Awards 2025 grant mix:

Performance-Based Awards (Performance Share Units and Executive Performance Units)
To motivate and reward performance of key corporate financial goals and relative TSR modifier over a 3-year period, facilitate retention of key talent, align management and shareholders’ interests, and reinforce long-term value creation on an absolute and relative basis.
Vest and payout at the end of a three-year period. Payouts based on achievement of financial goals that are subject to a 3-year relative TSR modifier

	Restricted Stock Units (RSUs) To link long-term realized compensation to stock price, facilitate retention, build executive stock ownership, and align management and shareholders’ interests.	Subject to 3-year ratable vesting

Retirement and Other Benefits
Health/Welfare and Retirement Benefits
To attract and retain employees by providing competitive benefits, promote employee health, and provide for retirement replacement income, thereby facilitating an orderly succession of talent.
•Competitive healthcare plans •Retirement benefits

	Perquisites and Other Benefits To assure protection of officers and enable officers to focus on company business with minimal disruption.	•Tire program •Financial planning and tax preparation services •Annual physical exams •Security program •Limited personal use of company aircraft •Relocation expense reimbursement

The mix of long-term compensation between cash-based long-term incentives, performance shares and restricted stock units is based, in part, on the market value of our Common Stock, the number of shares available for grant under our shareholder-approved equity compensation plan, and considerations relating to managing the dilutive effect of share-based awards.

30	COMPENSATION DISCUSSION AND ANALYSIS
ANNUAL COMPENSATION
BASE SALARY
The Compensation Committee reviews the salaries of our executives annually against competitive market data. The Compensation Committee determined that base salary increases were appropriate for each of Ms. Zamarro and Mr. Phillips to better align their pay with compensation paid to executives with similar responsibility and experience. Mr. Metzelaar was hired January 13, 2025.
Consistent with the requirements of our master labor agreement with the USW, the base salaries of our CEO and the other executive officers are at or below the market-average, in aggregate.

NAME	2024 BASE SALARIES	2025 BASE SALARIES[1]
STEWART	$1,400,000	$1,400,000
ZAMARRO	840,000	875,000
PHILLIPS	715,000	750,000
METZELAAR	—	575,000
HELSEL	680,000	680,000
(1)Base salary increases were effective May 1, 2025. Excludes Ms. Zamarro’s stipend for her interim service as head of EMEA.

ANNUAL INCENTIVE PLAN
ANNUAL INCENTIVE PLAN METRICS AND TARGETS
All of our named executive officers are eligible to earn cash incentives under our annual incentive plan. For 2025, the Compensation Committee retained the existing performance metrics to focus on key drivers of our Goodyear Forward transformation plan. The performance metrics in the annual incentive plan continued to emphasize the importance of our profitability by including Segment Operating Income Margin (SOI Margin) at a 40% weighting and our generation of cash by including Free Cash Flow (FCF) at a 40% weighting. In addition, the metrics include strategic objectives at a 20% weighting, including company-wide strategic objectives tied to important, measurable, non-financial business priorities, and individualized objectives to promote strong execution of our company-wide objectives and differentiation based on individual contributions.
Payouts for corporate officers are based on overall company results. Payouts for operating unit officers are based 50% on their operating unit’s performance and 50% on overall company results for SOI Margin and FCF and on overall company results for strategic objectives. We believe these weightings hold our operating unit executives most accountable for financial results in the areas where they have the most control and influence, but also motivate them to work cooperatively with other operating units to maximize results for the entire Company. Actual payouts can range from 0% to 200% of target.

METRIC	WEIGHTING	RATIONALE

SOI Margin Based on total segment operating income, as adjusted, divided by net sales, as adjusted		Tied to Goodyear Forward Plan. Focus on increased profitability and long-term value creation for shareholders.

Free Cash Flow Based on free cash flow, which is cash flows from operating activities less capital expenditures, as adjusted		Tied to Goodyear Forward Plan. Focus on maintaining financial strength and flexibility.

Strategic Objectives Based on attainment of specified goals related to climate ambitions, people/environment/care (PEC) maturity, and individual objectives		Focus on long-term strategy.

COMPENSATION DISCUSSION AND ANALYSIS	31
The following table shows our 2025 annual compensation targets compared to our 2024 actual results, excluding the impact of insurance recoveries and the divestiture of the OTR tire business (dollars in millions):

METRIC	2025 TARGET	2024 ACTUAL
SOI Margin	6.91%	5.84%
Free Cash Flow	$450	$(250)
Our SOI Margin target for 2025 is aligned with our Goodyear Forward transformation plan and our goal to expand margin. The target for 2025 reflects an improvement of more than 100 basis points over our 2024 SOI Margin, despite significant forecasted raw material inflation. Our Free Cash Flow target for 2025 reflects a significant improvement over our 2024 FCF and supports cash needs of the Goodyear Forward plan and our goal to deliver positive cash flow.
ANNUAL INCENTIVE PLAN PAYOUTS
In February 2026, the Compensation Committee reviewed actual results for 2025 with respect to achievement of the company-wide performance objectives. The table below shows the performance objectives, actual results for 2025 and corresponding payout percentage under our annual incentive plan for the SOI Margin and FCF metrics.

	TOTAL COMPANY RESULTS UNDER ANNUAL INCENTIVE PLAN
	50%	100%	200%	ACTUAL RESULT	% ACHIEVED	WEIGHTED PAYOUT PERCENTAGE
Overall Company Performance (2025):
SOI Margin	5.84%	6.91%	7.76%	6.12%	67%	26.8%
Free Cash Flow	$100	$450	$625	$467	109%	44.5%

“SOI Margin,” as defined in our incentive plans, means total segment operating income divided by net sales. Total segment operating income is the sum of the individual strategic business units’ segment operating income determined in accordance with US GAAP and net sales is calculated in accordance with US GAAP, each as adjusted per the tables below.
Our 2025 segment operating income for purposes of our annual incentive plans was calculated as follows:

($ IN MILLIONS)	2025
Total segment operating income (as reported)	$1,057
Incremental impact of increased tariffs	148
Foreign exchange and impact of hyperinflation	(60)
Insurance recoveries	(56)
Chemical business divestiture	9
Total segment operating income, as adjusted (for incentive compensation purposes)	$1,098

32	COMPENSATION DISCUSSION AND ANALYSIS
Our 2025 net sales for purposes of our annual incentive plans was calculated as follows:

($ IN MILLIONS)	2025
Net sales (as reported)	$18,280
Foreign exchange	(435)
Chemical business divestiture	77
Net sales, as adjusted (for incentive compensation purposes)	$17,922
1,098 million in segment operating income divided by $17,922 million in net sales resulted in an overall company SOI Margin of 6.12% for purposes of our incentive plans.
“Free Cash Flow,” as defined in our incentive plans, means the Company’s cash flows from operating activities, less capital expenditures and also excludes rationalization payments and pension contributions and direct payments. Our 2025 Free Cash Flow also reflected the impact of certain other items noted in the table below, including tariffs. Our 2025 Free Cash Flow for purposes of our incentive plans was calculated as follows:

($ IN MILLIONS)	2025
Cash flows from operating activities (as reported)	$796
Capital expenditures	(826)
Deferred revenue and income from asset sales	(486)
Rationalization payments	431
Incremental impact of increased tariffs	251
Proceeds from asset sales above Goodyear Forward goals	186
Goodyear Forward payments	132
Pension contributions and direct payments	83
Insurance recoveries	(58)
Foreign exchange and impact of hyperinflation	(51)
Chemical business divestiture	9
Free Cash Flow, as adjusted (for incentive compensation purposes)	$467
In response to feedback from shareholders, we reduced the weighting of strategic objectives from 30% to 20% in 2024. The strategic objectives consist of metrics on greenhouse gas emission reductions and people/environment/care (PEC) maturity, each weighted at 5%, and individual objectives weighted at 10%. The Compensation Committee evaluated achievement against the strategic objective goals described below to determine the payout with respect to each goal.

METRIC	GOALS	THRESHOLD 50%	TARGET 100%	MAXIMUM 200%	ACTUAL	WEIGHTED PAYOUT PERCENTAGE
Greenhouse Gas (GHG) Emissions	27% reduction of manufacturing Scope 1 and Scope 2 GHG emissions versus our 2019 baseline	26.5%	27.0%	29.0%	39.9%	10%
People/Environment/Care Maturity	PEC maturity attainment of 1.50 by year end 2025. The PEC Management system utilizes global standards and metrics to reduce risk and help prevent serious injuries.	1.25	1.50	1.75	1.60	7%
Individual Objectives	Key individual strategic objectives by NEO are outlined below	Progress	Achieved	Over-Achieved	See below

COMPENSATION DISCUSSION AND ANALYSIS	33
The named executive officers’ individual objectives are comprised of measurable goals tied to our five global shared objectives. The establishment of individualized performance goals in support of our shared objectives drives accountability and allows for differentiation in compensation based on each officer’s contribution. Our shared objectives are set forth below.

DELIVER AOP & GOODYEAR FORWARD	GROW 18”+ FASTER THAN THE INDUSTRY	OPTIMIZE VOLUME AND PROFITABILITY OF <18”	ADVANCE ALIGNED DISTRIBUTION MODEL	ACT AS ONE GLOBAL TEAM
The Compensation Committee evaluated the CEO’s performance against his individual objectives, and the CEO evaluated each other NEO’s performance against their respective individual objectives and made a recommendation to the Compensation Committee for its consideration. Based on its evaluation of the CEO, and its consideration of the CEO’s recommendations for the other NEOs, the Compensation Committee determined the payout for each NEO. Their key accomplishments are summarized below:

NAME	FOCUS AREA(S)	KEY ACCOMPLISHMENTS	WEIGHTED PAYOUT %

STEWART	All	•Delivered Goodyear Forward cost savings targets •Substantially exceeded $2.0 billion goal for proceeds from strategic asset sales •Strengthened retail operations and returned to profitable growth •Successfully implemented a global operating model and enhanced organizational capability through leadership team realignment	10%
ZAMARRO	Deliver AOP & Goodyear Forward	•Led delivery of $772 million in cost savings under Goodyear Forward in 2025 •Substantially exceeded $2.0 billion goal for proceeds from strategic asset sales •Successfully completed key capital structure projects, including significant debt reductions	12%
METZELAAR	Deliver AOP & Goodyear Forward	•Executed planned footprint-related initiatives to deliver the approved business cases •Reduced cost per tire to specified benchmarks	8%
	Grow 18”+ Faster than the Industry	•Achieved key milestones on global production systems, including establishment of global program and roll-out in additional plants
PHILLIPS	Deliver AOP & Goodyear Forward	•Completed global IP mapping and assessment •Identified opportunities to utilize global business services to enhance efficiency of legal services	10%
	Act as One Global Team	•Launched Government Affairs Charter •Completed necessary resource identification for government engagement
HELSEL	Grow 18”+ Faster than the Industry	•Exceeded targets on release of new product SKUs •Enabled product performance leadership	17%
	Optimize Volume and Profitability of <18”	•Exceeded cost savings and release targets in 2025

The Compensation Committee approved the following awards for our NEOs under our annual incentive plan:

NAME	TARGET AWARD ($)	ACTUAL AWARD ($)	ACTUAL AWARD AS A % OF TARGET AWARD
STEWART	$2,240,000	$2,195,200	98%
ZAMARRO	875,000	875,000	100%
PHILLIPS	675,000	661,500	98%
METZELAAR	472,682	453,775	96%
HELSEL	578,000	606,900	105%

34	COMPENSATION DISCUSSION AND ANALYSIS
LONG-TERM COMPENSATION
On February 24, 2025, the Compensation Committee made long-term incentive awards to executive officers. The target long-term incentive grants were composed of three components: (a) restricted stock units (RSUs) constituting approximately 30% of the target opportunity, (b) stock-settled performance units (PSUs) constituting approximately 30% of the target opportunity, and (c) cash-settled performance units (EPUs) constituting approximately 40% of the target opportunity. The following table summarizes the target award values for our executives in accordance with our annual long-term program:

			PERFORMANCE-BASED AWARDS
		STOCK-SETTLED AWARDS
NAME	AGGREGATE TARGET AWARD	2025-2027 RSUs[1]	2025-2027 PSUs[2]	2025-2027 EPUs
STEWART	$10,500,000	$3,150,000	$3,150,000	$4,200,000
ZAMARRO	3,750,000	1,125,000	1,125,000	1,500,000
PHILLIPS	1,800,000	540,000	540,000	720,000
METZELAAR[3]	700,000	210,000	210,000	280,000
HELSEL	1,200,000	360,000	360,000	480,000
(1)See the “Grants of Plan-Based Awards” Table at page 50 for information regarding the number of restricted stock units actually granted, which was determined by dividing the amount in this column by the closing market price of our Common Stock on the date of grant.
(2)See the “Grants of Plan-Based Awards” Table at page 50 for information regarding the target number of performance shares actually granted, which was determined by dividing the amount in this column by the closing market price of our Common Stock on the date of grant.
(3)See additional discussion of Mr. Metzelaar’s hiring compensation in “Agreements with our Named Executive Officers” on page 44.
2025 GRANTS OF PERFORMANCE-BASED INCENTIVES
Long-term performance-based incentives granted in 2025 have the following characteristics:
•The payout is based on our consolidated results over a three-year performance cycle. Performance is measured 40% on Net Income, 40% on Cash Flow Return On Capital (CFROC), and 20% on 3-Year Margin Growth, with targets for Net Income and CFROC established at the beginning of each year.
•Net Income and 3-Year Margin Growth are used as measures of improvement in profitability. CFROC is an efficiency metric that measures how much return is generated in proportion to the investment in the business in terms of plant, property and equipment and working capital.
•The payout based on financial performance can range from 0% to 200% for the 2025 - 2027 performance cycle based on actual results on the financial metrics.
•The payout for the financial metrics is subject to a modifier (0.8x to 1.2x) based on three-year relative total shareholder return (TSR) versus peer companies over the entire three-year performance cycle ending December 31, 2027. Performance at the 55th percentile is required to achieve a 1.0x modifier, with the modifier capped at 1.0x if absolute TSR is negative over the three-year period, regardless of relative performance.
•The overall maximum payout is 200% of target.

COMPENSATION DISCUSSION AND ANALYSIS	35

	2023	2024	2025	2026	2027
2023-2025	Year 1 1/3	Year 2 1/3	Year 3 1/3
3-Year Relative TSR
3-Year SI Index

2024-2026		Year 1 ∼26.6%	Year 2 ∼26.6%	Year 3 ∼26.6%
3-Year SOI Margin Growth 20%
3-Year Relative TSR

2025-2027			Year 1 ∼26.6%	Year 2 ∼26.6%	Year 3 ∼26.6%
3-Year SOI Margin Growth 20%
3-Year Relative TSR

Financial Performance Metrics are set annually and have a maximum payout opportunity of 150% of target for each one-year performance period for 2023-2025 and 200% of target for each one-year or three-year performance period, as applicable, for 2024-2026 and 2025-2027.	3-Year Relative TSR Modifier	3-Year SI Index
	0.8x to 1.2x and covers the full 3-year performance period.	Can add up to 25% at the end of the 3-year performance period. Measurement is based on specific, measurable goals.
LONG-TERM COMPENSATION METRICS AND TARGETS
On March 3, 2025, the Compensation Committee set financial performance metrics and targets for (i) year 3 of the 2023 - 2025 long-term awards, (ii) year 2 of the 2024 - 2026 long-term awards and (iii) year 1 of the 2025 - 2027 long-term awards. The Compensation Committee also set goals for 3-Year Margin Growth for the full three-year 2025 - 2027 performance cycle.
The performance metrics in our long-term awards emphasize the importance of our earnings (as measured by Net Income) and the efficiency of our utilization of free cash flow (as measured by CFROC), each weighted at 40%.
The following table shows our 2025 long-term compensation targets compared to our 2024 actual results, excluding the impact of the divestiture of our OTR tire business (dollars in millions):

METRIC	2025 TARGET	2024 ACTUAL
Net Income	$310	$ 219
CFROC	4.10%	0.24%

Our 2025 Net Income target was set higher than our 2024 actual results. Our Net Income target for 2025 required that we more than offset anticipated inflationary cost headwinds through execution of the Goodyear Forward plan and significant raw material cost increases with improvements in price and product mix. Our 2025 CFROC target was significantly higher than our 2024 actual results requiring that we increase our free cash flow.
In response to prior shareholder feedback and to ensure that executives are focused on long-term margin growth and value creation, the Compensation Committee continued to include a 3-Year Margin Growth metric weighted at 20%. To reflect the cyclical nature of our industry, the Compensation Committee provided that the target will be adjusted if industry growth is below -1% or above 3%.

METRIC	2025-2027 TARGET
3-Year Margin Growth	4.82 pts.

36	COMPENSATION DISCUSSION AND ANALYSIS
Relative Total Shareholder Return (TSR) Modifier
To add further rigor to the long-term awards and ensure executives are focused on Goodyear’s stock price performance and aligned with our shareholders, the Compensation Committee also provided that the awards will be modified based on Goodyear’s relative total shareholder return performance versus an index of 20 highly relevant peer companies.
This modifier is designed to assess Goodyear’s success in creating shareholder value relative to other capital-intensive automotive and cyclical industrial companies with comparable leverage and strong correlations to Goodyear’s Common Stock performance. This group of companies better reflects our relative success in enhancing shareholder value than would comparisons to the peer companies used for benchmarking executive pay or a broad-based market index like the S&P 500. This approach has the further benefit of creating greater comparability throughout economic cycles. The Compensation Committee believes this reflects the understanding investors have of risk and reward in making investment decisions.

THE COMPARISON GROUP CONSISTS OF:

Adient plc	Flowserve Corporation	nVent Electric plc
American Axle & Manufacturing	Ford Motor Company	Stoneridge, Inc.
Aptiv PLC	General Motors Company	Terex Corporation
BorgWarner Inc.	Harley Davidson, Inc.	The Timken Company
Carpenter Technology Corporation	Hillenbrand, Inc.	WESCO International, Inc.
Dana Inc.	Lear Corporation	Whirlpool Corporation
Eastman Chemical Co.	Minerals Technologies Inc.

The TSR modifier measures the relative performance of our Common Stock versus the TSR peer group over the three-year performance cycle of our long-term incentive awards and is calculated based on the trailing two-month average closing price for our Common Stock and the TSR peer group (as in existence at the end of the period), assuming the reinvestment of dividends. The TSR modifier will cause the payout for the financial metrics in our long-term incentive awards to increase or decrease as follows:

GOODYEAR COMMON STOCK VS. COMPARISON GROUP[1]	TSR MODIFIER
≥ 75th Percentile	1.2x
at 55th Percentile	1.0x
≤ 25th Percentile	0.8x
(1)Results between these performance levels will be interpolated.

Performance at the 55th percentile is required to achieve a 1.0x modifier, with the modifier capped at 1.0x if absolute TSR is negative over the three-year period, regardless of relative performance.

2025 FINANCIAL PERFORMANCE
The table below shows the Net Income performance goals, actual results and payout percentages for the 2025 performance period applicable to each of the 2023 - 2025, 2024 - 2026 and 2025 - 2027 performance cycles. Actual payouts are determined at the end of the 3-year performance cycle based on the attainment of performance targets and are subject to the modifier discussed above. With respect to the 2025 performance period of the 2023 - 2025 performance cycles, each year was weighted evenly (33%), goals were set at the beginning of the performance period, and the maximum payout for performance metrics was 150% of the target award opportunity. The 2024 - 2026 and 2025 - 2027 awards are stratified into three evenly weighted one-year performance periods making up 80% of the award and a three-year performance period making up 20% of the award. With respect to the one-year 2025 performance period and three-year 2025 - 2027 performance period, goals were set at the beginning of the performance periods and the maximum payout for the performance metrics was 200% of the target award opportunity. The three-year 2025 - 2027 performance period will be complete on December 31, 2027.

COMPENSATION DISCUSSION AND ANALYSIS	37

($ IN MILLIONS)					NET INCOME
	THRESHOLD	TARGET	MAXIMUM	ACTUAL RESULT	% ACHIEVED
2023-2025	$110	$310	$379.5	$305	99.6%
2024-2026 and 2025-2027	$110	$310	$449	$305	99.6%
“Net Income,” as defined in our long-term incentive plans, means Goodyear net income, excluding charges (after-tax and minority interest) for rationalizations, certain asset write-offs and accelerated depreciation, goodwill and intangible asset impairment charges, certain pension curtailment and settlement charges, charges relating to the refinancing of debt, changes in tax valuation allowances and other discrete tax items, and the cumulative effect of accounting changes. Our 2025 Net Income excluded any incremental impact of increased tariff rates, as discussed above. Our 2025 Net Income also excluded the impact of certain other items noted in the table below. Our 2025 Net Income for purposes of our long-term incentive plans was calculated as follows:

($ IN MILLIONS)	2025
Goodyear net income (loss) (as reported)	$(1,721)
Changes in tax valuation allowances and other discrete tax items	1,448
Net gains on asset sales and other dispositions	(747)
Goodwill impairment	674
Rationalizations, asset write-offs, and accelerated depreciation	321
Pension curtailment and settlement charges	200
Incremental impact of increased tariffs	148
Insurance recoveries	(56)
Goodyear Forward costs	15
Impact of hyperinflation	14
Chemical business divestiture	9
Net Income, as adjusted (for incentive compensation purposes)	$305
The table below shows the CFROC performance goals, actual results and payout percentages for the 2025 performance period applicable to each of the 2023 - 2025, 2024 - 2026 and 2025 - 2027 performance cycles.

	CASH FLOW RETURN ON CAPITAL
	THRESHOLD	TARGET	MAXIMUM	ACTUAL RESULTS	% ACHIEVED
2023-2025	0.9%	4.1%	4.85%	5.0%	150%
2024-2026 and 2025-2027	0.9%	4.1%	5.6%	5.0%	160%
“Cash flow return on capital” or “CFROC,” as defined in our long-term incentive plans, means free cash flow, as adjusted, divided by the sum of average net fixed assets and average working capital. See also the reconciliation of “free cash flow” on page 32.
Our 2025 cash flow return on capital for purposes of our long-term incentive plans was calculated as follows:

($ IN MILLIONS)	2025
Free cash flow, as adjusted for annual incentive plan	$467
Foreign exchange	63
Free cash flow, as adjusted for long-term incentive plans	530
Average working capital + average net fixed assets	10,600
CFROC	5.0%
Based on the results during the 2025 performance period, the Compensation Committee approved earnings on the long-term incentive awards for that one-year period in an amount equal to 125% of the target amount for the 2023 - 2025 awards and 130% of the target amount for each of the 2024 - 2026 and 2025 - 2027 awards.

38	COMPENSATION DISCUSSION AND ANALYSIS
The table below shows amounts earned by each of the NEOs in respect of their long-term incentive grants for the 2025 performance period for each of the 2023 - 2025, 2024 - 2026 and 2025 - 2027 awards. For 2023 - 2025, the amounts earned represent one-third of the respective target award opportunity. For 2024 - 2026 and 2025 - 2027, the amounts earned represent one-third of the target award for the Net Income and CFROC metrics (weighted 80% of the total award opportunity). The amount earned in respect of the 3-Year Margin Growth metric will be determined at the end of the three-year performance period.

NAME	AGGREGATE TARGET AWARD[1]	PORTION OF ACTUAL AWARD PAYABLE IN CASH[2]	PORTION OF ACTUAL AWARD PAYABLE IN SHARES (# OF SHARES)[2]
2023-2025 Award, 2025 Performance Period
STEWART	$—	$—	—
ZAMARRO	524,996	468,800	16,432
PHILLIPS	349,997	312,500	10,955
METZELAAR	—	—	—
HELSEL	332,500	296,900	10,407
2024-2026 Award, 2025 Performance Period
STEWART	$1,679,997	$1,248,000	79,254
ZAMARRO	625,337	464,533	29,500
PHILLIPS	335,999	249,600	15,850
METZELAAR	—	—	—
HELSEL	303,337	225,333	14,310
2025-2027 Award, 2025 Performance Period
STEWART	$1,960,002	$1,456,000	111,542
ZAMARRO	700,005	520,000	39,837
PHILLIPS	336,001	249,600	19,121
METZELAAR	186,671	138,667	10,623
HELSEL	224,001	166,400	12,747
Replacement Award, 2024-2025 PSU, 2025 Performance Period
STEWART	$2,487,505	$—	273,815
(1)The aggregate target award is the sum of the target cash award and the target share award.
(2)Payable contingent on continued service through December 31, 2025 for the 2023 - 2025 award, December 31, 2026 for the 2024 - 2026 award, and December 31, 2027 for the 2025 - 2027 award, and subject to a three-year relative TSR modifier for each award and a three-year Strategic Initiatives Index for the 2023-2025 award. The CEO Replacement Award is payable contingent on continued service through May 15, 2026 for the 2024-2025 PSU, and subject to a two-year relative TSR modifier.

COMPENSATION DISCUSSION AND ANALYSIS	39
IMPACT OF TSR MODIFIER AND SI INDEX ON 2023 - 2025 LONG-TERM INCENTIVE AWARDS
Our stock was at the 30th percentile of companies in the comparison group during the three-year period ended December 31, 2025, resulting in a TSR modifier of .83 times. See page 36 for more information on the calculation of the TSR modifier.
To determine achievement on the SI Index, the Compensation Committee evaluated performance of the SI Index goals against the objective criteria developed at the beginning of the three-year performance period ended December 31, 2025 for the 2023 - 2025 awards. Achieving one goal would result in an SI Index of plus 15 percentage points and achieving both goals would result in an SI Index of plus 25 percentage points. The Compensation Committee determined that the Company achieved both goals resulting in an SI Index of plus 25 percentage points. The goals and achievements are summarized below:

METRIC	GOALS	ACHIEVEMENT

Greenhouse Gas Emissions	Reduce absolute global Scope 1 and 2 greenhouse gas emissions by 20% from a 2019 baseline.	39.9% Reduction Achieved
Structural Cost Improvements	Develop and execute plan to improve structural costs (SAG and/or manufacturing), driving a $100 million improvement in EBIT by the end of 2025.	$100M+ Improvement Achieved
The Compensation Committee approved the payout of shares of Common Stock and cash to the NEOs with respect to the 2023 - 2025 performance cycle as follows.

NAME	CASH AWARD ($)
	PERFORMANCE PERIOD
	2023[1]	2024[2]	2025	IMPACT OF TSR MODIFIER	IMPACT OF SI INDEX	TOTAL PAYOUT OF 2023-2025 AWARDS
STEWART	$—	$—	$—	$—	$—	$—
ZAMARRO	183,800	303,800	468,800	(162,800)	281,400	1,075,000
PHILLIPS	122,500	202,500	312,500	(108,300)	187,500	716,700
METZELAAR	—	—	—	—	—	—
HELSEL	116,400	192,400	296,900	(103,100)	178,200	680,800
(1)Previously reported, to the extent applicable, in the Proxy Statement dated March 7, 2024.
(2)Previously reported, to the extent applicable, in the Proxy Statement dated March 10, 2025.

NAME	SHARES AWARD (# OF SHARES)
	PERFORMANCE PERIOD
	2023[1]	2024[2]	2025	IMPACT OF TSR MODIFIER	IMPACT OF SI INDEX	TOTAL PAYOUT OF 2023-2025 AWARDS
STEWART	—	—	—	—	—	—
ZAMARRO	6,442	10,648	16,432	(5,701)	9,861	37,682
PHILLIPS	4,294	7,098	10,955	(3,802)	6,574	25,119
METZELAAR	—	—	—	—	—	—
HELSEL	4,079	6,744	10,407	(3,611)	6,246	23,865
(1)Previously reported, to the extent applicable, in the Proxy Statement dated March 7, 2024.
(2)Previously reported, to the extent applicable, in the Proxy Statement dated March 10, 2025.

40	COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee approved the payout of shares of Common Stock to Mr. Stewart with respect to the 2025 performance cycle of his 2024-2025 PSU replacement award as follows:

NAME	SHARES AWARD (# OF SHARES)
	PERFORMANCE PERIOD
	2024[1]	2025	IMPACT OF TSR MODIFIER	IMPACT OF SI INDEX	TOTAL PAYOUT OF 2024-2025 REPLACEMENT AWARD [2]
STEWART	170,607	273,815	(88,885)	N/A	355,537
(1)Previously reported, to the extent applicable, in the Proxy Statement dated March 10, 2025.
(2)Payable contingent on service through May 15, 2026.
2025 RESTRICTED STOCK UNIT GRANTS
Restricted stock units granted in 2025 to the NEOs have the following terms:
•the restricted stock units ratably vest and convert into shares of Common Stock each year during the three years following the grant date, contingent on continued service to the vesting date, and
•restricted stock units accrue dividend equivalents, if any, that are subject to the same vesting requirements as the underlying restricted stock units.
The portion of long-term compensation provided in the form of restricted stock units grants each year is determined based on the availability of Common Stock under our equity compensation plans, as well as market data on long-term compensation.
The table below shows the aggregate grant date fair value and the number of restricted stock units granted to each of our NEOs in 2025. Since we do not award partial shares, the aggregate grant date fair value may differ slightly from the target values set forth on page 34.

NAME	AGGREGATE GRANT DATE FAIR VALUE ($)	NUMBER OF RESTRICTED STOCK UNITS (#)
STEWART	$3,149,991	321,756
ZAMARRO	1,124,998	114,913
PHILLIPS	539,997	55,158
METZELAAR[1]	699,993	75,994
HELSEL	359,998	36,772
(1)Includes Mr. Metzelaar’s replacement awards. For a discussion of Mr. Metzelaar’s replacement awards, see “Agreements with Our Named Executive Officers”.

COMPENSATION DISCUSSION AND ANALYSIS	41
RETIREMENT AND OTHER BENEFITS
RETIREMENT BENEFITS
Retirement benefits are important to attracting, motivating and retaining talented executives with a history of leadership and to providing retirement replacement income. Retirement benefits are an important factor in an executive’s decision to accept or reject a new position. We provide our U.S.-based NEOs with retirement benefits under both tax-qualified and non-qualified retirement plans described in the table below.

PLAN	DESCRIPTION	ELIGIBILITY & PARTICIPATION
Tax Qualified Plans
Goodyear Salaried Pension Plan (“Salaried Plan”)
Provides a tax-qualified defined benefit calculated based on an age and years of service formula (multiplied by the 5-year average compensation above and below a break-point).
Accruals in the Salaried Plan were frozen effective December 31, 2008.
U.S.-based salaried employees hired before January 1, 2005. Mr. Helsel is eligible for benefits under the Salaried Plan.

Goodyear Employee Savings Plan for Salaried Employees (“Savings Plan”)	Provides a tax-qualified defined contribution benefit to U.S. salaried employees. Each participant receives a Company retirement contribution each pay period equal to a percentage of compensation and a company matching contribution, if applicable, with compensation held to the qualified plan limit under the Code.

The Savings Plan company match is available to all U.S. salaried employees, including, as of January 1, 2009, Salaried Plan participants.
All NEOs receive allocations under the retirement contributions feature of the Savings Plan.

Non-Qualified Retirement Plans Prior to January 1, 2022
Goodyear Supplementary Pension Plan (“Supplementary Plan”)
Provides a supplemental benefit to executives who retire with 30 years of service, after the age of 55 with at least ten years of service or after the age of 65 with at least five years of service. The annuity benefit is based on a percentage of five-year average compensation and service. See “Pension Benefits” for additional information.
The Supplementary Plan was closed to new participants effective December 31, 2021.

Eligible executives hired before January 1, 2022.
Helsel is currently eligible to receive a benefit from the Supplementary Plan. Ms. Zamarro and Mr. Phillips participate in the Supplementary Plan and are eligible to receive benefits, respectively, on January 1, 2027 and November 1, 2030.

Defined Contribution Excess Benefit Plan (“DC Excess Plan”)	Provides employees with company match benefits substantially equal to those they would have received in the Savings Plan but were not able to because of Internal Revenue Code limitations.	Mr. Stewart and Mr. Metzelaar are eligible to receive accruals under the DC Excess Plan. Ms. Zamarro and Mr. Phillips are also eligible to receive benefits under the DC Excess Plan through December 31, 2026 and October 31, 2030, respectively.

Non-Qualified Retirement Plans Effective January 1, 2022
DC Excess Plan – Performance-Based Benefit
Effective January 1, 2022, the DC Excess Plan provides a performance-based benefit to designated participants, pursuant to which contributions are equal to the participant’s annual base salary paid during the applicable performance period, limited to twelve (12) months, plus the award to be payable under the annual incentive plan, if any, multiplied by the applicable percentage (7% for threshold performance; 14% for target performance, and 28% for maximum performance) based on company-wide achievement under the annual incentive plan.
Eligible executives hired after January 1, 2022. Mr. Stewart and Mr. Metzelaar participate in the DC Excess Plan - Performance-Based Benefit.
For more information regarding the terms of these plans and the NEOs’ accrued benefits under these plans, see “Defined Contribution Plans” at page 53 and “Defined Benefit Plans” beginning on page 54.

42	COMPENSATION DISCUSSION AND ANALYSIS
SEVERANCE AND CHANGE-IN-CONTROL BENEFITS
Our Executive Severance and Change in Control Plan (the “Executive Severance Plan”) provides for the payment of severance benefits to our officers, including all of the NEOs, if their employment is terminated under certain circumstances during certain periods before or within two years following a change-in-control of the Company. The Executive Severance Plan does not provide for any excise tax gross-ups or walk-away rights.
The Executive Severance Plan is designed to attract, retain and motivate officers, provide for stability and continuity in the event of an actual or threatened change-in-control, and ensure that our officers are able to devote their full time and attention to the Company’s operations in the event of an actual or threatened change-in-control.
The Executive Severance Plan and the related change-in-control triggers (commonly referred to as “double triggers”) generally provide for the payment of severance benefits if employment is terminated under certain circumstances during certain periods before or within two years following a change-in-control of the Company. The change-in-control triggers in our equity compensation plans are substantially similar to those in the Executive Severance Plan. We selected the specific change-in-control triggers used in the Executive Severance Plan and our equity compensation plans, such as the acquisition of 20% or more of Goodyear’s Common Stock, a significant change in the composition of the Board of Directors or the acquisition of actual control of Goodyear, based upon our review of market practices, including provisions included in similar agreements of other public companies.
The Executive Severance Plan also provides severance benefits to our officers, including each of the NEOs, if their employment is terminated by us other than for Cause (as defined in the Executive Severance Plan), death or disability, and other than in connection with a change-in-control.
To be eligible to receive benefits under the Executive Severance Plan, an officer must execute a release and agree, among other things, to certain confidentiality, non-disparagement, non-solicitation and non-competition covenants.
The Compensation Committee believes that our severance benefits are in the best interests of the Company and our shareholders, are a necessary component of a competitive compensation program, and are in line with severance benefits in place at other companies.
For additional information regarding the terms of the Executive Severance Plan and benefits payable under that plan, see “Potential Payments Upon Termination or Change-in-Control” at page 57.
PERQUISITES AND OTHER BENEFITS
We provide certain executives, including our NEOs, with certain personal benefits and perquisites, as described below and in footnote 7 to the Summary Compensation Table at page 48. The Compensation Committee has reviewed and approved the perquisites described below. The Compensation Committee recognizes that these perquisites are an important factor in protecting our executive officers and in enabling them to focus on our business with minimal disruption.
We generally do not provide any tax reimbursements to our executive officers for any of the perquisites we provide them, except as required by our company-wide relocation policy.
Safety and Security. We maintain a comprehensive security policy, and as a component of this policy, we may determine that in appropriate circumstances, certain executive officers should be required to have personal security protection. Under our security policy, we require that the executive accept such personal security protection because we believe it is in the best interests of the Company and its shareholders that the executive not be vulnerable to security threats to the executive or his or her family members.
We pay for the cost of home security systems for a limited number of executive officers in order to enhance their safety and protect our investment in them. We cover the cost of installation, monitoring and maintenance for these systems. In addition, the Compensation Committee has approved the use of our corporate aircraft for personal travel in connection with our overall security program.
Tire Program. We offer our executive officers and Board members the opportunity to receive up to two sets of tires per year at our expense, including the cost of tires, mounting, balancing and disposal fees.

COMPENSATION DISCUSSION AND ANALYSIS	43
Financial Planning and Tax Preparation Services. We offer financial assistance to our executive officers to help them cover the cost of financial planning and tax preparation services. In providing this benefit, we seek to alleviate our executives’ concern regarding personal financial planning so that they may devote their full attention to our business. The maximum annual cost to the Company under this program is $9,000 per officer.
Annual Physical Exams. We strongly encourage our executive officers to have an annual comprehensive physical examination which we pay for in order to enhance their physical well-being and protect our investment in them.
Relocation. In circumstances where we are recruiting an executive candidate who would have to relocate to accept our job or promotion offer, we provide such individuals with relocation benefits to assist his or her relocation. We provide all employees, including our executive officers, tax gross-up payments for relocation assistance costs under our standard relocation program. The Compensation Committee believes that not reimbursing taxes for employees who move at the Company’s request is an unfair financial burden. This policy removes any financial disincentive for an executive to relocate and, therefore, enhances the Company’s ability to recruit employees and have its employees gain experience in a variety of our global operations.
Club Memberships. We pay the annual dues for a corporate club membership that is available to Mr. Stewart and Mr. Helsel. None of the other NEOs utilize this corporate club membership. The membership is intended to be used primarily for business purposes, although members may use the club for personal purposes so long as they pay all incremental costs, other than the annual dues, related to that personal use.
From time to time, certain of the NEOs may receive tickets to sporting and other events for their personal use, typically when those tickets would not otherwise be used for business purposes, which use results in no incremental cost to the Company.
EXECUTIVE DEFERRED COMPENSATION PLAN
The Goodyear Deferred Compensation Plan for Executives (the “Deferred Compensation Plan”) is a non-qualified deferred compensation plan that provides NEOs and other highly compensated employees the opportunity to defer various forms of compensation. For participants, this offers an additional means to save for retirement on a tax-deferred basis. There is no guaranteed return associated with any deferred amounts. During 2025, none of the NEOs made deferrals under the Deferred Compensation Plan.
For additional information regarding the terms of the Deferred Compensation Plan, see “Nonqualified Deferred Compensation” at page 56.

44	COMPENSATION DISCUSSION AND ANALYSIS
AGREEMENTS WITH OUR NAMED EXECUTIVE OFFICERS
The Company typically provides written offer letters to employees which provide for an “at will” employment arrangement but include certain binding obligations on both the Company and the employee.
MR. METZELAAR’S OFFER LETTER
The hiring of a Senior Vice President, Global Manufacturing and Supply Chain, was a critical strategic hire that enabled us to centralize manufacturing leadership to drive operational consistency, efficiency and performance across our worldwide operations. On January 13, 2025, Mr. Metzelaar became our Senior Vice President, Global Manufacturing and Supply Chain.
Mr. Metzelaar receives an annual base salary of $575,000 and participates in our annual incentive plan, with a target annual incentive of 85% of his annual base salary, and our long-term incentive program, with a 2025 grant value of $700,000.
In replacement of forfeited awards at his prior employer, Mr. Metzelaar received in 2025 (1) cash payments totalling $765,000 for awards from his prior employer that would have been payable or fully vested in 2025, (2) a one-time $400,000 RSU grant for long-term awards from his prior employer that would have been payable or fully vested over the next two years, and (3) a $300,000 long-term incentive award, comprised of 40% EPUs, 30% PSUs and 30% RSUs, for long-term awards from his prior employer that would have been payable or fully vested over the next three years. He will also receive in 2026 a cash payment of $600,000 for a forfeited cash retention award from his prior employer that would have been paid on July 31, 2026. Mr. Metzelaar will be required to repay these amounts if he leaves Goodyear within one-year of the payment dates. These replacement awards approximate the value of and vest on the same schedule as the forfeited awards and were made on the following terms:

	VESTING DATE	VALUE	DETAILS
2025 Restricted Stock Units	1/13/2027	$400,000	Prior employer LTI award vesting Aug/Dec 2026
2025-2027 Additional LTIP Performance metrics and vesting schedule are identical to the annual LTIP	Varies	$300,000	Prior employer LTI award vesting December 2027
Mr. Metzelaar is eligible to participate in our DC Excess Plan and is eligible for a performance-based benefit under that Plan. He is also a participant in other benefit plans and programs that generally are available to our executive officers and associates.

COMPENSATION DISCUSSION AND ANALYSIS	45
COMPENSATION POLICIES AND PRACTICES
STOCKHOLDING GUIDELINES
In keeping with our objective of aligning our executives’ interests with our shareholders’ interests, we require our executives to hold equity in the Company equal in value to a designated multiple of their base salaries. Under the Company’s stockholding guidelines, officers must hold 100% of the net shares issued to them until they achieve the required stock ownership level, unless they demonstrate a need to sell shares due to a financial hardship. The required ownership values for our NEOs vary based on the executive’s level of responsibility as follows:

TITLE	REQUIRED OWNERSHIP AS A MULTIPLE OF BASE SALARY
Chief Executive Officer	6x
President, Executive Vice President or Senior Vice President	3x
All shares of Common Stock owned outright by officers (or their spouses) and held by them in the Goodyear stock fund of the Savings Plan, shares of restricted stock or restricted stock units, and share equivalent units held in our deferred compensation plan are counted as ownership in assessing compliance with the guidelines. Unvested performance shares and unexercised stock options are not counted toward compliance with the guidelines. The stock price used in assessing compliance with the guidelines as of May 1st of each year is the average closing stock price for the prior 200-day period.
If an officer has met their stockholding requirement, they are required to retain 25% of the net shares received from any vested shares of Common Stock or any exercised options for at least one year from the date of vesting or exercise and may only sell or otherwise dispose of shares to the extent they will still meet their stockholding requirement following that sale or disposition.
During 2025, each of our NEOs complied with our stockholding guidelines and satisfied, or is working towards satisfying, their stockholding requirement.
INSIDER TRADING POLICY
We have adopted an insider trading policy governing the purchase, sale and/or other dispositions of our securities by our directors, officers, employees and related persons that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. We comply with all applicable securities laws when transacting in our own securities.
PROHIBITION ON HEDGING AND PLEDGING
We have adopted, as part of our insider trading policy, prohibitions on the short sale of our Common Stock and other securities and the issuance, purchase or sale of, or trading or dealing in, puts, calls or other options or rights relating to our Common Stock and other securities. These provisions prohibit our directors, officers and employees from hedging the risk of their ownership of our Common Stock. We also prohibit our directors, officers and employees from holding our Common Stock and other securities in a margin account or otherwise pledging them as collateral for a loan.
RECOVERY OF COMPENSATION AND CLAW-BACK POLICY
Claw-Back Policy
In October 2023, we adopted a compensation recovery policy (i.e., “claw-back” policy) in compliance with Rule 10D-1 of the Exchange Act and Nasdaq listing standards. The claw-back policy provides for the recovery of the amount of incentive compensation erroneously awarded to certain current and former officers (“covered officers”) during the prior three fiscal years if the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Subject to limited exceptions, the amount subject to recovery equals the excess that the covered officer received over the amount that would have been paid to the covered officer after taking into account the accounting restatement. The claw-back policy applies to incentive compensation received on or after October 2, 2023.

46	COMPENSATION DISCUSSION AND ANALYSIS
In addition, our claw-back policy goes beyond the minimum requirements of the Nasdaq listing standards by providing the Compensation Committee discretion to recover additional amounts paid to elected officers, in the event of misconduct that results in a violation of law or Company policy that causes significant financial or reputational harm to the Company. Additional amounts recoverable by the Company include any bonus or other incentive-based or equity-based compensation, regardless of whether based on attainment of a financial reporting measure, and any profits realized from the sale of securities during a specified time period.
The Compensation Committee will determine the method for recouping incentive compensation under the claw-back policy, which may include, without limitation, requiring reimbursement of compensation paid; seeking recovery of any gain realized on the vesting, exercise, sale, settlement, transfer or other disposition of equity-based awards; offsetting amounts from compensation otherwise owed; and/or cancelling outstanding vested or unvested awards.
Other Recovery of Compensation
If the Compensation Committee determines that an officer has engaged in conduct detrimental to the Company, the Compensation Committee may take a range of actions to remedy this conduct, prevent its recurrence and impose appropriate discipline. Discipline would vary depending on the facts and circumstances, and may include (1) termination of employment, (2) cancelling or reducing any outstanding compensatory grants or awards, (3) initiating an action for breach of fiduciary duty or fraud which could include recovery of any unjustly obtained incentive compensation, and (4) requiring reimbursement of compensation or other payments in accordance with provisions of the Sarbanes-Oxley Act of 2002, our claw-back policy described above or the terms of the relevant compensation plan. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
In addition, under our equity compensation plans, the Compensation Committee may require a plan participant who engages in competition with us within 18 months after their termination of employment to return or forfeit the realized value of all awards under those plans during such period of time that the Compensation Committee determines. Our Executive Severance Plan also provides for the recovery or forfeiture of severance payments if a person receiving payments pursuant to the plan violates certain confidentiality, non-disparagement, non-solicitation and non-competition covenants.

47
COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2025.
THE HUMAN CAPITAL AND COMPENSATION COMMITTEE
JAMES A. FIRESTONE, CHAIRPERSON
NORMA B. CLAYTON
JOSEPH R. HINRICHS
LAURETTE T. KOELLNER
KARLA R. LEWIS

48
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The table below sets forth information regarding the compensation of the CEO, the Chief Financial Officer (the “CFO”), and the persons who were, at December 31, 2025, the other three most highly compensated executive officers of Goodyear (collectively, the “named executive officers”), for services in all capacities to Goodyear and its subsidiaries during 2023, 2024 and 2025.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)[1]	BONUS ($)[2]	STOCK AWARDS ($)[3]	OPTION AWARDS ($)[4]	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)[5]	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)[6]	ALL OTHER COMPENSATION ($)[7]		TOTAL ($)
MARK W. STEWART Chief Executive Officer and President	2025	$1,400,000	$—	$7,128,093	$—	$4,899,200	$—	$1,175,096		$14,602,389
	2024	1,299,487	4,280,000	16,798,406	—	2,267,021	—	1,145,050	(8)	25,789,964
CHRISTINA L. ZAMARRO Executive Vice President and Chief Financial Officer	2025	1,038,333	875,000	2,029,041	—	2,446,933	878,532	68,010		7,335,849
	2024	840,000	375,000	1,661,518	—	1,374,541	845,392	87,765		5,184,216
	2023	725,000	—	2,122,986	—	1,189,350	435,273	113,175		4,585,784
DAVID E. PHILLIPS Senior Vice President and Chief Legal Officer	2025	738,333	—	1,010,096	—	1,552,400	441,226	41,920		3,783,975
	2024	715,000	—	964,258	—	1,140,959	493,689	20,575		3,334,481
	2023	633,333	100,000	678,585	—	1,160,426	419,492	14,504		3,006,340
DON METZELAAR Senior Vice President, Global Manufacturing and Supply Chain	2025	557,576	765,000	850,573	—	592,442	—	197,807		2,963,398
CHRISTOPHER P. HELSEL Senior Vice President and Chief Technical Officer	2025	680,000	—	724,472	—	1,370,633	491,562	44,759		3,311,426
	2024	680,000	—	871,853	—	990,361	1,176,777	61,276		3,780,267
(1)Includes Ms. Zamarro’s monthly stipend of $25,000 for her service as interim head of EMEA.
(2)These amounts reflect payments made in 2025 pursuant to Ms. Zamarro’s retention award associated with Goodyear Forward, as disclosed in the Proxy Statement dated March 7, 2024, and Mr. Metzelaar’s offer letter. See “Agreements with Our Executive Officers — Mr. Metzelaar’s Offer Letter.”
(3)Represents the aggregate grant date fair value as of the respective grant date for each award, excluding forfeitures. Because the grant date for a performance-based unit occurs when performance targets are approved, the values in this column include for 2025, 1/3 of the 2023-2025 awards, the portion of the 2024 - 2026 awards with respect to the one-year performance period ended December 31, 2025, and the portion of the 2025 - 2027 awards with respect to the one-year performance period ended December 31, 2025 and the 3-year performance period ending December 31, 2027. This column also includes a portion of Mr. Stewart’s 2024-2025 replacement PSU award. The awards remain subject to continued service, TSR modifiers and SI Index, as applicable. The grant date values in this table do not necessarily correspond to the actual value that will be received by the named executive officers. The maximum amount to be awarded with respect to the equity portion of our long-term incentive awards for each of the named executive officers is shown in the Grants of Plan-Based Awards Table in the column “Estimated Future Payouts Under Equity Incentive Plan Awards — Maximum.” The assumptions made in valuing stock awards reported in this column are discussed in Note to the Consolidated Financial Statements No. 1, “Accounting Policies” under “Stock-Based Compensation” and Note to the Consolidated Financial Statements No. 19, “Stock Compensation Plans” included in Goodyear’s Annual Report for the year ended December 31, 2025. For additional information regarding such grants, see “Compensation

EXECUTIVE COMPENSATION	49
Discussion and Analysis — Long-Term Compensation — 2025 Grants of Performance-Based Incentives.” See also “Grants of Plan-Based Awards” below.
(4)Represents the aggregate grant date fair value as of the respective grant date for each award. The assumptions made in valuing option awards reported in this column, if any, are discussed in Note to the Consolidated Financial Statements No. 1, “Accounting Policies” under “Stock-Based Compensation” and Note to the Consolidated Financial Statements No. 19, “Stock Compensation Plans” included in Goodyear’s Annual Report for the year ended December 31, 2025. No stock options were granted to any of the named executive officers in 2025, 2024 or 2023.
(5)Represents amounts awarded under our annual and long-term incentive compensation plans, including replacement awards, as applicable. For additional information regarding annual cash incentive awards in 2025, see “Compensation Discussion and Analysis — Annual Compensation — Annual Incentive Plan.”
Amounts awarded under our long-term incentive compensation plans are, for 2025, in respect of the one-year performance period ended December 31, 2025 for the 2023 - 2025, 2024 - 2026 and 2025 - 2027 awards. The 2024 - 2026 awards and the 2025 - 2027 awards remain subject to the named executive officer’s continued service through December 31, 2026 or December 31, 2027, respectively, and TSR modifiers. For additional information regarding long-term incentive awards, see “Compensation Discussion and Analysis — Long-Term Compensation — 2025 Grants of Performance-Based Incentives,” “— 2025 Financial Performance,” and “— Impact of TSR Modifier and SI Index on 2023 - 2025 Long-Term Incentive Awards.”
The following table provides further information on the amounts payable, or earned but not yet payable, for performance periods ending on December 31, 2025 with respect to awards under our long-term incentive plan:

		CURRENTLY PAYABLE 2023-2025 LONG-TERM INCENTIVE			NOT YET PAYABLE 2025 PERIOD
	2025 ANNUAL INCENTIVE	2025 PERIOD	IMPACT OF TSR MODIFIER	IMPACT OF SI INDEX	2024-2026 LONG- TERM INCENTIVE	2025-2027 LONG- TERM INCENTIVE
STEWART	$2,195,200	$—	$—	$—	$1,248,000	$1,456,000
ZAMARRO	875,000	468,800	(162,800)	281,400	464,533	520,000
PHILLIPS	661,500	312,500	(108,300)	187,500	249,600	249,600
METZELAAR	453,775	—	—	—	—	138,667
HELSEL	606,900	296,900	(103,100)	178,200	225,333	166,400
(6)Represents total change in pension value for each named executive officer, which reflects both the accrual of additional benefits and changes in the assumptions used to value the benefits. Messrs. Stewart and Metzelaar do not participate in the Salaried Plan or the Supplementary Plan. The discount rate used to calculate the Supplementary Plan pension value decreased from 5.40% to 4.72% and the interest rate used to determine the lump sum value of the Supplementary Plan benefit increased from 2.75% to 3.25% on December 31, 2024 and December 31, 2025, respectively. These changes in assumptions accounted for a portion of the total change in pension value for each of the named executive officers. The table below allocates the total change in pension value between the actual increase in accrued benefits, including the growth in pension value due to the passage of time, and assumption changes.

	CHANGE IN PENSION VALUE
	DUE TO BENEFIT ACCRUAL	DUE TO ASSUMPTION CHANGES	TOTAL
ZAMARRO	$854,475	$24,057	$878,532
PHILLIPS	361,889	79,337	441,226
HELSEL	696,283	(204,721)	491,562
No nonqualified deferred compensation earnings are required to be reported because neither the Deferred Compensation Plan nor the DC Excess Plan provide for “above-market” or preferential earnings as defined in applicable SEC rules and regulations.
(7)The table below provides details on All Other Compensation for our named executive officers. Perquisites available to our officers are detailed on page 42. The Perquisites and Other category includes personal security expenses, relocation expenses and related tax gross-ups, the provision of up to two sets of automobile tires per year, personal financial planning services, annual physical exams, dues for club memberships and increases in the value of retiree medical benefits. Personal security services with a value of $204,944, and relocation expenses and related tax gross-ups under our global relocation policy with a value of $26,771 and $12,084, respectively, were provided to Mr. Stewart. Relocation expenses and related tax gross-ups under our global relocation policy with a value of $17,795 and $7,958, respectively, were provided to Mr. Metzelaar. The aggregate incremental cost to the Company for the personal use of company aircraft is determined based on the average direct operating costs of the aircraft allocable to personal use.

	PERQUISITES AND OTHER	PERSONAL USE OF COMPANY AIRCRAFT	CONTRIBUTIONS TO SAVINGS PLAN	CONTRIBUTIONS TO DC EXCESS PLAN	PERFORMANCE-BASED BENEFIT ACCRUAL	TOTAL
STEWART	$265,444	$243,026	$21,000	$152,365	$493,261	$1,175,096
ZAMARRO	35,209	11,801	21,000	—	—	68,010
PHILLIPS	8,140	19,780	14,000	—	—	41,920
METZELAAR	33,706	—	11,592	12,455	140,054	197,807
HELSEL	23,759	—	21,000	—	—	44,759
(8)Mr. Stewart’s 2024 All Other Compensation has been increased by $35,300 to reflect accruals made under the DC Excess Plan for the year ended December 31, 2024 and $48,625 to reflect additional personal use of company aircraft.

50	EXECUTIVE COMPENSATION
GRANTS OF PLAN-BASED AWARDS
The following table summarizes grants of plan-based awards made to the named executive officers during 2025.

NAME	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(3)	GRANT DATE FAIR VALUE OF STOCK AWARDS ($)
		THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
STEWART	2/24/2025	2,100,000	4,200,000	8,400,000
	2/24/2025				30,482	60,965	121,930		564,536	(4)
	2/24/2025				75,076	150,153	300,306		1,581,111	(5)
	2/24/2025				105,313	210,627	421,254		1,832,455	(6)
	2/24/2025							321,756	3,149,991
ZAMARRO	2/24/2025	750,000	1,500,000	3,000,000
	2/24/2025				6,573	13,146	26,292		129,225	(7)
	2/24/2025				11,346	22,693	45,386		210,137	(4)
	2/24/2025				26,813	53,626	107,252		564,681	(5)
	2/24/2025							114,913	1,124,998
PHILLIPS	2/24/2025	360,000	720,000	1,440,000
	2/24/2025				4,382	8,764	17,528		86,150	(7)
	2/24/2025				6,096	12,193	24,386		112,907	(4)
	2/24/2025				12,869	25,740	51,480		271,042	(5)
	2/24/2025							55,158	539,997
METZELAAR	1/13/2025							45,351	399,996
	2/24/2025	200,000	400,000	800,000
	2/24/2025				7,150	14,300	28,600		150,580	(5)
	2/24/2025							30,643	299,997
HELSEL	2/24/2025	240,000	480,000	960,000
	2/24/2025				4,163	8,326	16,652		81,845	(7)
	2/24/2025				5,504	11,008	22,016		101,934	(4)
	2/24/2025				8,580	17,160	34,320		180,695	(5)
	2/24/2025							36,772	359,998
(1)Grants of the cash portion of our long-term incentive awards were made under the 2022 Performance Plan. For additional information regarding such awards, see “Compensation Discussion and Analysis — Long-Term Compensation — 2025 Grants of Performance-Based Incentives”. For Mr. Metzelaar, awards are inclusive of the cash portion of his replacement award, see “Agreements with Our Executive Officers — Mr. Metzelaar’s Offer Letter”.
(2)Grants of performance share units were made under the 2022 Performance Plan. For additional information regarding such grants, see “Compensation Discussion and Analysis — Long-Term Compensation — 2025 Grants of Performance-Based Incentives”. For Mr. Metzelaar, awards are inclusive of the performance share portion of his replacement award, see “Agreements with Our Executive Officers — Mr. Metzelaar’s Offer Letter”.
(3)Grants of restricted stock units were made under the 2022 Performance Plan. For additional information regarding such grants, see “Compensation Discussion and Analysis — Long-Term Compensation — 2025 Restricted Stock Unit Grants.” Mr. Metzelaar’s grant includes restricted stock units as part of his replacement award, see “Agreements with Our Executive Officers — Mr. Metzelaar’s Offer Letter”.
(4)Represents the grant date fair value of the 2025 performance period for the 2024 - 2026 performance cycle.
(5)Represents the grant date fair value of the one-year 2025 performance period and the three-year 2025 - 2027 performance period for the 2025 - 2027 performance cycle.
(6)Represents the grant date fair value of the 2025 performance period for the 2024-2025 CEO PSU replacement award.
(7)Represents the grant date fair value of the 2025 performance period for the 2023 - 2025 performance cycle.

EXECUTIVE COMPENSATION	51
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information about outstanding equity awards held by the named executive officers as of December 31, 2025.

	OPTION AWARDS				STOCK AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS		OPTION EXERCISE PRICE ($)(2)	OPTION EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED		EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
NAME	EXERCISABLE (#)(1)	UNEXERCISABLE (#)			NUMBER (#)(3)	MARKET VALUE ($)(4)	NUMBER (#)(5)	MARKET VALUE ($)(4)
STEWART					1,069,883	$9,372,175	342,642	$3,001,544
	—	—	—	—
ZAMARRO					404,548	$3,543,840	123,980	$1,086,065
	25,000	—	$10.12	2/25/2030
PHILLIPS					169,926	$1,488,552	61,786	$541,245
	150,000	—	$10.12	2/25/2030
METZELAAR					86,617	$758,765	22,471	$196,846
	—	—	—	—
HELSEL					137,730	$1,206,515	46,228	$404,957
	150,000	—	$10.12	2/25/2030
(1)Because the options in this column were fully vested as of December 31, 2025, the vesting schedules for these options are not reported.
(2)The exercise price of each option granted under our equity compensation plans is equal to 100% of the per share fair market value of the Common Stock on the date granted (calculated as the closing market price for such date). The option exercise price and/or withholding tax obligations may be paid by delivery of shares of Common Stock valued at the fair market value on the date of exercise.
(3)Figures in this column include the following earned performance share units, subject to a TSR modifier, and time-based restricted stock units for each of the named executive officers:

VEST DATE	AWARD TYPE	STEWART	ZAMARRO	PHILLIPS	METZELAAR	HELSEL
December 31, 2026	2024-2026 performance share units	128,636	47,881	25,726	—	23,226
December 31, 2027	2025-2027 performance share units	111,542	39,837	19,121	10,623	12,747
February 27, 2026	Restricted Stock Units, 2023 Grant	—	59,158	39,439	—	37,467
March 1, 2026	Restricted Stock Units, 2024 Grant	76,206	28,366	15,241	—	13,759
	Restricted Stock Units, 2025 Grant	107,252	38,305	18,386	10,215	12,258
March 1, 2027	Restricted Stock Units, 2024 Grant	76,206	28,365	15,241	—	13,759
	Restricted Stock Units, 2025 Grant	107,252	38,304	18,386	10,214	12,257
March 1, 2028	Restricted Stock Units, 2025 Grant	107,252	38,304	18,386	10,214	12,257
Varies	Incremental Grants	355,537	86,028	—	45,351	—
For incremental grants, the amount shown for Mr. Stewart includes his 2024-2025 PSU replacement award vesting on May 15, 2026. The amount shown for Ms. Zamarro includes her grant of restricted stock units vesting on December 13, 2026. The amount shown for Mr. Metzelaar includes his restricted stock unit replacement award vesting on January 13, 2027.
(4)Calculated by multiplying $8.76, the closing market price of our Common Stock on December 31, 2025, by the number of restricted stock units or performance share units that are not vested or are unearned at December 31, 2025.
(5)Unearned performance share units that will vest on December 31, 2026 or December 31, 2027, subject to the achievement of the respective performance goals and TSR modifier.
Restricted stock units do not have any voting rights but receive dividend equivalents that vest and are payable in shares of Common Stock at the same time and subject to the same conditions as the underlying restricted stock units. Earned and unearned, but unvested, performance share units do not have any voting rights and are not entitled to receive dividend equivalents. For additional information regarding the terms of the performance share units, see “Compensation Discussion and Analysis — Long-Term Compensation — 2025 Grants of Performance-Based Incentives.”

52	EXECUTIVE COMPENSATION
OPTION EXERCISES AND STOCK VESTED
The following table sets forth certain information regarding option exercises by, and the vesting of stock awards for, the named executive officers during 2025.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)
STEWART	—	$—	477,547	$5,150,950	(2)
ZAMARRO	—	—	74,763	680,510	(3)
PHILLIPS	—	—	67,474	620,297	(4)
METZELAAR	—	—	—	—
HELSEL	—	—	60,381	554,134	(5)
(1)Represents the difference between the exercise price and the fair market value of our Common Stock on the date of exercise.
(2)Represents the total value realized upon the vesting of 265,015 performance share awards for 2024, which were paid 100% in shares of Common Stock, and the total value realized upon the vesting of 212,532 restricted stock units.
(3)Represents the total value realized upon the vesting of 37,682 performance share awards for 2023-2025, which were paid 100% in shares of Common Stock, and the total value realized upon the vesting of 37,081 restricted stock units.
(4)Represents the total value realized upon the vesting of 25,119 performance share awards for 2023-2025, which were paid 100% in shares of Common Stock, and the total value realized upon the vesting of 42,355 restricted stock units.
(5)Represents the total value realized upon the vesting of 23,865 performance share awards for 2023-2025, which were paid 100% in shares of Common Stock, and the total value realized upon the vesting of 36,516 restricted stock units.

EXECUTIVE COMPENSATION	53
RETIREMENT PROGRAMS
Over two decades ago, the Company closed its primary defined benefit plan for salaried employees in the United States, the Salaried Plan, to new entrants. Accruals in the Salaried Plan were frozen effective December 31, 2008. Mr. Helsel, our only named executive officer who participated in the Salaried Plan, was eligible for immediate commencement of the benefit as of December 31, 2025. In connection with the Salaried Plan freeze, Mr. Helsel became eligible to receive allocations under the retirement contributions feature of the Savings Plan on January 1, 2009. Goodyear also maintains the Supplementary Plan, a non-qualified plan which provides additional retirement benefits to U.S.-based executive officers hired prior to December 31, 2021, when the plan was closed to new entrants. Executives hired after December 31, 2021 receive a “performance-based benefit” under our DC Excess Plan.
Our named executive officers participated in different retirement programs during 2025 based on their eligibility as follows:

	DEFINED BENEFIT		DEFINED CONTRIBUTION
NAME	SALARIED PLAN (FROZEN)	SUPPLEMENTARY PLAN	SAVINGS PLAN RETIREMENT CONTRIBUTION	SAVINGS PLAN COMPANY MATCH	DC EXCESS PLAN	PERFORMANCE-BASED BENEFIT
STEWART
ZAMARRO[1]
PHILLIPS[1]
METZELAAR
HELSEL
(1)Ms. Zamarro and Mr. Phillips are eligible to receive benefits under the DC Excess Plan until they are eligible for commencement of benefits under the Supplementary Plan.
DEFINED CONTRIBUTION PLANS
The Savings Plan is a tax-qualified defined contribution plan that permits eligible employees, including all of the named executive officers, to contribute 1% to 50% of their compensation to their Savings Plan account, subject to an annual contribution ceiling ($23,500 in 2025) and an annual compensation limit ($350,000 in 2025), whichever occurs first. Savings Plan participants who are age 50 or older and contributing at the maximum plan limits or at the annual contribution ceiling are entitled to make “catch-up” contributions annually of an additional 25% of their compensation up to a specified amount ($7,500 in 2025). Participants in the Savings Plan are eligible to receive Company retirement contributions, equal to a percentage of pay regardless of the participants’ contributions, and matching contributions in addition to the other retirement benefits described in this section. Savings Plan participants are also eligible to make after-tax contributions subject to limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”). Contributions are invested, at the direction of the participant, in any one or more of the fifteen available funds and/or in mutual funds under a self-directed account.
The DC Excess Plan is a defined contribution plan in which participants accrue a company match benefit substantially equal to those they would have received in the Savings Plan but were not able to because of Internal Revenue Code limitations.
Effective January 1, 2022, the DC Excess Plan provides a performance-based benefit to designated participants, pursuant to which the company makes defined contributions based on a formula tied to company performance, as measured under the annual incentive plan. Company contributions are equal to the participant’s annual base salary paid during the applicable performance period, limited to twelve (12) months, plus the award to be payable under the annual incentive plan, if any, multiplied by the applicable percentage (7% for threshold performance; 14% for target performance, and 28% for maximum performance) based on company-wide achievement under the annual incentive plan.
Amounts included in the table below relate to the DC Excess Plan and the performance-based benefit as of December 31, 2025. Aggregate account balances disclosed below include both vested and unvested contributions made by the Company. The contributions represented in the above table are unfunded, notional amounts credited by book entry to the participants’ accounts. Funds are notionally invested at a market interest rate equal to 120% of the quarterly APR and compounded monthly.

54	EXECUTIVE COMPENSATION
2025 NONQUALIFIED DEFERRED COMPENSATION

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)	REGISTRANT CONTRIBUTIONS IN LAST FY(1) ($)	AGGREGATE EARNINGS IN LAST FY ($)(2)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE(3) ($)
STEWART	N/A	$645,626	$22,963	N/A	$986,974
ZAMARRO	N/A	—	—	N/A	—
PHILLIPS	N/A	—	—	N/A	—
METZELAAR	N/A	152,509	130	N/A	152,639
HELSEL	N/A	—	—	N/A	—
(1)Amounts shown are reflected in the Summary Compensation Table.
(2)None of the amounts shown are reflected in the Summary Compensation Table.
(3)Mr. Stewart had $316,422 in registrant contributions reported in the Summary Compensation Table for 2024. The aggregate earnings in 2024 for Mr. Stewart were $1,963.
DEFINED BENEFIT PLANS
Goodyear’s Salaried Plan is a defined benefit plan qualified under the Code in which U.S.-based salaried employees hired before January 1, 2005 participate. Accruals in the Salaried Plan were frozen effective December 31, 2008. The Salaried Plan was designed to provide tax-qualified pension benefits for most Goodyear salaried employees. The Salaried Plan contains formulas based on age and service. These formulas are multiplied by five-year average compensation below and above a breakpoint ($51,000 in 2008, the year the Salaried Plan was frozen), with the result representing a lump sum benefit under the plan. Compensation is held to the qualified plan limit under the Code, which was $230,000 for 2008. A portion of the benefit may be paid by employee contributions. Effective December 31, 2007, all active participants in the Salaried Plan became vested and are entitled to a benefit upon any termination of employment. Benefits are available on a five-year certain and continuous annuity basis at age 65, by converting the lump sum to an annuity. Annuity benefits payable to a participant who retires prior to age 65 are subject to a reduction for each month retirement precedes age 65. Benefits under the Salaried Plan are funded by an irrevocable tax-exempt trust.
The Supplementary Plan provides pension benefits to participants who retire with at least 30 years of service, retire after age 55 with at least ten years of service or retire after age 65 with at least five years of service. The formula for an annuity benefit is based on a percentage determined using credited service (22% with 10 years, 38% with 20 years, 48% with 30 years and 54% with 40 years) times five-year average compensation above the breakpoint ($88,050 in 2025), with compensation inclusive of base salary and annual incentive payments. The five-year average compensation uses the highest five calendar years, not necessarily consecutive, out of the last ten years. Benefits are offset for the Salaried Plan, the retirement contributions feature of the Savings Plan, applicable non-U.S. benefits and certain prior employer benefits. Under the Supplementary Plan, benefits payable to a participant who retires prior to age 62 are subject to a reduction of 0.4% for each month retirement precedes age 62. All benefits from the Supplementary Plan will be paid in a lump sum. For participants considered to be among the top 50 wage earners of the Company, benefits cannot be distributed prior to six months after separation of service.
The chart below indicates the date at which each eligible named executive officer is or will be eligible to receive a benefit from the Supplementary Plan.

EXECUTIVE COMPENSATION	55
SUPPLEMENTARY PLAN

NAME	EARLIEST ELIGIBILITY FOR BENEFIT COMMENCEMENT
ZAMARRO	January 1, 2027
PHILLIPS	November 1, 2030
HELSEL	Currently eligible
The Pension Benefits table below shows for the eligible named executive officers the number of years of credited service, present value of accumulated benefit, and payments during the last fiscal year, for each defined benefit plan.
The “Present Value of Accumulated Benefit” is the lump sum value as of December 31, 2025 of the expected pension benefit payable at age 62 that was earned as of December 31, 2025. That is, the benefit reflects service and compensation only through 2025, not projected for future years. The benefit payment at age 62 is assumed to be the lump sum form. The present value is measured using the same assumptions used for financial reporting purposes (and which are set forth following the Pension Benefits Table), with the exception of the commencement age. The commencement age is assumed to be 62 because that is the age at which the Supplementary Plan benefit is payable with no reduction for early retirement. If a participant would not have 10 years of service at age 62, then the benefit is assumed to be payable at the age when 10 years of service would be attained. If a participant has announced their intention to retire as of December 31, 2025, then the benefit is assumed to be payable at their age on their expected retirement date.
None of the named executive officers have received any additional years of credited service. The Compensation Committee has adopted a policy prohibiting the grant of additional service credit to participants in the Supplementary Plan.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)(1)	PAYMENTS DURING LAST FISCAL YEAR ($)
ZAMARRO	Supplementary Pension Plan	18.17	$3,256,884	$—
PHILLIPS	Supplementary Pension Plan	14.50	2,374,863	—
HELSEL	Supplementary Pension Plan	29.58	5,540,065	—
	Salaried Pension Plan	12.58	80,235	—
(1)All amounts shown are estimates as of December 31, 2025; the actual benefits to be paid to the named executive officers will be based on their credited service, compensation, and other factors at the time of their retirement.
The amounts set forth in the table above are based on the following assumptions:
•the measurement date is December 31, 2025
•the form of payment is a lump sum
•the interest rate used to calculate the Supplementary Plan lump sum payment for benefits commencing in 2026 or later: 3.25%
•the interest rate used to calculate the Salaried Plan lump sum payment for benefits commencing in 2026 or later: 5.28% (Mr. Helsel)
•the mortality assumptions used to calculate the lump sum are those set forth in Code Section 417(e) for the Salaried Plan and those set forth in UP-1984 Mortality for the Supplementary Plan
•the discount rate used to determine the present value of the accumulated benefit is 4.72% for the Supplementary Plan and 5.28% for the Salaried Plan
•the benefit commencement age is the later of age 62 and the age at which 10 years of service is attained (or, if older, age at the measurement date)
•the accumulated benefit is calculated based on credited service and pay as of December 31, 2025 (for the Salaried Plan, credited service and pay as of December 31, 2008).

56	EXECUTIVE COMPENSATION
NONQUALIFIED DEFERRED COMPENSATION
The Deferred Compensation Plan is a non-qualified deferred compensation plan that provides named executive officers and certain other highly compensated employees the opportunity to defer their base salary, annual incentive, and cash-based long-term incentive payments. Deferred amounts may be invested in one of five investment alternatives or, with respect to annual incentive payments, Goodyear stock units. Four of these investment alternatives are funds managed by The Northern Trust Company, and currently include a money market fund, an equity index fund, a bond fund, and a balanced fund. The average interest rate payable with respect to funds invested in the Northern Trust money market fund was 4.13% for the year ended December 31, 2025. The fifth investment vehicle is a growth fund managed by American Century Investments. Investment elections among the five investment alternatives may be changed daily. Deferrals of annual incentive payments into Goodyear stock units will result in a 20% premium paid in stock units that will vest in one year. There is no guaranteed return associated with any deferred amounts, and deferred amounts are subject to the claims of creditors in the event of our bankruptcy. Distribution of deferred amounts may begin after separation of service or in a selected number of years ranging from one to 20. Payment of deferred amounts will be in a lump sum or up to 15 annual installments, as elected at the time of deferral. Redeferral of amounts originally deferred prior to January 1, 2005 is allowed only if elected one year prior to the scheduled payout. Any stock units are converted to shares of Common Stock and distributed to the participant on March 31 of the fourth year following the end of the plan year under which the award was earned. None of our NEOs are currently participants in the Deferred Compensation Plan.

EXECUTIVE COMPENSATION	57
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
We provide for the payment of severance and certain other benefits to our named executive officers upon certain types of terminations of employment, as described below.
EXECUTIVE SEVERANCE PLAN
The Executive Severance Plan provides severance benefits to the Company’s officers, including all of the named executive officers, as follows:
(1)If a participant’s employment is terminated by the Company and its affiliates other than for Cause (as such term is defined below), death or disability (and other than in connection with a change-in-control, as described in paragraph (2) below), such participant will generally receive: (i) earned but unpaid base salary and annual incentive compensation and accrued paid vacation, sick leave, sabbatical, holiday and other paid time off; (ii) a pro-rated annual incentive payment based on actual performance for the entire fiscal year in an amount not to exceed the participant’s target annual incentive; (iii) a cash severance payment equal to the sum of the participant’s base salary and target annual incentive at the time of severance multiplied by the participant’s severance multiple, which is established by the Compensation Committee and currently ranges from 1.0x to 2.0x; (iv) if the sum of the participant’s age plus years of credited service is equal to or greater than 75, vesting of the participant’s benefit under the Supplementary Plan; (v) continued health care coverage for a number of years equal to the participant’s severance multiple; and (vi) outplacement services in an amount not to exceed $25,000. Mr. Stewart’s severance multiple is 2.0x and each of the other named executive officers’ severance multiple is 1.5x.
(2)If a participant’s employment is terminated involuntarily other than for Cause, death, disability or mandatory retirement or by the participant for Good Reason during the pendency of, and for ninety days following the cessation of, a Potential Change in Control (as such term is defined below) or within two years following a Change in Control (as such term is defined below), such participant will generally receive: (i) earned but unpaid base salary and annual incentive compensation and accrued paid vacation, sick leave, sabbatical, holiday and other paid time off; (ii) a pro-rated annual incentive payment based on the participant’s target annual incentive; (iii) a cash severance payment equal to twice the sum of the participant’s base salary and target annual incentive; (iv) if the participant has at least five years of service, vesting of the participant’s Supplementary Plan benefit; (v) continued health care coverage for up to two years; and (vi) outplacement services in an amount not to exceed $25,000 and reimbursement for certain legal fees incurred in connection with certain claims made under the Executive Severance Plan.
To be eligible to receive the benefits described above, the participant must execute a release and agree, among other things, to certain confidentiality, non-disparagement, non-solicitation and non-competition covenants.
The Executive Severance Plan has been effective since February 28, 2013 and now renews for one-year periods unless the Company provides notice, at least 90 days prior to the end of the current term, of its intent not to renew the Executive Severance Plan. The Executive Severance Plan automatically renewed for an additional one-year period ending on February 28, 2026.
As used in the Executive Severance Plan:
“Cause” means (1) the continued failure by an eligible employee to substantially perform the employee’s duties with the Company (other than any such failure resulting from the employee’s incapacity due to physical or mental illness), (2) the engaging by the employee in conduct which is demonstrably injurious to the Company, monetarily or otherwise, (3) the employee committing any felony or any crime involving fraud, breach of trust or misappropriation or (4) any breach or violation of any agreement relating to the employee’s employment with the Company where the Company, in its discretion, determines that such breach or violation materially and adversely affects the Company.
A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(1)any person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any

58	EXECUTIVE COMPENSATION
securities acquired directly from the Company other than securities acquired by virtue of the exercise of a conversion or similar privilege or right unless the security being so converted or pursuant to which such right was exercised was itself acquired directly from the Company) representing 20% or more of (A) the then outstanding shares of Common Stock of the Company or (B) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or
(2)the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors (the “Incumbent Board”): individuals who, on February 28, 2013, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, without limitation, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on February 28, 2013 or whose appointment, election or nomination for election was previously so approved or recommended; or
(3)there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation pursuant to which (A) the voting securities of the Company outstanding immediately prior to such merger or consolidation will continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (B) no person will become the beneficial owner, directly or indirectly, of securities of the Company or such surviving entity or any parent thereof representing 20% or more of the outstanding shares of common stock or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such merger or consolidation) and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation (or any parent thereof) resulting from such merger or consolidation; or
(4)the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, (A) more than 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of which (or of any parent of such entity) is owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, (B) in which (or in any parent of such entity) no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the outstanding shares of common stock resulting from such sale or disposition or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to such sale or disposition) and (C) in which (or in any parent of such entity) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors.
“Good Reason” means the occurrence during the pendency of, and for ninety days following the cessation of, a Potential Change in Control or within two years following a Change in Control, without the affected eligible employee’s written consent, of any of the following:
(1)the assignment to the employee of duties that are materially inconsistent with the employee’s authority, duties or responsibilities immediately prior to a Potential Change in Control or, in the absence thereof, a Change in Control (other than pursuant to a transfer or promotion to a position of equal or enhanced responsibility or authority) or any other action by the Company which results in a material diminution in such authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the employee, provided, however, that any such material diminution that is primarily a result of the Company no longer being a publicly traded entity or becoming a subsidiary or division of another entity shall not be deemed “Good Reason” for purposes of the Executive Severance Plan, except that an employee shall have Good Reason if the Company is no longer a publicly traded entity and, immediately before the Change in Control that caused the Company no longer to be a publicly traded entity, substantially all of the employee’s duties and responsibilities related to public investors or government agencies that regulate publicly traded entities;
(2)a change in the location of such employee’s principal place of business by more than 50 miles when compared to the employee’s principal place of business immediately before a Potential Change in Control or, in the absence thereof, a Change in Control;

EXECUTIVE COMPENSATION	59
(3)a material reduction in the Employee’s annual base salary or target annual incentive opportunity from that in effect immediately before a Potential Change in Control or, in the absence thereof, a Change in Control; and
(4)the failure by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the Executive Severance Plan in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.
A “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(1)the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
(2)the Company or any person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;
(3)any person becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company other than securities acquired by virtue of the exercise of a conversion or similar privilege or right unless the security being so converted or pursuant to which such right was exercised was itself acquired directly from the Company) representing 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or
(4)the Board adopts a resolution to the effect that a Potential Change in Control has occurred.
The description above is meant only to be a summary of the provisions of the Executive Severance Plan. The Executive Severance Plan was an exhibit to a Form 8-K filed with the SEC on March 6, 2013.
QUANTIFICATION OF TERMINATION BENEFITS
The table below shows amounts that would be payable to each of the named executive officers, as of December 31, 2025, upon the termination of their employment in the circumstances indicated in each row of the table. The amounts shown are calculated on the assumption that the triggering event occurred on December 31, 2025. For the other named executive officers, we have assumed that, if a named executive officer resigned or was terminated for Cause, the Compensation Committee would have exercised its discretion to cancel any outstanding awards in respect of the performance cycles ending on December 31, 2025 prior to the payment of those awards in February 2026. Other assumptions used to determine the amounts shown are described below.
Cash Severance. The amounts shown in the rows captioned “Termination Without Cause” and “Involuntary Termination Within Two Years of Change in Control” are calculated in accordance with the terms of the Executive Severance Plan. (See “Executive Severance Plan” above.) Cash severance is not payable in any other circumstance.
Annual and Long-Term Cash Incentives. The amounts shown in the table for annual and long-term cash incentives are the amounts earned for the annual or three-year performance cycles ended December 31, 2025. The amounts shown in the row captioned “Death/Disability” also include (a) the amounts earned but not yet payable for completed performance periods and (b) the pro-rated unearned target amounts for incomplete performance periods under the 2024-2026 and 2025-2027 long-term cash incentive awards. For retirement eligible officers, the row captioned “Retirement” also includes the amounts earned but not yet payable for completed performance periods under the 2024-2026 and 2025-2027 long-term cash incentive awards. The amounts shown in the row captioned “Involuntary Termination Within Two Years of Change in Control” also include (a) the amounts earned but not yet payable for completed performance periods and (b) the unearned amounts at the target amount of the award opportunity for uncompleted performance periods under the 2024-2026 and 2025-2027 long-term cash incentive awards.
Equity. The amounts shown in the table for equity with respect to restricted stock units in the rows captioned “Death/Disability” and “Retirement” reflect pro-rata vesting, and in the row captioned “Involuntary Termination Within Two Years of Change in Control” reflect the full vesting, of the restricted stock units upon the occurrence of those events. In each case, the amounts shown are calculated based on a per share price of $8.76, the closing market price of our Common Stock on December 31, 2025.
The amounts shown in the table for equity with respect to performance share awards are the amounts earned for the three-year performance cycle ended December 31, 2025. The amounts shown in the row captioned “Death/Disability” also include (a) the amounts earned but not yet payable for completed performance periods and (b) pro-rated unearned target

60	EXECUTIVE COMPENSATION
amounts for incomplete performance periods under the 2024-2026 and 2025-2027 performance share awards. For retirement eligible officers, the amounts shown in the row captioned “Retirement” also include the amounts earned but not yet payable for completed performance periods under the 2024-2026 and 2025-2027 performance share awards. The amounts shown in the row captioned “Involuntary Termination Within Two Years of Change in Control” also include (a) the amounts earned but not yet payable for completed performance periods and (b) the unearned amounts at the target amount of the award opportunity for uncompleted performance periods under the 2024-2026 and 2025-2027 performance share awards. In each case, the amounts shown are calculated based on a per share price of $8.76, the closing market price of our Common Stock on December 31, 2025.
Our equity compensation plans provide that unexercised stock options terminate automatically if the optionee ceases to be an employee of Goodyear or one of its subsidiaries for any reason, except that (a) upon retirement or disability of the optionee more than six months after the grant date, each stock option will become immediately exercisable and remain exercisable until the earlier of five years or its expiration date, (b) in the event of the death of the optionee more than six months after the grant date, each stock option will become immediately exercisable and remain exercisable until the earlier of three years after the date of death of the optionee or its expiration date, and (c) in the event of the termination of the optionee’s employment by us other than for cause, each vested stock option will remain exercisable for 90 days following the date of termination of their employment.
Additional Retirement Benefits. The table below shows the additional retirement benefits, if any, that would be payable to the named executive officer if the named executive officer’s employment was terminated on December 31, 2025, and that named executive officer was vested in the benefit as of that date. Mr. Stewart and Mr. Metzelaar have accrued regular and performance-based benefits in the DC Excess Plan, but are not yet vested in those benefits. Mr. Helsel is vested in his Supplementary Plan benefit and will receive benefits upon retirement. Ms. Zamarro and Mr. Phillips are not yet vested in a Supplementary Plan benefit, and would instead receive substantially smaller benefits from the DC Excess Plan. The Supplementary Plan and Salaried Plan amounts shown in the Pension Benefits table are the present values at December 31, 2025 of benefits that would be payable in lump sum form at the later of age 62 and the age at which 10 years of service is attained (or age at December 31, 2025, if older than 62). The amounts shown in the table below are the additional amounts that would be payable, together with the amounts shown in the Pension Benefits table, in lump sum form after termination of employment at December 31, 2025. The additional amounts are solely due to differences in the assumptions used to value the benefit as of December 31, 2025. See “Compensation Discussion and Analysis — Retirement and Other Benefits — Retirement Benefits” for more information.
In the event of an “Involuntary Termination Within Two Years of Change in Control,” Ms. Zamarro’s and Mr. Phillips’ benefits under the Supplementary Plan will become vested since they each have five years of credited service. For Ms. Zamarro, the difference between the amount payable from the Supplementary Plan upon a triggering event ($4,055,679) and the value presented in the Pension Benefits table ($3,256,884) is solely due to differences in the assumptions used in the calculations. For Mr. Phillips, the difference between the amount payable from the Supplementary Plan upon a triggering event ($2,718,377) and the value presented in the Pension Benefits table ($2,374,863) is solely due to differences in the assumptions used in the calculations. Mr. Helsel is already vested in the Supplementary Plan benefit, so there is no additional retirement benefit in the event of a change in control. Under the terms of the DC Excess Plan, Mr. Stewart and Mr. Metzelaar would receive all of the compensation accrued under the performance-based benefit of that plan ($790,344 and $140,054, respectively) in the event of a change in control.
All Other Benefits. The amounts shown for all other benefits for each scenario include the payment of accrued vacation as of December 31, 2016. In addition, the amounts shown in the row captioned “Termination Without Cause” include reimbursement of COBRA payments and payments for outplacement services (capped at $25,000), and the amounts shown in the row captioned “Involuntary Termination Within Two Years of Change in Control” include reimbursement of COBRA payments, payments for outplacement services (capped at $25,000), and reimbursement for legal fees, if any (assumed to be $0 for purposes of the table below).
For purposes of the table below, resignations, terminations without cause, and involuntary terminations upon a change in control are treated like a retirement if the employee is eligible for retirement as of the date of termination. Mr. Helsel was eligible for retirement on December 31, 2025.

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NAME	TRIGGERING EVENT	CASH SEVERANCE	ANNUAL AND LONG-TERM CASH INCENTIVES	EQUITY	ADDITIONAL RETIREMENT BENEFITS	ALL OTHER BENEFITS	TOTAL
STEWART	Death/Disability	$—	$6,437,019	$8,143,894	$—	$—	$14,580,913
	Retirement	—	2,195,200	—	—	—	2,195,200
	Termination Without Cause	7,280,000	2,195,200	—	—	48,896	9,524,096
	Involuntary Termination Within Two Years of Change in Control	7,280,000	10,436,800	12,373,719	790,344	48,896	30,929,759
ZAMARRO	Death/Disability	—	3,502,722	3,168,543	—	2,945	6,674,210
	Retirement	—	1,950,000	330,094	—	2,945	2,283,039
	Termination Without Cause	2,625,000	1,950,000	330,094	—	42,116	4,947,210
	Involuntary Termination Within Two Years of Change in Control	3,500,000	4,949,307	4,960,000	4,055,679	46,839	17,511,825
PHILLIPS	Death/Disability	—	2,176,964	1,478,432	—	27,404	3,682,800
	Retirement	—	1,378,200	220,042	—	27,404	1,625,646
	Termination Without Cause	2,137,500	1,378,200	220,042	—	72,467	3,808,209
	Involuntary Termination Within Two Years of Change in Control	2,850,000	2,896,920	2,249,840	2,718,377	79,154	10,794,291
METZELAAR	Death/Disability	—	1,219,109	440,424	—	—	1,659,533
	Retirement [1]	—	453,775	—	—	—	453,775
	Termination Without Cause [1]	1,595,625	453,775	—	—	42,922	2,092,322
	Involuntary Termination Within Two Years of Change in Control	2,127,500	1,485,775	955,611	140,054	48,896	4,757,836
HELSEL	Death/Disability	—	1,938,540	1,254,801	878,442	29,750	4,101,533
	Retirement	—	1,938,540	1,254,801	878,442	29,750	4,101,533
	Termination Without Cause	1,887,000	1,938,540	1,254,801	878,442	82,650	6,041,433
	Involuntary Termination Within Two Years of Change in Control	2,516,000	2,475,167	1,820,529	878,442	91,950	7,782,088
(1)In addition to the amounts listed above, Mr. Metzelaar’s replacement awards paid during 2025 would be subject to repayment in the aggregate amount of $765,000 if he is terminated without cause due to their 1-year clawback periods. See additional details in the “Agreements with Our Named Executive Officers” section on page 44.

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DIRECTOR COMPENSATION TABLE
The table below sets forth information regarding the compensation paid to our non-management directors during 2025.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)[1]	ALL OTHER COMPENSATION ($)[2]	TOTAL ($)
CLAYTON	$152,143	$180,000	$—	$332,143
FIRESTONE	162,143	180,000	2,316	344,459
GEISSLER	137,143	180,000	2,425	319,568
HINRICHS	137,143	180,000	—	317,143
KOELLNER	352,143	180,000	2,294	534,437
LEWIS	152,143	180,000	—	332,143
MAHENDRA-RAJAH[3]	5,417	—	1,569	6,986
MCGLADE	145,316	180,000	—	325,316
MITCHELL	137,143	180,000	1,952	319,095
SIU	137,143	180,000	—	317,143
WESSEL	137,143	180,000	—	317,143
WINKLER	88,077	164,712	1,137	253,926
WOOD	153,970	180,000	—	333,970
(1)Represents an annual grant of restricted stock units as of the date of the annual meeting, pursuant to the Outside Directors’ Equity Participation Plan. For further information regarding this plan, see the description below.
As of December 31, 2025, the following directors held the total number of restricted stock units and deferred share equivalent units indicated next to his or her name:

NAME	NUMBER OF RESTRICTED STOCK UNITS	NUMBER OF DEFERRED SHARE EQUIVALENT UNITS	TOTAL SHARE EQUIVALENTS
CLAYTON	51,487	35,129	86,616
FIRESTONE	178,725	4,337	183,062
GEISSLER	153,636	—	153,636
HINRICHS	38,555	—	38,555
KOELLNER	120,738	16,861	137,599
LEWIS	69,850	—	69,850
MAHENDRA-RAJAH	—	—	—
MCGLADE	135,444	—	135,444
MITCHELL	38,555	15,515	54,070
SIU	91,432	—	91,432
WESSEL	178,725	14,219	192,944
WINKLER	14,920	9,621	24,541
WOOD	38,555	—	38,555

(2)Represents income associated with the Company’s provision of up to two sets of automobile tires per year to the directors.
(3)Mr. Mahendra-Rajah left the Board on January 15, 2025.
Goodyear directors who are not officers or employees of Goodyear or any of its subsidiaries receive, as compensation for their services as a director, a combination of cash retainer and stock awards pursuant to the Outside Directors’ Equity Participation Plan (the “Directors’ Equity Plan”).

EXECUTIVE COMPENSATION	63
The Compensation Committee reviews pay levels for non-management directors each year with assistance from its compensation consultant, who prepares a comprehensive assessment of Goodyear’s non-management director compensation program. That assessment includes benchmarking of director compensation against the same peer group used for executive compensation purposes, an update on recent trends in director compensation, and a review of related corporate governance best practices. Following that review, the Board of Directors, consistent with the recommendation of the Compensation Committee, retained the compensation program, which has been in effect since April 14, 2025 (the date of the Annual Meeting in 2025) as set forth below.

COMPENSATION COMPONENT	AMOUNT
Annual Cash Retainer	$140,000
Annual Equity Retainer	180,000
Non-Executive Chairman of the Board	200,000
Lead Director (if applicable)	55,000
Audit Committee Chairperson	25,000
Human Capital and Compensation Committee Chairperson	25,000
Corporate Responsibility and Compliance Committee Chairperson	15,000
Finance Committee Chairperson	15,000
Governance Committee Chairperson	15,000
Any director who attends more than 24 Board and committee meetings will receive $1,700 for each additional meeting attended ($1,000 if the meeting was attended virtually or by telephone). In addition, the Board may form special committees from time to time and determine the compensation of the chairperson of such committees. Travel and lodging expenses incurred in attending Board and committee meetings are paid by Goodyear. Mr. Stewart did not receive additional compensation for his service as a director.
Outside directors also participate in the Directors’ Equity Plan, which is intended to further align the interests of directors with the interests of shareholders by making part of each director’s compensation dependent on the value and appreciation over time of our Common Stock. In 2025, the Directors’ Equity Plan provided for an annual grant of restricted stock units with a grant date fair value of $180,000 based on the closing market price of our Common Stock on the date of the annual meeting (or, for directors elected other than at an annual meeting, on the effective date of their election as a director). Beginning with the 2025 annual equity retainer, the restricted stock units granted for service on the Board will vest and convert into shares of common stock on the earlier of the first anniversary of the grant date or the next annual meeting. Restricted stock unit awards granted in 2024 and prior years will be paid to directors in shares of Common Stock on the fifth business day of the quarter following the quarter during which the director leaves the Board. The Directors’ Equity Plan also permits each participant annually to elect to defer 25%, 50%, 75% or 100% of his or her (a) cash retainer and meeting fees, which will be converted into share equivalent units based on the closing market price of our Common Stock on the payment date, and (b) annual equity retainer. Under the Directors’ Equity Plan, restricted stock units and share equivalent units receive dividend equivalents at the same rate as our Common Stock, which dividends will be converted into restricted stock units or share equivalent units, as the case may be, based on the closing market price of our Common Stock on the dividend payment date. Share equivalent units accrued prior to October 1, 2010 will be converted to a dollar value at the closing market price of our Common Stock on the later of the first business day of the seventh month following the month during which the participant ceased to be a director and the fifth business day of the year next following the year during which the participant ceased to be a director. Amounts earned and vested on or after January 1, 2005, will be paid out in a lump sum on the fifth business day following the conversion from share equivalent units to a dollar value. Share equivalent units accrued on or after October 1, 2010 and deferred restricted stock units will be paid to directors in shares of Common Stock on the fifth business day of the quarter following the quarter during which the director leaves the Board.
The stockholding guidelines for directors specify that a director must accumulate and hold a number of shares equal in value to five times the annual cash retainer. Shares owned directly and restricted stock units and share equivalent units accrued to a Directors’ Equity Plan account are counted as ownership in assessing compliance with the guidelines. The stock price to be used in assessing compliance with the guidelines as of May 1st of each year is the average closing stock price for the prior 200-day period. During 2025, each of our directors complied with our stockholding guidelines.

64	EXECUTIVE COMPENSATION
RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES
We have reviewed our compensation policies and practices for our employees and have concluded that the risks arising from those policies and practices are not reasonably likely to have a material adverse effect on us.
PAY RATIO
For 2025, the annual total compensation of the CEO, as set forth in the Summary Compensation Table, was $14,602,389, and the median of the annual total compensation of all employees, other than the CEO, was $46,866, resulting in a ratio of 312:1 (the “pay ratio”).
In determining the median employee, we collected information regarding taxable wages for all employees, defined consistently with applicable SEC regulations, of the Company and its consolidated subsidiaries as of October 1, 2025 for the period beginning January 1, 2025 and ending September 30, 2025. Taxable wages generally included an employee’s actual income, including wages, overtime, bonuses and other cash incentives, that are subject to taxation in the applicable jurisdiction. We converted earnings paid in local currencies to U.S. dollars by applying the average exchange rate used for the preparation of our financial statements for the period from January 1, 2025 to September 30, 2025.
We did not utilize the “de minimis” exception, statistical sampling or other similar methods, or any cost-of-living adjustment, as permitted by applicable SEC regulations, in calculating the pay ratio.

EXECUTIVE COMPENSATION	65
ITEM 402(v) PAY VERSUS PERFORMANCE TABLE

YEAR	SUMMARY COMPENSATION TABLE (SCT) TOTAL FOR PEO1[1]	COMPENSATION ACTUALLY PAID TO PEO1[2]	SUMMARY COMPENSATION TABLE (SCT) TOTAL FOR PEO2[1]	COMPENSATION ACTUALLY PAID TO PEO2	AVERAGE SCT TOTAL FOR NON-PEO NEOs[1]	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NEOs[3]	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:		NET INCOME (IN MILLIONS)[5]	SOI (COMPANY- SELECTED MEASURE) (IN MILLIONS)[5,6]
							TSR	PEER GROUP TSR[4]
2025	$14,602,389	$16,345,262			$4,348,662	$3,865,410	$80.29	$79.56	$(1,700)	$1,057
2024	25,789,964	21,086,164	$18,256,958	$10,045,072	4,752,047	2,555,429	82.49	68.86	35	1,302
2023			14,740,302	16,802,641	5,336,338	5,688,099	131.26	88.96	(731)	943
2022			10,317,348	(11,700,294)	3,264,573	(2,598,280)	93.03	89.00	202	1,274
2021			21,415,578	39,794,054	6,743,039	11,818,873	195.42	120.99	780	1,288
(1)The named executives included in the above table were:

YEAR	PRINCIPAL EXECUTIVE OFFICER (PEO)	NON-PEO NAMED EXECUTIVES
2025	Mark Stewart	Ms. Zamarro and Messrs. Phillips, Metzelaar and Helsel
2024	Richard Kramer (PEO2); Mark Stewart (PEO1)	Ms. Zamarro and Messrs. Delaney, Phillips, Helsel and McClellan
2023	Richard Kramer	Ms. Zamarro and Messrs. Wells, McClellan and Delaney
2022	Richard Kramer	Messrs. Wells, McClellan, Delaney, Phillips and Patterson
2021	Richard Kramer	Messrs. Wells, McClellan, Delaney and Patterson
(2)For 2024, the amount of compensation actually paid (CAP) to PEO1 has been updated to correct an error in the calculation of the fair value of Mr. Stewart’s 2024-2026 PSU award related to the 2024 performance period. The following table sets forth the adjustments made to the SCT Total for PEO1 during 2025 to determine CAP to such PEO, with “fair value” calculated in accordance with ASC Topic 718 as of the end of the specified period:

COVERED YEAR 2025

SCT Total for PEO	$14,602,389
Deduct aggregate change in actuarial present value of accumulated benefit under pension plans reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the SCT	—
Add “service cost” for pension plans(a)	—
Add “prior service cost” for pension plans(b)	—
Deduct amounts reported under “Stock Awards” Column of the SCT	(7,128,093)
Deduct amounts reported under “Option Awards” Column of the SCT	—
Add the fair value of awards granted in the covered year that remain outstanding and unvested as of covered year-end(c)	7,183,606
Add (Subtract) change in fair value of awards granted in any prior year that remain outstanding and unvested as of the covered year-end(d)	1,051,090
Add the fair value of awards granted and vested during the covered year(e)	—
Add (Subtract) change in fair value from prior year-end to vesting date of awards granted in any prior year that vested during the covered year(f)	636,270
Subtract fair value of awards granted in any prior year that were forfeited or failed to vest during the covered year	—
Add dividends on unvested awards paid during the covered year	—
Add incremental fair value of awards modified during the covered year	—
Compensation Actually Paid:	$16,345,262
(a)Service cost is actuarially determined for services rendered during the covered year.
(b)There were no plan amendments or initiations during the covered year.
(c)For Mr. Stewart in 2025, the value includes the fair value of the 2025 RSU awards, the portion of the 2024-2025 PSU replacement award related to the one-year 2025 performance period, the portion of the 2024-2026 PSU award related to the one-year 2025 performance

66	EXECUTIVE COMPENSATION
period, and the portions of the 2025-2027 PSU award related to the one-year 2025 performance period and three-year performance period ending December 31, 2027.
(d)For Mr. Stewart in 2025, the value includes the change in fair value of 2/3 of the 2024 RSU award, 1/2 of the 2024-2025 PSU award with respect to the 2024 performance period, and the portions of the 2024-2026 PSU award related to the one-year 2024 performance period and three-year performance period ending December 31, 2026. The values do not necessarily correspond to the actual value that will be received by Mr. Stewart upon vesting.
(e)For Mr. Stewart in 2025, there were no awards granted and vested in the covered year.
(f)For Mr. Stewart in 2025, the value includes the one-year 2024 RSU award, 1/3 of the 2024 RSU award, and the one-year 2024 PSU replacement award.
(3)The following table sets forth the adjustments made to the Average SCT Total for Non-PEO NEOs during 2025 to determine the average CAP to the Non-PEO NEOs, with “fair value” calculated in accordance with ASC Topic 718 as of the end of the specified period:

COVERED YEAR 2025
Average SCT Total for non-PEO NEOs	$4,348,662
Deduct aggregate change in actuarial present value of accumulated benefit under pension plans reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the SCT	(452,830)
Add “service cost” for pension plans(a)	161,769
Add “prior service cost” for pension plans(b)	—
Deduct amounts reported under “Stock Awards” Column of the SCT	(1,153,546)
Deduct amounts reported under “Option Awards” Column of the SCT	—
Add the fair value of awards granted in the covered year that remain outstanding and unvested as of covered year-end(c)	980,402
Add (Subtract) change in fair value of awards granted in any prior year that remain outstanding and unvested as of the covered year-end(d)	(101,595)
Add the fair value of awards granted and vested during the covered year(e)	73,748
Add (Subtract) change in fair value from prior year-end to vesting date of awards granted in any prior year that vested during the covered year(f)	8,800
Subtract fair value of awards granted in any prior year that were forfeited or failed to vest during the covered year	—
Add dividends on unvested awards paid during the covered year	—
Add incremental fair value of awards modified during the covered year	—
Compensation Actually Paid:	$3,865,410
(a)Service cost is actuarially determined for services rendered during the covered year.
(b)There were no plan amendments or initiations during the covered year.
(c)For 2025, the value includes the fair value of the 2025 RSU awards, the portions of the 2025-2027 PSU award related to the one-year 2025 performance period and three-year performance period ending December 31, 2027, the portion of the 2024-2026 PSU award related to the one-year 2025 performance period, and 1/3 of the 2023-2025 PSU award with respect to the one-year 2025 performance period. The values do not necessarily correspond to the actual value that will be received by the executive officers upon vesting.
(d)For 2025, the value includes the change in fair value of 2/3 of the 2024 RSU awards, the full 2023 RSU awards and the portions of the 2024-2026 PSU award related to the one-year 2024 performance period and three-year performance period ending December 31, 2026. The values do not necessarily correspond to the actual value that will be received by the executive officers upon vesting.
(e)For 2025, the value includes 1/3 of the 2023-2025 PSU award with respect to the 2025 performance period.
(f)For 2025, the value includes 1/3 of the 2024 RSU award, the full 2022 RSU award, and 2/3 of the 2023-2025 PSU award with respect to the 2023 and 2024 performance periods.
(4)Dow Jones US Auto Parts Index
(5)The figures in this column have been updated to reflect revisions to our previously issued 2022, 2023 and 2024 annual and interim financial statements.
(6)We determined total segment operating income (SOI) to be the most important financial performance measure used to link company performance to Compensation Actually Paid to our NEOs in 2025 and 2024. Total Segment Operating Income is the sum of the individual strategic business units’ (SBUs’) Segment Operating Income as determined in accordance with U.S. GAAP. This performance measure may not have been the most important financial performance measure for prior years, and we may determine a different financial performance measure to be the most important financial performance measure in future years.

EXECUTIVE COMPENSATION	67
RELATIONSHIP BETWEEN PAY AND PERFORMANCE
The Pay versus Performance Table demonstrates the strong link between Compensation Actually Paid (CAP) and Company performance.
The following table illustrates the value of our CEO and other NEOs’ CAP and the Company’s TSR.
COMPENSATION ACTUALLY PAID AND COMPANY TSR

CEO CAP	Non-CEO CAP	TSR
The following table illustrates the value of our CEO and other NEOs’ CAP and net income:
COMPENSATION ACTUALLY PAID AND NET INCOME

CEO CAP	Non-CEO CAP	Net Income

The following table illustrates the value of our CEO and other NEOs’ CAP and the Company’s SOI (Company-Selected Measure):
COMPENSATION ACTUALLY PAID AND SOI

CEO CAP	Non-CEO CAP	SOI
The following table compares the Company’s TSR to the Peer Group TSR:
COMPANY TSR AND PEER GROUP TSR

Company TSR	Peer Group TSR

68	EXECUTIVE COMPENSATION
REQUIRED TABULAR DISCLOSURE OF MOST IMPORTANT MEASURES
The items listed below represent the most important financial metrics we used to determine executive compensation for 2025 as further described in our Compensation Discussion and Analysis within the sections titled “Annual Compensation” and “Long-Term Compensation.”
MOST IMPORTANT PERFORMANCE MEASURES FOR DETERMINING NEO PAY
•SOI
•SOI Margin
•Free Cash Flow
•Adjusted Net Income
•Cash Flow Return on Capital
•Relative TSR versus Comparison Group

COMPENSATION RECOVERY DETERMINATION
During 2025, we identified accounting errors in our previously issued financial statements related to our historical computation of currency remeasurement of our foreign operations in Turkey after its designation as a highly inflationary economy. The identified errors impacted our previously issued 2022, 2023 and 2024 annual and interim financial statements. We revised the prior period amounts to correct the errors in our quarterly report on Form 10-Q for the quarter ended June 30, 2025.
The revision required a recovery analysis of incentive-based compensation under our Compensation Recovery Policy (“Clawback Policy”). The Clawback Policy applies to incentive compensation received by covered executives on or after October 2, 2023 (i.e., 2023 and 2024 annual incentive plan awards and certain long-term incentive awards). The Compensation Committee reviewed the restated financial statements and determined that the revision had no recovery impact under the Clawback Policy because none of the applicable financial reporting metrics were impacted by the revision. The metrics were established, and achievement measured, excluding foreign exchange, as permitted under the terms of our annual and long-term incentive plans. The Compensation Committee also determined that the revision did not impact the actual TSR achieved with respect to the relative TSR modifier for the long-term awards.

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PRINCIPAL ACCOUNTANT FEES AND SERVICES
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as Goodyear’s independent registered public accounting firm for the fiscal year ending December 31, 2026. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
The following table presents fees and expenses for services rendered by PwC for fiscal 2025 and 2024.

(IN THOUSANDS)	2025	2024
Audit Fees and Expenses(1)	$11,680	$ 11,874
Audit-Related Fees and Expenses(2)	277	208
Tax Fees and Expenses(3)	790	865
All Other Fees and Expenses(4)	2	186
Total	$12,749	$ 13,133
(1)Audit fees and expenses represent fees and expenses for professional services provided in connection with the audit of our financial statements and the effectiveness of internal control over financial reporting, the review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.
(2)Audit-related fees and expenses consist primarily of accounting consultations and other related services.
(3)Tax fees and expenses consist primarily of assistance in the preparation of international tax returns and consultations on various tax matters worldwide.
(4)All other fees and expenses principally include fees related to advisory services.
All audit, audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Pre-Approval Policy provides for pre-approval of audit, audit-related, tax and all other fees on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. Under the policy, the Audit Committee delegates pre-approval authority to the Chairperson of the Committee. The Chairperson is to report any such pre-approval decisions to the Audit Committee at its next scheduled meeting.

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REPORT OF THE AUDIT COMMITTEE
Management has the primary responsibility for the integrity of Goodyear’s financial information and the financial reporting process, including the system of internal control over financial reporting. PricewaterhouseCoopers LLP (“PwC”), Goodyear’s independent registered public accounting firm, is responsible for conducting independent audits of Goodyear’s financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and PwC.
As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of Goodyear’s internal control over financial reporting with management and PwC. The Audit Committee also has discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC their independence from Goodyear.
Based on the review and discussions with management and PwC referred to above, the Audit Committee has recommended to the Board of Directors that Goodyear include the audited consolidated financial statements of Goodyear and subsidiaries for the year ended December 31, 2025 in Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2025 and in its 2025 Annual Report to Shareholders.
THE AUDIT COMMITTEE
ROGER J. WOOD, CHAIRPERSON
WERNER GEISSLER
JOHN E. MCGLADE
MAX H. MITCHELL
HERA SIU
JASON J. WINKLER

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Proposal 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Your Board of Directors unanimously recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026 (Proposal 3).

The Audit Committee of the Board has the ultimate authority and responsibility to directly appoint, retain, compensate, oversee, evaluate, and, where appropriate, terminate the independent accountants. The Audit Committee has appointed PwC as the independent registered public accounting firm to audit Goodyear’s consolidated financial statements as of and for the fiscal year ending December 31, 2026 and its internal control over financial reporting as of December 31, 2026. During fiscal year 2025, PwC served as Goodyear’s independent registered public accounting firm and also provided audit-related, tax and other services. See “Principal Accountant Fees and Services” above.
PwC and its predecessor firms have been our independent auditors since 1898. The Audit Committee believes that our long-term engagement of PwC has several benefits:
•Improved audit quality due to PwC’s in-depth understanding of our global business, accounting policies, practices and systems, and internal controls.
•Improved audit efficiency and effectiveness due to PwC’s familiarity with the Company, which also results in a lower fee structure.
•Elimination of time and expense inherent in on-boarding a new independent auditor.
The Audit Committee engages in an annual evaluation of the independent auditor’s qualifications, performance and independence and periodically considers the advisability and potential impact of selecting a different independent registered public accounting firm. In accordance with SEC rules and PwC’s policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. We select the Company’s lead audit partner pursuant to this rotation policy following meetings between the Chairperson of the Audit Committee and candidates for that role, as well as discussion by the full Committee and with management.
The members of the Audit Committee believe that the continued retention of PwC to serve as Goodyear’s independent registered public accounting firm is in the best interests of Goodyear and its shareholders. As a result, the following resolution will be presented by the Board of Directors at the Annual Meeting:
“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2026 is hereby ratified.”
Ratification of the appointment of PwC requires the affirmative vote of a majority of our outstanding Common Stock. In the event the appointment of PwC is not ratified by the shareholders, the adverse vote will be deemed to be an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for 2027.

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BENEFICIAL OWNERSHIP OF COMMON STOCK
BENEFICIAL OWNERSHIP OF COMMON STOCK
The persons identified in the table below have reported that they beneficially owned more than 5% of the outstanding shares of the Common Stock as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES OF COMMON STOCK BENEFICIALLY OWNED		PERCENT OF COMMON STOCK OUTSTANDING BENEFICIALLY OWNED
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	32,825,572	(1)	11.5%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	29,095,385	(2)	10.2%
Wellington Management Group LLP 280 Congress Street Boston, MA 02210	25,253,689	(3)	8.8%
Dimensional Fund Advisors LP 6300 Bee Cave Rd., Building One Austin, TX 78746	16,501,512	(4)	5.8%
(1)At June 30, 2025, sole voting power in respect of 31,891,617 shares and sole dispositive power in respect of 32,825,572 shares, as stated in a Schedule 13G/A filed with the SEC on July 18, 2025.
(2)At December 29, 2023, shared voting power in respect of 257,679 shares, sole dispositive power in respect of 28,532,612 shares and shared dispositive power in respect of 562,773 shares, as stated in a Schedule 13G/A filed with the SEC on February 13, 2024.
(3)At September 30, 2024, shared voting power in respect of 20,394,105 shares and shared dispositive power in respect of 25,253,689 shares, as stated in a Schedule 13G/A filed with the SEC on November 8, 2024.
(4)At December 29, 2023, sole voting power in respect of 16,180,147 shares and sole dispositive power in respect of 16,501,512 shares, as stated in a Schedule 13G/A filed with the SEC on February 9, 2024.
In addition, The Northern Trust Company, 333 S. Wabash Avenue, Chicago, Illinois 60604, has indicated that at the record date it held 3,179,168 shares, or approximately 1.1% of the outstanding shares, of Common Stock as the trustee of various employee savings plans sponsored by Goodyear.

BENEFICIAL OWNERSHIP OF COMMON STOCK	73
OWNERSHIP OF DIRECTORS AND MANAGEMENT
On February 17, 2026, each director and nominee, each named executive officer, and all directors, nominees and executive officers as a group, beneficially owned the number of shares of Common Stock set forth in the table below.

	BENEFICIAL OWNERSHIP AT FEBRUARY 17, 2026(1)
NAME	SHARES OF COMMON STOCK OWNED DIRECTLY(2)	SHARES OF COMMON STOCK HELD IN SAVINGS PLAN(3)	SHARES OF COMMON STOCK SUBJECT TO EXERCISABLE OPTIONS(4)	DEFERRED SHARE EQUIVALENT UNITS AND RESTRICTED STOCK UNITS		PERCENT OF CLASS
NORMA B. CLAYTON	—	—	—	86,616	(5)	*
JAMES A. FIRESTONE	—	—	—	183,062	(5)	*
WERNER GEISSLER	50,000	—	—	153,636	(5)	*
JULIE M. HAMILTON	—	—	—	—		*
JOSEPH R. HINRICHS	—	—	—	38,555	(5)	*
LAURETTE T. KOELLNER	26,000	—	—	137,599	(5)	*
KARLA R. LEWIS	—	—	—	69,850	(5)	*
JOHN E. MCGLADE	31,408	—	—	135,444	(5)	*
MAX H. MITCHELL	67,000	—	—	54,070	(5)	*
HERA K. SIU	—	—	—	91,432	(5)	*
MICHAEL R. WESSEL	—	—	—	192,944	(5)	*
JASON J. WINKLER	100,000	—	—	28,465	(5)	*
ROGER J. WOOD	—	—	—	38,555	(5)	*
MARK W. STEWART	456,129	—	—	474,168	(6)	*
CHRISTINA L. ZAMARRO	75,109	549	25,000	316,830	(6)	*
DONALD METZELAAR	—	—	—	75,994	(6)	*
DAVID E. PHILLIPS	31,633	—	150,000	105,360	(6)	*
CHRISTOPHER P. HELSEL	103,322	—	150,000	101,757	(6)	*
All directors, nominees, named executive officers and all other executive officers as a group (22 persons)	1,071,453	549	475,000	2,493,477		*
*    Less than 1%
(1)The number of shares indicated as beneficially owned by each of the directors, nominees and named executive officers, and by all directors, nominees and executive officers as a group, and the percentage of Common Stock outstanding beneficially owned by each person and the group, has been determined in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934.
(2)Unless otherwise indicated in a subsequent note, each person named and each member of the group has voting and investment power with respect to the shares of Common Stock shown.
(3)Shares held in trust under Goodyear’s Employee Savings Plan for Salaried Employees.
(4)Shares that may be acquired upon the exercise of options which are exercisable on or prior to April 18, 2026.
(5)Deferred share equivalent units and restricted stock units, each equivalent to a share of Common Stock, accrued to accounts of the director under Goodyear’s Outside Directors’ Equity Participation Plan. Deferred share equivalent units are payable in cash, and restricted stock units are payable in Common Stock. See “Director Compensation Table” at page 62.
(6)Restricted stock units, each equivalent to a share of Common Stock, that vest and convert into shares of Common Stock following a specified service period.

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RELATED PERSON TRANSACTIONS
During 2025, Goodyear and its subsidiaries, in the ordinary course of their business and at competitive prices and terms, made sales to or purchases from, or engaged in other transactions with, corporations of which certain Goodyear directors are directors and/or executive officers. Goodyear does not consider the transactions to be material to its business and believes such transactions were not material in relation to the business of such other corporations or the interests of the directors concerned.
On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Under the “Board of Directors and Executive Officers Conflict of Interest Policy,” directors and executive officers are expected to promptly disclose actual and potential conflicts of interest to Goodyear’s Chief Legal Officer, who may consult with the Chairperson of the Governance Committee on matters of interpretation of the policy. Any waivers of the policy are required to be approved by the Board of Directors, and any such waivers will be promptly disclosed to shareholders.

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GENERAL INFORMATION
Goodyear’s executive offices are located at:
200 Innovation Way
Akron, Ohio 44316-0001
Our telephone number is: 330-796-2121
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Goodyear to be voted at the Annual Meeting, and at any adjournments thereof, for the purposes set forth in the accompanying notice.
Our Annual Report to Shareholders for the year ended December 31, 2025 is enclosed with this Proxy Statement. The Annual Report is not considered part of the proxy solicitation materials.
SHARES VOTING
Holders of Common Stock at the close of business on the record date are entitled to notice of, and to vote the shares of Common Stock they hold on the record date at, the Annual Meeting. As of the close of business on the record date, there were 286,517,237 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.
VOTE REQUIRED
In accordance with Goodyear’s Articles of Incorporation, a director nominee must receive, in an uncontested election of directors, a greater number of votes cast “for” his or her election than “against” his or her election. You may not vote cumulatively in the election of directors.
Under Ohio law, an incumbent director who is not re-elected will continue in office as a “holdover” director until his or her successor is elected by a subsequent shareholder vote, or his or her earlier resignation, removal from office or death. In order to address “holdover” terms for any incumbent directors who fail to be re-elected under our majority vote standard, our Corporate Governance Guidelines provide that if a director nominee does not receive a majority affirmative vote, he or she will promptly offer his or her resignation as a director to the Board of Directors. Within 90 days, the Board will decide, after taking into account the recommendation of the Governance Committee (in each case excluding the nominee(s) in question), whether to accept the resignation. The Governance Committee and the Board may consider any relevant factors in deciding whether to accept a director’s resignation. The Board’s explanation of its decision shall be promptly disclosed in a filing with the SEC.
The affirmative vote of at least a majority of the shares of Common Stock outstanding on the record date is required for a management or shareholder proposal, other than an advisory vote, to be adopted at the Annual Meeting. When considering the results of advisory votes, the Board of Directors intends to consider only those votes actually cast at the Annual Meeting.
Abstentions and “broker non-votes,” which occur when your broker does not have discretionary voting authority on a matter and you do not provide voting instructions, have the same effect as votes against any proposal voted upon by shareholders but have no effect on the election of directors or advisory votes.

76	GENERAL INFORMATION

VOTE REQUIREMENTS
QUORUM	VOTING FOR PROPOSALS
To conduct business, at least a majority of shares entitled to vote must be represented, either in person or by proxy.
PROPOSAL 2 — Advisory Vote on Executive Compensation
Majority of votes actually cast at the meeting

PROPOSAL 3 — Ratification of Appointment of Independent Registered Public Accounting Firm
Majority of our outstanding Common Stock

VOTING FOR DIRECTOR NOMINEES To serve on the Board, a greater number of votes must be cast for the nominee’s election than against.
ATTENDING THE VIRTUAL ANNUAL MEETING
We will hold the Annual Meeting in a virtual meeting format only, with attendance via the internet. You will not be able to attend the Annual Meeting in person.
The Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/GT2026. In order to attend the Annual Meeting virtually, you will need to log-in using the control number found on your proxy card or voting instruction form that was mailed to you with this Proxy Statement. You may vote during the Annual Meeting by following the instructions available on the meeting website. In addition, you may submit questions and view the rules of conduct for the virtual Annual Meeting on the meeting website.
Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in “Voting of Proxy” on page 77.
ADJOURNED MEETING
The holders of a majority of shares represented at the meeting, whether or not a quorum is present, may adjourn the meeting. If the time and place of the adjourned meeting is announced at the time adjournment is taken, no other notice need be given.
VOTING SHARES HELD IN STREET NAME
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares. If you do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote only on matters deemed to be routine, such as the ratification of the selection of an accounting firm (Proposal 3). The election of directors (Proposal 1) and the executive compensation advisory vote (Proposal 2) are not considered to be routine matters, and your broker will not have discretion to vote on those matters unless you specifically instruct your broker to do so by returning your signed voting instruction card. If you do not provide voting instructions to your broker, your shares will not be voted for any director nominee or on any matter on which your broker does not have discretionary authority (resulting in a broker non-vote).

GENERAL INFORMATION	77
SAVINGS PLAN SHARES
A separate “Confidential Voting Instructions” card is being sent to each employee or former employee participating in the Goodyear Common Stock fund of certain employee savings plans. Shares of Common Stock held in the trusts for these plans will be voted by the trustee as instructed by the plan participants who participate in the Goodyear Common Stock fund. Shares held in the trusts for which voting instructions are not received will be voted by the trustee in the same proportion as it votes shares for which voting instructions were received from participants in the Goodyear Common Stock fund of the applicable trust.
VOTING OF PROXY
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 13, 2026:
The Proxy Statement, Proxy Card and Annual Report to Shareholders for the year ended December 31, 2025 are available at www.proxyvote.com.
David E. Phillips, Daniel T. Young and Christina L. Zamarro have been designated as proxies to vote shares of Common Stock in accordance with your instructions. You may give your instructions using the accompanying proxy card, via the internet or by telephone.
You may vote your shares using the internet by accessing the following web site: http://www.proxyvote.com or by making a toll-free telephone call within the United States of America or Canada using a touch-tone telephone to the toll-free number provided on your proxy card, or if you hold your shares in “street name,” on the voting instruction card provided by your broker, bank or nominee.
Your shares will be voted for the twelve nominees identified at pages 12 through 19, unless your instructions are to vote against any one or more of the nominees.
Your Board of Directors anticipates that all of the nominees named will be available for election. In the event an unexpected vacancy occurs, your proxy may be voted for the election of a new nominee designated by the Board of Directors.
Proxies received and not revoked prior to the Annual Meeting will be voted in favor of Proposals 2 and 3, unless your instructions are otherwise.
REVOCABILITY OF PROXY
You may revoke or revise your proxy (whether given by mail, via the internet or by telephone) by the delivery of a later proxy or by giving notice to Goodyear in writing or in open meeting. Your proxy revocation or revision will not affect any vote already taken. If you hold your shares in “street name” please refer to the information forwarded by your broker, bank or nominee who is considered the shareholder of record for procedures on revoking or changing your voting instructions.
CONFIDENTIALITY
Your vote will be confidential except (a) as may be required by law, (b) as may be necessary for Goodyear to assert or defend claims, (c) in the case of a contested election of director(s), or (d) at your express request.

78	GENERAL INFORMATION
SHAREHOLDERS SHARING THE SAME ADDRESS
Goodyear has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, Goodyear is delivering only one copy of the Annual Report and Proxy Statement to multiple shareholders who share the same address and have the same last name, unless Goodyear has received contrary instructions from an affected shareholder. This procedure reduces Goodyear’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.
Goodyear will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the Annual Report or Proxy Statement, you may write or call Goodyear’s Investor Relations Department at The Goodyear Tire & Rubber Company, 200 Innovation Way, Akron, Ohio 44316-0001, Attention: Investor Relations, telephone (330) 796-3751. You may also access Goodyear’s Annual Report and Proxy Statement on the Investor Relations section of Goodyear’s website at www.goodyear.com or at www.proxyvote.com.
If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the Annual Report or Proxy Statement in the future, please contact Broadridge Financial Solutions, either by calling toll free at (866) 540-7095 or by writing to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.
Any shareholders of record who share the same address and currently receive multiple copies of Goodyear’s Annual Report and Proxy Statement who wish to receive only one copy of these materials per household in the future should contact Goodyear’s Investor Relations Department at the address or telephone number listed above to participate in the householding program.
A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.
FORM 10-K
Goodyear will mail without charge, upon written request, a copy of Goodyear’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: The Goodyear Tire & Rubber Company, 200 Innovation Way, Akron, Ohio 44316-0001, Attn: Investor Relations. The Annual Report on Form 10-K is also available at www.goodyear.com.
COSTS OF SOLICITATION
The costs of soliciting proxies will be borne by Goodyear. Goodyear has retained D.F. King & Co., Inc., 28 Liberty Street, 53rd Floor, New York, New York 10005, to assist in distributing proxy materials and soliciting proxies for an estimated fee of $15,500, plus reimbursement of reasonable out-of-pocket expenses. D.F. King & Co. may solicit proxies from shareholders by mail, telephone or the internet. In addition, officers or other employees of Goodyear may, without additional compensation, solicit proxies in person or by telephone or the internet.

GENERAL INFORMATION	79
SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS
If a shareholder desires to have a proposal included in the proxy materials of the Board of Directors for the 2027 Annual Meeting of Shareholders, such proposal shall conform to the applicable proxy rules of the SEC concerning the submission and content of proposals, including Rule 14a-8 under the Securities Exchange Act of 1934, and must be received by Goodyear prior to the close of business on November 6, 2026. If an eligible shareholder, or a group of up to 20 eligible shareholders, desires to have a candidate for election as a director included in the proxy materials of the Board of Directors (a “proxy access nominee”) for the 2027 Annual Meeting of Shareholders, such nomination shall conform to the applicable requirements set forth in Article II, Section 2A of the Company’s Code of Regulations and any applicable regulations of the SEC concerning the submission and content of proxy access nominations, and must be submitted to the Secretary at the principal executive offices of the Company not earlier than October 7, 2026 and not later than the close of business on November 6, 2026. In addition, if a shareholder intends to present a proposal or other business (not including a proposal submitted for inclusion in our proxy materials pursuant to Rule 14a-8) or to nominate a candidate for election as a director (not including a proxy access nominee) at the 2027 Annual Meeting of Shareholders, the shareholder’s notice must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company not earlier than December 14, 2026 and not later than the close of business on January 13, 2027. If notice of a proposal or a director nomination is not received by the Company in accordance with the dates specified pursuant to Rule 14a-8 or in the Code of Regulations, as the case may be, then the proposal or director nomination will be deemed untimely and we will have the right to exclude the proposal or director nomination from consideration at the meeting and/or to exercise discretionary voting authority and vote proxies returned to us with respect to such proposal or director nomination. Shareholder proposals or director nominations should be sent to the executive offices of Goodyear, 200 Innovation Way, Akron, Ohio 44316-0001, Attention: Office of the Secretary.
For a proposal or director nomination to be properly presented at an annual meeting of shareholders, a shareholder must comply with the deadlines described in the preceding paragraph, as well as all of the other requirements of the Code of Regulations. Goodyear reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.
In addition, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide written notice that sets forth all information required by Rule 14a-19 to the attention of the Office of the Secretary no later than February 12, 2027 (or, if the 2027 Annual Meeting is called for a date that is not within 30 calendar days of the anniversary of the date of the 2026 Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2027 Annual Meeting or by the close of business on the 10th calendar day following the day on which public announcement of the date of the 2027 Annual Meeting is first made).
OTHER BUSINESS
Your Board of Directors does not intend to bring any other business before the Annual Meeting and is not aware of any other business intended to be presented by any other person.
After the conclusion of the matters described above, shareholders will have an opportunity to ask appropriate questions regarding Goodyear and its operations.
If any other matters properly come before the Annual Meeting, your proxy will be voted by Mr. Phillips, Mr. Young or Ms. Zamarro in such manner as they, in their discretion, deem appropriate.
March 6, 2026
By Order of the Board of Directors
Daniel T. Young
Secretary

80
EXHIBIT A
USE OF FORWARD-LOOKING STATEMENTS
FORWARD-LOOKING INFORMATION—SAFE HARBOR STATEMENT
Certain information in this Proxy Statement (other than historical data and information) may constitute forward-looking statements regarding events and trends that may affect our future operating results and financial position. The words “estimate,” “expect,” “intend” and “project,” as well as other words or expressions of similar meaning, are intended to identify forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Proxy Statement. Such statements are based on current expectations and assumptions, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including:
•if we do not successfully implement our strategic initiatives, our operating results, financial condition and liquidity may be materially adversely affected;
•our ongoing obligations to the purchasers of our OTR tire business, the Dunlop brand and our chemical business may disrupt our current and future plans or operations;
•we face significant global competition and our market share could decline;
•our capital expenditures may not be adequate to maintain our competitive position and may not be implemented in a timely or cost-effective manner;
•raw material, energy and transportation cost increases may materially adversely affect our operating results and financial condition;
•we have experienced inflationary cost pressures, including with respect to wages, benefits and energy costs, that may materially adversely affect our operating results and financial condition;
•if we experience a labor strike, work stoppage, labor shortage or other similar event at the Company or its joint ventures, our business, results of operations, financial condition and liquidity could be materially adversely affected;
•we have been, and may continue to be, negatively impacted by changes in tariffs, trade agreements or trade restrictions on imported tires, raw materials and other goods or equipment;
•delays or disruptions in our supply chain or in the provision of services, including utilities, to us could result in increased costs or disruptions in our operations;
•a prolonged economic downturn or economic uncertainty could adversely affect our business and results of operations;
•deteriorating economic conditions in any of our major markets, or an inability to access capital markets or third-party financing when necessary, may materially adversely affect our operating results, financial condition and liquidity;
•our international operations have certain risks that may materially adversely affect our operating results, financial condition and liquidity;
•we have foreign currency translation and transaction risks that may materially adversely affect our operating results, financial condition and liquidity;
•financial difficulties, work stoppages, labor shortages, supply disruptions or economic conditions affecting our major OE customers, dealers or suppliers could harm our business;
•our long-term ability to meet our obligations, to repay maturing indebtedness or to implement strategic initiatives may be dependent on our ability to access capital markets in the future and to improve our operating results;
•we have a substantial amount of debt, which could restrict our growth, place us at a competitive disadvantage or otherwise materially adversely affect our financial health;
•any failure to be in compliance with any material provision or covenant of our debt instruments, or a material reduction in the borrowing base under our first lien revolving credit facility, could have a material adverse effect on our liquidity and operations;

EXHIBIT A	81
•our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly;
•we have substantial fixed costs and, as a result, our operating income fluctuates disproportionately with changes in our net sales;
•we may incur significant costs in connection with our contingent liabilities and tax matters;
•our reserves for contingent liabilities and our recorded insurance assets are subject to various uncertainties, the outcome of which may result in our actual costs being significantly higher than the amounts recorded;
•environmental issues, including climate change, or legal, regulatory or market measures to address environmental issues, may negatively affect our business and operations and cause us to incur significant costs;
•we are subject to extensive government regulations that may materially adversely affect our operating results;
•we may be adversely affected by any disruption in, or failure of, our information technology systems due to computer viruses, unauthorized access, cyber-attack, natural disasters or other similar disruptions;
•we may not be able to protect our intellectual property rights adequately;
•if we are unable to attract and retain key personnel, our business could be materially adversely affected; and
•we may be impacted by economic and supply disruptions associated with events beyond our control, such as war, including the current conflicts between Russia and Ukraine and in the Middle East, acts of terror, political unrest, public health concerns, labor disputes or natural disasters.
It is not possible to foresee or identify all such factors. We will not revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.

82
EXHIBIT B
USE OF NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF SEGMENT OPERATING INCOME

YEAR ENDED
DECEMBER 31,
(IN MILLIONS)	2025
Total Segment Operating Income	$1,057
Less:
Goodwill Impairment	674
Rationalizations	194
Interest Expense	445
Other Expense	288
Net (Gain) Loss on Asset Sales	(816)
Asset Write-Offs, Accelerated Depreciation, and Accelerated Lease Costs, net	160
Corporate Incentive Compensation Plans	69
Retained Expenses of Divested Operations	13
Other	163
Income (Loss) before Income Taxes	$(133)
United States and Foreign Tax Expense	1,567
Less: Minority Shareholders' Net Income	21
Goodyear Net Income (Loss)	$(1,721)

2025 WORLD'S MOST ETHICAL COMPANIES® ™

ETHISPHERE

2-TIME HONOREE

THE GOODYEAR TIRE &
RUBBER COMPANY

200 Innovation Way
Akron, Ohio 44316

Goodyear is one of the world's leading manufacturers of tires with operations in most regions of the world. Goodyear develops, manufactures, distributes and sells tires for most applications. Goodyear is one of the world's largest operators of commercial truck service and tire retreading centers. It operates approximately 750 retail outlets where it offers its products for sale to consumer and commercial customers and provides repair and other services. Goodyear manufactures its products in 49 manufacturing facilities in 19 countries, including the United States. It has marketing operations in almost every country around the world. It employs approximately 63,000 full-time and temporary associates worldwide.

GOODYEAR

C/O COMPUTERSHARE TRUST COMPANY, N.A.
P.O. BOX 43078
PROVIDENCE, RI 02940-3078

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 12, 2026. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GT2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 12, 2026. Have your voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Goodyear Tire & Rubber Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote via the Internet or by phone,
please do not mail your card.
Your vote is important. Please vote immediately.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V85684-P42699

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GOODYEAR TIRE & RUBBER COMPANY

The Board of Directors recommends that you vote FOR the election of all Nominees.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Norma B. Clayton	☐	☐	☐
1b. James A. Firestone	☐	☐	☐
1c. Julie M. Hamilton	☐	☐	☐
1d. Joseph R. Hinrichs	☐	☐	☐
1e. Laurette T. Koellner	☐	☐	☐
1f. Karla R. Lewis	☐	☐	☐
1g. Max H. Mitchell	☐	☐	☐
1h. Hera Siu	☐	☐	☐
1i. Mark W. Stewart	☐	☐	☐
1j. Michael R. Wessel	☐	☐	☐
1k. Jason J. Winkler	☐	☐	☐
1l. Roger J. Wood	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2 and 3:	**For**	**Against**	**Abstain**
2. Advisory vote to approve executive compensation.	☐	☐	☐
3. Ratification of appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm.	☐	☐	☐

Please sign name exactly as it appears above. Each joint owner should sign. Please indicate title if you are signing as executor, administrator, trustee, custodian, guardian or corporate officer.

The undersigned hereby acknowledges receipt of the Notice of 2026 Annual Meeting of Shareholders and Proxy Statement.

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Annual Meeting of Shareholders

The Goodyear Tire & Rubber Company

April 13, 2026
4:30 P.M.

Virtual Shareholder Meeting

WWW.VIRTUALSHAREHOLDERMEETING.COM/GT2026

PLEASE VOTE — YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2026 Notice and Proxy Statement and 2025 Annual Report are available at www.proxyvote.com.

V85685-P42699

GOODYEAR

THE GOODYEAR TIRE & RUBBER COMPANY

PROXY FOR 2026 ANNUAL MEETING OF SHAREHOLDERS

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a holder (or designated proxy) of shares of the Common Stock of The Goodyear Tire & Rubber Company, hereby appoints David E. Phillips, Christina L. Zamarro and Daniel T. Young and each or any of them, the proxies or proxy of the undersigned, with full power of substitution, to represent the undersigned, and to vote all of the shares of Common Stock that the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held in a virtual format at www.virtualshareholdermeeting.com/GT2026 on Monday, April 13, 2026, at 4:30 P.M., Eastern time, and at any and all adjournments thereof; with the power to vote said shares for the election of twelve Directors of the Company, upon the other matters listed on the reverse side hereof and upon all other matters as may properly come before the meeting or any adjournment thereof. This Proxy is given and is to be construed according to the laws of the State of Ohio.

If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors and FOR proposals 2 and 3.

If you plan to attend the 2026 ANNUAL MEETING, please mark the box indicated on the reverse side.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

GOODYEAR

C/O COMPUTERSHARE TRUST COMPANY, N.A.
P.O. BOX 43078
PROVIDENCE, RI 02940-3078

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 8, 2026. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GT2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 8, 2026. Have your voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Goodyear Tire & Rubber Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote via the Internet or by phone,
please do not mail your card.
Your vote is important. Please vote immediately.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V85686-P42699 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GOODYEAR TIRE & RUBBER COMPANY

The Board of Directors recommends that you vote FOR the election of all Nominees.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Norma B. Clayton	☐	☐	☐
1b. James A. Firestone	☐	☐	☐
1c. Julie M. Hamilton	☐	☐	☐
1d. Joseph R. Hinrichs	☐	☐	☐
1e. Laurette T. Koellner	☐	☐	☐
1f. Karla R. Lewis	☐	☐	☐
1g. Max H. Mitchell	☐	☐	☐
1h. Hera Siu	☐	☐	☐
1i. Mark W. Stewart	☐	☐	☐
1j. Michael R. Wessel	☐	☐	☐
1k. Jason J. Winkler	☐	☐	☐
1l. Roger J. Wood	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2 and 3:	**For**	**Against**	**Abstain**
2. Advisory vote to approve executive compensation.	☐	☐	☐
3. Ratification of appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm.	☐	☐	☐

Authorization: I acknowledge receipt of the Notice of 2026 Annual Meeting of Shareholders and Proxy Statement. I hereby instruct the trustee to vote by proxy, in the form solicited by the Board of Directors, the number of full shares in this Plan account(s) as specified above, or, if not specified above, as recommended by the Board of Directors.

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Annual Meeting of Shareholders

The Goodyear Tire & Rubber Company

April 13, 2026
4:30 p.m.

Virtual Shareholders Meeting

www.virtualshareholdermeeting.com/GT2026

PLEASE VOTE — YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2026 Notice and Proxy Statement and 2025 Annual Report are available at www.proxyvote.com.

V85687-P42699

GOODYEAR

CONFIDENTIAL VOTING INSTRUCTIONS 2026 ANNUAL MEETING OF SHAREHOLDERS
FOR EMPLOYEE SAVINGS AND OTHER PLANS
Solicited on Behalf of the Board of Directors
April 13, 2026

The proxy soliciting materials furnished by the Board of Directors of The Goodyear Tire & Rubber Company in connection with the Annual Meeting of Shareholders to be held on Monday, April 13, 2026, are delivered herewith.

Under each employee savings or similar plan in which you participate, you have the right to give written instructions to the trustee for such plan to vote as you specify the number of full shares of Common Stock of The Goodyear Tire & Rubber Company representing your proportionate interest in each such plan on February 17, 2026.

As a participant in and a named fiduciary (i.e., the responsible party identified in the voting section of each Plan Document) under an employee savings plan or other similar plan, you have the right to direct The Northern Trust Company, as trustee, how to vote the shares of Common Stock of The Goodyear Tire & Rubber Company allocated to this account under such plan as well as a portion of any shares for which no timely voting instructions are received from other participants. Each savings plan provides that the trustee will vote the shares for which voting instructions have not been received in the same proportion as it votes the shares for which it has received such instructions unless to do so would be inconsistent with the trustee's duties. If you wish to have the shares allocated to this account under the plan as well as a portion of any shares for which no timely voting instructions are received from other participants voted by the trustee in accordance with your instructions, please sign the authorization on the reverse side of this card and return it in the enclosed envelope or give your instructions by telephone or via the Internet.

I hereby instruct the trustee to vote (or cause to be voted) all shares of Common Stock of The Goodyear Tire & Rubber Company credited to this account under each plan on February 17, 2026, at the Annual Meeting of Shareholders to be held on April 13, 2026, and at any adjournment thereof as indicated on the reverse side hereof and upon all other matters as may properly come before the meeting or any adjournment thereof.

Unless otherwise specified on the reverse side, if you give your instructions by signing and returning this card, or by telephone or via the Internet, the Trustee will vote FOR the election of Directors and FOR proposals 2 and 3.

If you plan to attend the 2026 ANNUAL MEETING, please mark the box indicated on the reverse side.

THIS CONFIDENTIAL VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.
PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.